UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒ Definitive Proxy Statement

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☐ Soliciting Material Pursuant to § 240.14a-12

The First Years Inc.

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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August 4, 2004

Dear Stockholder:

You are cordially invited to attend a special meeting of stockholders of The First Years Inc. to be held at the offices of Goodwin Procter LLP, 53 State Street, Boston, Massachusetts, on Tuesday, September 14, 2004, at 10:00 a.m., local time. At the special meeting, you will be asked to consider and vote upon a proposal to adopt and approve an Agreement and Plan of Merger, dated as of June 4, 2004, which provides for the merger of a wholly-owned subsidiary of RC2 Corporation with and into The First Years. If the merger is completed, each outstanding share of our common stock will be converted into the right to receive $18.60 in cash, without interest. You should carefully read the merger agreement, a copy of which is attached as Appendix A to the accompanying proxy statement. The affirmative vote of holders of two-thirds of the shares of our common stock outstanding and entitled to vote at the special meeting is necessary to approve the merger agreement. Holders of approximately 23.9% of these shares have already agreed with RC2 to vote in favor of the adoption and approval of the merger agreement.

A special committee of our board of directors, consisting of four independent directors, was formed to consider and evaluate potential strategic alternatives for our company, including the merger. The special committee unanimously recommended to our board the adoption and approval of the merger agreement. Our board of directors, based on the recommendation of the special committee, unanimously adopted and approved the merger agreement and determined that the merger agreement is advisable and that the terms of the merger agreement and the transactions contemplated by the merger agreement are fair to and in the best interests of our stockholders, and accordingly recommends that our stockholders vote to adopt and approve the merger agreement.

The accompanying proxy statement provides you with a summary of the merger agreement and additional information about the parties involved and their interests. If the merger agreement is approved by the requisite holders of our common stock, the closing of the merger will occur as soon after the special meeting as all of the other conditions to the closing of the merger are satisfied or waived.

Please give all of this information your careful attention. Whether or not you plan to attend the special meeting, you are requested to promptly complete, sign and date the enclosed proxy card and return it in the envelope provided or to vote your shares over the Internet or by telephone. This will not prevent you from voting your shares in person if you subsequently choose to attend the special meeting.

Sincerely,

Ronald J. Sidman

Chairman, President and

Chief Executive Officer

IMPORTANT

Your vote is important regardless of the number of shares you own. Please sign, date and mail your proxy card at your earliest convenience. No postage is required if mailed in the United States. You also may vote your shares over the Internet or by telephone.

Stockholders with questions or requiring assistance voting their shares may call D.F. King & Co., Inc., which is assisting us, toll-free at 1-800-859-8508.

THE FIRST YEARS INC.

One Kiddie Drive

Avon, Massachusetts 02322

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held On Tuesday, September 14, 2004

To the Stockholders of

The First Years Inc.:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of The First Years Inc., a Massachusetts corporation, will be held at the offices of Goodwin Procter LLP, 53 State Street, Boston, Massachusetts, on Tuesday, September 14, 2004, at 10:00 a.m., local time, for the following purposes:

1. To consider and vote upon a proposal to adopt and approve the Agreement and Plan of Merger, dated as of June 4, 2004, by and among The First Years, RC2 Corporation and RBVD Acquisition Corp., a wholly-owned subsidiary of RC2, which provides for the merger of RBVD with and into The First Years, with The First Years being the surviving corporation. A copy of the merger agreement is attached as Appendix A to the accompanying proxy statement;

2. To consider and vote upon a proposal to approve one or more adjournments of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting, or at any adjournment or postponement of that meeting, to approve the merger agreement proposal; and

3. To consider and act upon any other business as may properly come before the special meeting and any adjournments or postponements of that meeting.

Only holders of record of our common stock at the close of business on August 3, 2004, are entitled to notice of and to vote at the special meeting and any adjournments or postponements of that meeting. A form of proxy and a proxy statement containing more detailed information with respect to matters to be considered at the special meeting accompany and form a part of this notice.

The First Years has concluded that you are not entitled to assert dissenters’ or appraisal rights in connection with the proposed merger under the Massachusetts Business Corporation Act.

Your vote is important regardless of the number of shares of our common stock that you hold. To assure that your shares are represented at the special meeting, please complete, date and sign the enclosed proxy card and mail it promptly in the postage-paid envelope provided or vote your shares over the Internet or by telephone, whether or not you plan to attend the special meeting in person. You may revoke your proxy in the manner described in the accompanying proxy statement at any time before it is voted at the special meeting. The method by which you vote will not limit your right to vote at the special meeting if you later decide to attend in person.

BY ORDER OF THE BOARD OF DIRECTORS

Evelyn Sidman

Secretary

August 4, 2004

Important

Please note that due to security procedures, you will be required to show a form of picture identification to gain access to the offices of Goodwin Procter LLP if you plan to attend the special meeting.

Please do not send your stock certificates at this time. If the merger is completed, we will send you instructions regarding the surrender of your stock certificates.

i

ii

THE FIRST YEARS INC.

One Kiddie Drive

Avon, Massachusetts 02322

PROXY STATEMENT

Special Meeting of Stockholders

To Be Held On Tuesday, September 14, 2004

SUMMARY TERM SHEET

This summary term sheet summarizes the material information in this proxy statement and may not contain all of the information that is important to you. To understand the merger fully, you should carefully read this entire document, as well as the other documents to which we refer you, including the merger agreement attached as Appendix A. See “Where You Can Find More Information” on page 55. We have included page references in parentheses to direct you to a more complete description of the topics presented in this summary. This proxy statement is first being mailed to our stockholders on or about August 4, 2004.

Parties to the Merger (Page 13)

•    The First Years Inc. We are a Massachusetts corporation that is a worldwide marketer of quality innovative products for infants and toddlers. Our principal executive offices are located at One Kiddie Drive, Avon, Massachusetts 02322, and the telephone number of our offices is (508) 588-1220.

•    RC2 Corporation. RC2 Corporation, a Delaware corporation, is a designer, producer and marketer of high-quality, innovative collectibles and toys targeted at adult collectors and children. The principal executive offices of RC2 are located at 1111 West 22nd Street, Suite 320, Oak Brook, Illinois 60523, and the telephone number of its offices is (630) 573-7200.

•    RBVD Acquisition Corp. RBVD Acquisition Corp. is a Massachusetts corporation recently formed by RC2 for the purpose of completing the merger. RBVD will be merged out of existence at the effective time of the merger. The principal executive offices of RBVD are located at 1111 West 22nd Street, Suite 320, Oak Brook, Illinois 60523, and the telephone number of its offices is (630) 573-7200.

The Merger and Related Transactions (Page 14)

•    We signed a merger agreement with RC2 and RBVD on June 4, 2004. The merger agreement provides for the merger of RBVD with and into The First Years, with The First Years being the surviving corporation. Following the merger, we will be a wholly-owned subsidiary of RC2.

•    At the effective time of the merger, each outstanding share of our common stock will be converted automatically into the right to receive $18.60 in cash, without interest.

•    After completion of the merger, the holders of our common stock will have no continuing equity interest in our company, and will not share in our future earnings, dividends or growth, if any. In addition, after the merger has been completed, our common stock will no longer be listed on NASDAQ or registered with the Securities and Exchange Commission.

Recommendations of Our Board of Directors and the Special Committee and Reasons for the Merger (Page 18)

After an evaluation of a variety of business, financial and market factors and consultation with our legal and financial advisors, at a meeting on June 2, 2004, our board of directors, based on the recommendation of the special committee, unanimously adopted and approved the merger agreement and declared the terms of the merger agreement advisable and in the best interests of our stockholders and voted to recommend that our stockholders adopt and approve the merger agreement.

Opinion of Financial Advisor (Page 23)

•    Goldman, Sachs & Co., our financial advisor, delivered an oral opinion to our board of directors, which was subsequently confirmed in writing, that, as of June 4, 2004 and based upon and subject to the factors and assumptions set forth in the opinion, the $18.60 per share in cash to be received by the holders of our common stock pursuant to the merger agreement was fair from a financial point of view to those stockholders.

•    The full text of the written opinion of Goldman Sachs, dated June 4, 2004, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Appendix B to this proxy statement. Goldman Sachs provided its opinion for the information and assistance of our board in connection with its consideration of the merger agreement. The Goldman Sachs opinion is not a recommendation as to how any holder of our common stock should vote with respect to the merger agreement.

•    We agreed to pay Goldman Sachs a transaction fee of approximately $3,700,000 of which $250,000 is currently payable, with the remaining portion payable upon the closing of the merger.

Financing Arrangements (Page 29)

•    In connection with the merger agreement, RC2 has obtained a commitment letter from one of its current lenders and an affiliate of that lender to provide up to $270,000,000 in senior credit facilities to finance the merger, to refinance existing debt, and to support ongoing working capital and capital expenditure needs of the combined company, all on the terms and conditions set forth in the commitment letter. As of the date of this proxy statement, the commitment letter remains in full force and effect and has not been terminated. The commitment letter expires in accordance with its terms on October 1, 2004.

•    The lenders’ commitments to provide the credit facilities described in the commitment letter are subject to a number of conditions, including no material disruption in the banking and capital markets which in the lenders’ reasonable opinion adversely impacts in any material respect the pricing or availability of credit. The merger agreement includes a similar closing condition. RC2 has represented to us in the merger agreement that it has no reason to believe that any condition to the financing commitments cannot or will not be satisfied or waived prior to the effective time of the merger.

Interests of Certain Persons in the Merger (Page 35)

Some of our directors and executive officers have interests in the merger that differ from, or are in addition to, your interests as a stockholder. Our board and the special committee were aware of these interests, which are summarized below, and considered them, among other matters, in adopting and approving the merger agreement.

Agreements with Ronald J. Sidman

•    On September 30, 1999, we entered into an employment agreement with Ronald J. Sidman, our Chairman, President and Chief Executive Officer, which provides for certain severance benefits upon the termination of his employment for any reason within three years following a change of control. Completion of the merger with RC2 would constitute a change of control of our company under this agreement. As a result, upon the termination of Mr. Sidman’s employment, he would have been entitled to receive a cash severance payment equal to approximately $2,021,000, as well as the continuation of certain health and insurance benefits.

•    In connection with submitting its bid to acquire our company, however, RC2 requested that Mr. Sidman enter into a noncompetition agreement with RC2 for a period of two years from the closing date of the merger. In connection with this noncompetition agreement, Mr. Sidman agreed to restructure his severance package to receive fewer benefits than he otherwise would have been entitled to receive. Mr. Sidman entered into a noncompetition agreement and a termination and waiver of rights under his employment agreement, each effective upon completion of the merger. Under the termination and waiver agreement, Mr. Sidman will receive a cash payment of approximately $1,362,000 at the effective time of the merger. As consideration for entering into the noncompetition agreement, Mr. Sidman will receive a cash payment of $375,000 at the closing of the merger and an additional cash payment of $375,000 on January 4, 2005. Mr. Sidman otherwise would not have been subject to a non-compete covenant following the merger.

Agreements with Richard F. Schaub, Jr.

•    On August 29, 2000, we entered into a change of control agreement with Richard F. Schaub, Jr., our Senior Vice President—Sales, which provides for certain severance benefits upon the termination of his employment for any reason within two years following a change of control. If Mr. Schaub’s employment with our company is terminated within two years following completion of the merger, he will be entitled to receive a cash severance payment equal to approximately $585,000, as well as the continuation of certain health and insurance benefits.

•    In addition, we made two loans to Mr. Schaub in connection with his original employment with our company. The outstanding principal amount of these loans is approximately $53,200 in the aggregate. If Mr. Schaub’s employment is terminated within five years following the start of his employment on August 29, 2000, other than a termination by our company for cause or a voluntary termination by Mr. Schaub, the debt under these loans will be forgiven.

Change of Control Agreements

•    In connection with the strategic alternatives process, the compensation committee of our board of directors considered the impact of a potential transaction on our ability to retain the services of our senior management and other key employees. After receiving advice from our legal counsel and employee compensation consultants, the compensation committee authorized us to enter into change of control agreements with 14 officers and key employees based on its belief that this would encourage the continuity of management, which was essential to our ability to evaluate and respond to a potential change of control situation in the best interests of our stockholders.

•    These change of control agreements provide for a cash severance payment and the payment of premiums for health and dental insurance in the event such officer’s or employee’s employment is terminated without cause or he or she resigns for good reason within 24 months following completion of the merger.

•    The cash payments that may be required under these change of control agreements are approximately $3,475,000 in the aggregate. This total includes the approximate severance amounts for the following executive officers of our company: James A. Connors, Jr., $406,000; Barrett C. Boehme, $398,000; John R. Beals, $379,000; Bruce S. Baron, $361,000; and Ronald T. Cardone, $313,000.

Stay Bonus Agreements

•    We also entered into stay bonus agreements with four employees with primary responsibility for completing the various administrative tasks required in connection with the strategic alternatives process and closing of the proposed merger. These agreements provide for aggregate cash payments of up to $127,500, including $50,000 to Mr. Beals.

Stock Options and Restricted Stock

•    At the effective time of the merger, all of our unvested stock options will become fully vested. In settlement of all of our outstanding stock options, we will make a cash payment to each option holder in an amount equal to the product of the number of shares of our common stock covered by the option and the excess of $18.60 over the exercise price of the option, subject to any applicable federal or state withholding tax. As a result, our directors and executive officers holding options will receive cash payments at the closing of the merger in settlement of their stock options in an aggregate amount of approximately $6,808,000.

•    The following executive officers and directors will be entitled to receive the approximate settlement amounts listed for stock options that they held as of June 28, 2004: Ronald J. Sidman, $1,902,000; Richard F. Schaub, Jr., $1,052,000; Fred T. Page, $690,000; James A. Connors, Jr., $519,000; Walker J. Wallace, $516,000; Bruce S. Baron, $477,000; John R. Beals, $376,000; Benjamin Peltz, $295,000; Kenneth R. Sidman, $270,000; Lewis M. Weston, $270,000; Beth J. Kaplan, $212,000; Barrett C. Boehme, $186,000; Ronald T. Cardone, $43,000; and Evelyn Sidman, $0.

•    In addition, Mr. Boehme holds 10,000 shares of restricted stock which will vest upon completion of the merger. Mr. Boehme will be entitled to receive the merger consideration for these shares like other stockholders of our company.

Voting Agreements

•    In connection with the merger agreement, RC2 entered into voting agreements with certain of our directors, who are also large stockholders of our company. Pursuant to the voting agreements, each stockholder has agreed, among other things:

•	to vote in favor of the adoption and approval of the merger agreement;

•	to vote against any acquisition proposal, or any agreement or transaction that is intended to, or could reasonably be expected to, materially impede, interfere with, delay, postpone, discourage or materially and adversely affect the consummation of the merger; and

•	to appoint RC2 as its proxy with respect to the voting of his or her shares if the stockholder is unable to perform his or her obligations under the respective voting agreement.

•    The following directors entered into voting agreements with RC2: Ronald J. Sidman, Kenneth R. Sidman, Evelyn Sidman, Benjamin Peltz and Fred T. Page. As of the record date, there were 2,000,388 shares of our common stock subject to the voting agreements, which represented approximately 23.9% of our outstanding common stock. The form of voting agreement is attached to this proxy statement as Appendix C.

The Special Meeting (Page 31)

A special meeting of the holders of our common stock will be held at the offices of Goodwin Procter LLP, 53 State Street, Boston, Massachusetts, on Tuesday, September 14, 2004, at 10:00 a.m., local time, to vote on the proposal to adopt and approve the merger agreement. If, at the time of the special meeting, there are not sufficient votes to adopt and approve the merger agreement, we may ask you to consider and vote upon a proposal to adjourn the special meeting so that we can solicit additional proxies.

Record Date and Voting Power (Page 31)

•    Our board of directors has fixed the close of business on August 3, 2004, as the record date for determining stockholders entitled to notice of and to vote at the special meeting. On the record date, we had 8,355,770 outstanding shares of common stock held by approximately 194 stockholders of record. We have no other class of voting securities outstanding.

•    Stockholders of record on the record date will be entitled to one vote per share of our common stock on any matter that may properly come before the special meeting and any adjournment or postponement of that meeting.

Quorum and Vote Required (Page 31)

•    Our charter and by-laws and Massachusetts law require:

•	the presence, in person or by duly executed proxy, of the holders of a majority of the shares of our common stock outstanding and entitled to vote at the special meeting in order to constitute a quorum; and

•	the affirmative vote of holders of two-thirds of the shares of our common stock outstanding and entitled to vote at the special meeting in order to adopt and approve the merger agreement.

•    On the record date, our directors and executive officers and their affiliates owned 2,238,406 shares of our common stock, or approximately 26.8% of our outstanding shares. These shares include 2,000,388 shares of our common stock, or approximately 23.9% of our outstanding shares, which are subject to the voting agreements with RC2.

Proxies, Voting and Revocation (Page 32)

•    Shares of our common stock represented at the special meeting by properly executed proxies received prior to or at the special meeting, and not revoked, will be voted at the special meeting, and at any adjournments or postponements of that meeting, in accordance with the instructions on the proxies. If a proxy is duly executed and submitted without instructions, the shares of common stock represented by that proxy will be voted “For” the adoption and approval of the merger agreement and, if necessary, “For” the approval of one or more adjournments of the special meeting to solicit additional proxies. Proxies are being solicited on behalf of our board of directors.

•    A proxy may be revoked by the person who executed it at or before the special meeting by:

•	delivering to our secretary a written notice of revocation bearing a later date than the proxy;

•	duly executing, dating and delivering to our secretary a subsequent proxy;

•	properly casting a new vote by Internet or by telephone at any time before the closure of the Internet or telephone voting facilities; or

•	attending the special meeting and voting in person.

•    Attendance at the special meeting will not, in and of itself, constitute revocation of a proxy.

Appraisal Rights (Page 33)

We have concluded that no dissenters’ or appraisal rights are available to you in connection with the proposed merger under the Massachusetts Business Corporation Act.

Exchange of Certificates (Page 40)

Promptly after the effective time of the merger, the exchange agent will mail to each of our stockholders a letter of transmittal and instructions specifying the procedures to be followed in surrendering your shares of our common stock in exchange for the merger consideration. You should not submit your stock certificates for exchange until you receive the letter of transmittal and instructions from the exchange agent. When you surrender your stock certificates along with the properly executed letter of transmittal, you will receive the merger consideration.

Conditions to the Merger (Page 42)

We will not complete the merger unless a number of conditions are satisfied or waived, including:

•	the adoption and approval of the merger agreement by our stockholders;

•	no effect, event or change that has had or would reasonably be expected to have a material adverse effect on our company, other than changes that generally affect our industry, primarily result from the pendency of the merger, or relate to acts of war or terrorism;

•	no material disruption in the banking and capital markets which has resulted in RC2’s inability to obtain the financing necessary for the merger;

•	the absence of any law, order or injunction prohibiting or restricting the completion of the merger; and

•	the execution and delivery of a new license agreement between Disney Enterprises, Inc. and The First Years for the United States upon terms that are not materially adverse in the aggregate to the terms set forth in the initial draft of that agreement as presented to RC2.

Solicitation of Proposals from Other Parties (Page 45)

•    We have agreed that, until the termination of the merger agreement or the effective time of the merger, neither we nor any of our officers, directors or employees, or any investment banker, financial advisor, attorney, accountant, or any of our other representatives will directly or indirectly solicit, initiate or knowingly encourage or take any action to facilitate, any inquiries or the making of any proposal that constitutes an acquisition proposal, or participate in any discussions or negotiations, regarding an acquisition proposal. An acquisition proposal includes any of the following:

•	a merger, consolidation or similar transaction involving us;

•	a sale, lease or other disposition, directly or indirectly, by merger, consolidation, share exchange or otherwise, of assets representing 15% or more of our consolidated assets;

•	the issuance, sale or other disposition, including by merger, consolidation, share exchange or any similar transaction, of our securities representing 15% or more of our voting power;

•	a tender offer or exchange offer in which any person or group acquires 15% or more of the outstanding shares of our common stock;

•	a recapitalization, restructuring, liquidation or dissolution or any other similar type of transaction involving our company;

•	a transaction in which any person acquires beneficial ownership or the right to acquire beneficial ownership of, or any group is formed which beneficially owns or has the right to acquire beneficial ownership of, 15% or more of the outstanding shares of our common stock; or

•	any transaction that is similar in form, substance or purpose to any of the above.

•    If we receive an unsolicited acquisition proposal, we may furnish non-public information and participate in discussions regarding that acquisition proposal if (1) our board determines in good faith, after consultation with outside legal counsel, that failing to do so would be inconsistent with its fiduciary duties to our stockholders and (2) our board determines that the acquisition proposal is reasonably likely to lead to a superior proposal (a transaction that is more favorable to our stockholders, from a financial point of view, than the proposed merger).

•    We must promptly, and in any event within one business day, notify RC2 of our first receipt of an acquisition proposal and the material terms and conditions of that acquisition proposal.

•    Under the merger agreement, we agreed that our board would not:

•	withdraw or modify in a manner material and adverse to RC2 or RBVD its approval or recommendation of the merger agreement;

•	approve or recommend any other acquisition proposal to our stockholders; or

•	cause our company to enter into a definitive agreement with respect to another acquisition proposal,

unless a superior proposal is made and our board determines in good faith, after consultation with outside legal counsel, that failing to take any of these actions would be inconsistent with its fiduciary duties to our stockholders. Upon this determination, we may enter into an agreement with respect to the superior proposal, if we provide 48 hours prior written notice to RC2 (1) advising RC2 that we have received a superior proposal and that we have elected to terminate the merger agreement, and (2) setting forth the material terms and conditions of the superior proposal. Under these circumstances, we will be required to pay RC2 a $6,450,000 fee concurrently with the termination of the merger agreement.

Termination of the Merger Agreement (Page 46)

•    Either RC2 or The First Years may terminate the merger agreement if any of the following occurs:

•	our stockholders do not vote to adopt and approve the merger agreement;

•	any governmental entity issues an injunction or takes any action that permanently enjoins or prohibits the consummation of the merger and the injunction becomes final and nonappealable; or

•	the merger has not occurred on or before March 3, 2005.

•    In addition, RC2 has the right to terminate the merger agreement if:

•	we breach any of our representations, warranties, covenants or other agreements contained in the merger agreement, which breach results in the failure of a closing condition, and that breach is not cured within 30 days;

•	our board withdraws, modifies or changes, or proposes or announces any intention to withdraw, modify or change, in a manner material and adverse to RC2 or RBVD, its approval or recommendation to our stockholders that they vote in favor of the merger agreement;

•	our board approves or recommends, or proposes or announces any intention to approve or recommend, any other acquisition proposal to our stockholders; or

•	our board takes any action regarding the solicitation of acquisition proposals prohibited under the merger agreement.

•    We have the right to terminate the merger agreement if:

•	we determine to enter into a definitive agreement to effect a superior proposal, and 48 hours prior to terminating the merger agreement, we notify RC2 of our intent to terminate and specify the material terms and conditions of the superior proposal;

•	either RC2 or RBVD breaches in any material respect any of their respective representations, warranties, covenants or other agreements contained in the merger agreement, which breach results in the failure of a closing condition, and that breach is not cured within 30 days; or

•	we receive notice from RC2 that any lender will be unable to provide the financing contemplated by the financing commitment letter, or that any other event has occurred which is reasonably likely to prevent or materially delay RC2 or RBVD from obtaining the proposed financing for the merger.

Termination Fee; Expenses (Page 47)

•    As a condition to RC2’s willingness to enter into the merger agreement, we have agreed to pay RC2 a termination fee of $6,450,000 if the merger agreement is terminated because:

•	we enter into a definitive agreement to effect a superior proposal;

•	our board approves or recommends, or proposes or announces any intention to approve or recommend, any other acquisition proposal to our stockholders;

•	our board withdraws, modifies or changes, or proposes or announces any intention to withdraw, modify or change, in a manner material and adverse to RC2 or RBVD, its approval or recommendation to our stockholders that they vote in favor of the merger agreement or our board takes any action regarding the solicitation of acquisition proposals prohibited under the merger agreement, and we enter into a definitive agreement with respect to an acquisition proposal or an acquisition proposal is consummated within six months after the termination of the merger agreement; or

•	our stockholders do not vote to adopt and approve the merger agreement after the public announcement of an acquisition proposal and we enter into a definitive agreement with respect to an acquisition proposal or an acquisition proposal is consummated within six months after the termination of the merger agreement.

•    Generally, except for the termination fee described above, each party must pay all of its fees, costs and expenses incurred in connection with the merger agreement and the related transactions. If, however, the merger agreement is terminated due to the willful breach by any party, that party will be required to reimburse the other party for all of its reasonable out-of-pocket expenses incurred in connection with the merger agreement and the related transactions, in addition to any other remedies available under applicable law.

Amendment and Waiver (Page 49)

•    Prior to the effective time of the merger:

•	the merger agreement may be amended by the respective boards of directors of the parties; and

•	either party may extend the time for performance of any of the obligations of the other party, waive any inaccuracies in the representations and warranties of the other party, or waive compliance by the other party with any of the agreements or conditions in the merger agreement.

•    Following the adoption and approval of the merger agreement by our stockholders, however, no amendment or waiver may be made without stockholder approval if the amendment or waiver requires further stockholder approval under applicable law.

Federal Income Tax Consequences (Page 50)

If the merger is completed, the exchange of common stock by our stockholders for the cash merger consideration will be treated as a taxable transaction for federal income tax purposes under the Internal Revenue Code of 1986, as amended. Because of the complexities of the tax laws, we advise you to consult your own personal tax advisors concerning the applicable federal, state, local, foreign and other tax consequences of the merger.

Regulatory and Other Approvals (Page 52)

•    Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or the HSR Act, we cannot complete the merger until we have filed the required notification forms and, if requested, furnished additional information to the Federal Trade Commission and the Antitrust Division of the United States Department of Justice, and the specified waiting period expires or is terminated. Both RC2 and The First Years filed the required notification forms under the HSR Act on June 29, 2004. Our request for early termination of the waiting period was granted effective July 7, 2004.

•    No state regulatory requirements remain to be complied with in order to complete the merger, other than the filing of the articles of merger with the Secretary of State of the Commonwealth of Massachusetts.

INTRODUCTION

This proxy statement is being furnished to holders of shares of common stock of The First Years Inc., a Massachusetts corporation, in connection with the solicitation of proxies by our board of directors for use at the special meeting of stockholders to be held at the offices of Goodwin Procter LLP, 53 State Street, Boston, Massachusetts, on Tuesday, September 14, 2004, at 10:00 a.m., local time, and any adjournments or postponements of that meeting. The purpose of the special meeting is for our stockholders to consider and vote upon a proposal to adopt and approve the merger agreement which provides for the merger of RBVD Acquisition Corp., a wholly-owned subsidiary of RC2 Corporation, with and into our company. Our board has fixed the close of business on August 3, 2004, as the record date for the special meeting. Accordingly, only stockholders of record on that date will be entitled to notice of, and to vote at, the special meeting.

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: Upon what am I being asked to vote?

A: You are being asked to adopt and approve the merger agreement, which provides for the merger of RBVD with and into our company. After the merger, The First Years, as the surviving corporation, will be a wholly-owned subsidiary of RC2, and you will no longer own an equity interest in us. Our board and the special committee have unanimously approved the merger agreement and recommend that you vote “For” the adoption and approval of the merger agreement at the special meeting. We also are asking you to authorize the named proxies to approve one or more adjournments of the special meeting in order to solicit additional proxies if there are not sufficient votes to adopt and approve the merger agreement at the time of the special meeting.

Q: What will happen in the merger?

A: Upon completion of the merger, RBVD will be merged with and into The First Years, with The First Years being the surviving corporation, and our stockholders will be entitled to receive a cash payment of $18.60, without interest, for each share of common stock that they hold.

Q: Why has the merger been proposed?

A: Our board and the special committee have proposed the merger because they believe that the merger represents the alternative that is in the best interests of our stockholders. Over the past few years, we have experienced challenges in creating stockholder value as represented by the trading price of our common stock. We believe that the limited public float and liquidity of our common stock has negatively impacted the trading price of our common stock. In addition, we have faced increasing competition in the juvenile products industry. Competition in this industry is intense, and our competitors include numerous domestic and foreign companies, some of which have diversified product lines, well-known brands, and financial, distribution and marketing resources that are substantially greater than ours. In light of these factors, we engaged Goldman, Sachs & Co. to act as our financial advisor and to assist us in conducting a review of the various strategic alternatives available to our company. At the conclusion of this process, our board and the special committee determined that no other alternative, including continuing to operate as an independent public company, would be as favorable to our stockholders as the merger.

Q: Why was a special committee formed?

A: Our board established a special committee, comprised of four independent directors who are disinterested, to review and evaluate potential strategic alternatives for our company. Our board formed the special committee because of the potential for conflicts of interest in connection with the strategic alternatives process, especially with respect to a possible sale of our company. In particular, our board noted the possibility that Ronald J. Sidman, our Chairman, Chief Executive Officer and President, and a large stockholder of our company, could be offered benefits in a transaction different than our public stockholders. The special committee has determined that the merger agreement is fair to and in the best interests of The First Years and our stockholders.

Q: Who will own The First Years after the merger?

A: After the merger, we will be a wholly-owned subsidiary of RC2. Our common stock will no longer be listed on NASDAQ or registered with the Securities and Exchange Commission.

Q: What vote is required to adopt and approve the merger agreement?

A: Approval of the merger agreement requires the affirmative vote of holders of two-thirds of the shares of our common stock outstanding and entitled to vote on the matter. We urge you to complete, execute and return the enclosed proxy card or to vote your shares over the Internet or by telephone to ensure the representation of your shares at the special meeting.

Q: What rights do I have if I oppose the merger?

A: You can vote against the adoption and approval of the merger agreement by signing and mailing your proxy card or by voting against the adoption and approval of the merger agreement over the Internet, by telephone or in person at the special meeting.

Q: Am I entitled to appraisal rights in connection with the merger?

A: No. We have concluded that dissenters’ or appraisal rights are not available to you in connection with the proposed merger under the Massachusetts Business Corporation Act.

Q: What will I receive in the merger?

A: As a stockholder of The First Years, you will receive $18.60 in cash, without interest, for each share of our common stock that you own. This is referred to as the merger consideration. For example, if you own 100 shares of our common stock, upon completion of the merger, you will receive $1,860 in cash.

Q: If the merger is completed, when can I expect to receive the merger consideration for my shares of common stock?

A: Promptly after the merger is completed, you will receive detailed instructions regarding the surrender of your stock certificates. You should not send your stock certificates to us or anyone else until you receive these instructions. RC2 will arrange for the payment of the merger consideration to be sent to you as promptly as practicable following receipt of your stock certificates and other required documents.

Q: When do you expect the merger to be completed?

A: We are working to complete the merger during the third calendar quarter of 2004. We cannot, however, require RC2 to complete the merger until three business days after all of the conditions to the merger described in the merger agreement that can be satisfied prior to the closing are satisfied or waived.

Q: What are the tax consequences of the merger to me?

A: Your receipt of the merger consideration will be a taxable transaction for federal income tax purposes. To review the tax consequences to you in greater detail, see pages 50 and 51 of this proxy statement. Your tax consequences will depend on your personal situation. You should consult your personal tax advisors for a full understanding of the tax consequences of the merger to you.

Q: What will happen to my shares of common stock in The First Years after the merger?

A: Following effectiveness of the merger, your shares of our common stock will represent solely the right to receive the merger consideration and trading in our common stock on NASDAQ will cease. Price quotations for our common stock will no longer be available and we will cease filing periodic reports under the Securities Exchange Act of 1934.

Q: What do I need to do now?

A: This proxy statement contains important information regarding the merger agreement and the merger, as well as information about our company and RC2. It also contains important information about what our board and the special committee considered in adopting and approving the merger agreement. We urge you to read this proxy statement carefully, including its appendices. You also may want to review the documents referenced under “Where You Can Find More Information.”

Q: How do I vote?

A: Indicate on your proxy card how you want to vote, sign and date your proxy card, and mail it in the enclosed, postage-paid envelope or vote your shares over the Internet or by telephone as soon as possible, so that your shares of common stock will be represented at the special meeting. Instructions for voting your shares over the Internet or by telephone are located on the enclosed proxy card. You may attend the special meeting and vote your shares of common stock in person, rather than voting by proxy. In addition, you may withdraw your proxy at any time up to and including the time the polls are closed on the vote on the merger agreement at the special meeting and either change your vote, cast a new vote by Internet or by telephone or attend the special meeting and vote in person. The failure to vote, an abstention from voting, or a broker non-vote will have the same effect as a vote against the proposal to adopt and approve the merger agreement. Your vote is important regardless of the number of shares that you own.

Q: What happens if I sell my shares before the special meeting?

A: The record date for the special meeting is earlier than the expected completion date of the merger. If you held your shares of common stock on the record date but have transferred those shares after the record date and before the merger, you may retain your right to vote at the special meeting but not the right to receive the merger consideration. This right to receive the merger consideration will pass to the person to whom you transferred your shares of common stock.

Q: If my shares of common stock are held in “street name” by my broker, will my broker vote my shares for me?

A: Your broker will not vote your shares of common stock unless you provide instructions on how to vote. You should instruct your broker how to vote your shares of common stock by following the directions your broker provides. If you do not provide instructions to your broker, your shares of common stock will not be voted, which will have the same effect as a vote against the proposal to adopt and approve the merger agreement.

WHO CAN HELP ANSWER YOUR QUESTIONS

If you would like additional copies of this document, or if you would like to ask any additional questions about the merger, you should contact:

THE FIRST YEARS INC. One Kiddie Drive Avon, Massachusetts 02322 (508) 588-1220 Attention: Susan Novins, General Counsel	D.F. KING & CO., INC. 48 Wall Street New York, New York 10005 (212) 269-5550 (Call Collect) or (800) 859-8508 (Toll-Free)

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement contains forward-looking statements. These statements include statements regarding the intent, belief or current expectations of The First Years Inc., RC2 Corporation and RBVD Acquisition Corp. and members of their respective management teams, as well as the assumptions on which these statements are based. These forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements.

Important factors currently known to management of The First Years, RC2 and RBVD that could cause actual results to differ materially from those set forth in the forward-looking statements include, but are not limited to, the following:

•	the possibility that there will be a material disruption in the banking and capital markets which results in RC2’s inability to obtain the financing necessary for the merger;

•	the risk that we will be unable to satisfy all of the closing conditions set forth in the merger agreement, including a material adverse change in our business, assets, results of operations or condition;

•	the risk that litigation by our stockholders could prevent or delay the completion of the merger;

•	the possibility that we may not obtain the necessary governmental approvals to complete the merger;

•	disruptions to our business as a result of the announcement and pendency of the merger, including our ability to retain customer and vendor relationships and key personnel; and

•	the other risks discussed elsewhere in this proxy statement.

The First Years, RC2 and RBVD undertake no obligation to update or revise forward-looking statements in this proxy statement to reflect changes in assumptions, the occurrence of unanticipated events, or changes in future operating results over time.

PARTIES TO THE MERGER

The First Years Inc.

We are a worldwide marketer of quality innovative products for infants and toddlers. Our company was incorporated in 1952 as Kiddie Products, Inc., and adopted its current name in 1995. The First Years is dedicated to delivering products that reflect an in-depth understanding of parenting and child development. We work in consultation with leading child development and parenting experts, as well as our worldwide Parents Council, to develop products that make the first three years of life happier, healthier and easier for babies and the families who love them.

Our principal executive offices are located at One Kiddie Drive, Avon, Massachusetts 02322, and the telephone number of our offices is (508) 588-1220.

RC2 Corporation

RC2 Corporation is a designer, producer and marketer of high-quality, innovative collectibles and toys targeted at adult collectors and children. RC2’s diverse product offerings include automotive, high performance and racing vehicle replicas; agricultural, construction and outdoor sports vehicle replicas; traditional children’s toys; sports trading cards, apparel and souvenirs; and collectible figures. RC2 markets its products through multiple channels of distribution, including chain retailers, specialty and hobby wholesalers and retailers, dealer networks for original equipment manufacturers, corporate accounts for promotional purposes and direct to consumers. RC2 sells through more than 25,000 retail outlets located in North America, Europe, Australia and Asia Pacific.

RC2’s principal executive offices are located at 1111 West 22nd Street, Suite 320, Oak Brook, Illinois 60523, and the telephone number of its offices is (630) 573-7200.

RBVD Acquisition Corp.

RBVD Acquisition Corp. is a Massachusetts corporation recently formed by RC2 as a wholly-owned subsidiary for the purpose of effecting the merger. RBVD will be merged out of existence at the effective time of the merger. The principal executive offices of RBVD are located at 1111 West 22nd Street, Suite 320, Oak Brook, Illinois 60523, and the telephone number of its offices is (630) 573-7200.

THE MERGER AND RELATED TRANSACTIONS

General

The merger agreement provides for the merger of RBVD Acquisition Corp. with and into our company. We will be the surviving corporation in the merger and will continue our existence under the laws of the Commonwealth of Massachusetts as a wholly-owned subsidiary of RC2 Corporation. We will cease to exist as a separate company and our common stock will no longer be listed on NASDAQ. The merger will be completed when the articles of merger have been filed with the Commonwealth of Massachusetts in accordance with the Massachusetts Business Corporation Act, which is expected to occur as soon as practicable after the special meeting and the satisfaction or waiver of all other conditions to closing. RC2 will not be required under the merger agreement, however, to complete the merger until three business days after all of the conditions to the merger that can be satisfied prior to the closing are satisfied or waived.

As of the effective time of the merger, holders of shares of our common stock will have no further ownership interest in the surviving corporation. Instead, each holder of our common stock outstanding immediately prior to the effective time of the merger will be entitled to receive $18.60 in cash per share, without interest. Upon completion of the merger, all of our outstanding stock options will vest and, in full settlement of these options, we will pay each holder an amount in cash equal to the number of shares of common stock underlying the stock option, multiplied by the difference between the merger consideration and the exercise price applicable to that option.

Background of the Merger

Over the past few years, we have experienced challenges in creating stockholder value as represented by the trading price of our common stock. During the five-year period from May 1998 to May 2003, the average trading price of our common stock on the NASDAQ National Market was $11.33. As of May 15, 2003, the recent stock price trend was even more disappointing with a three-year average of $10.46 and a one-year average of $10.27. This stagnation in the value of our common stock occurred despite an active share repurchase program, including a tender offer by our company in the fourth quarter of 2001, which resulted in the repurchase of over 1,000,000 outstanding shares of our common stock. During this time, we faced increasing competition in the juvenile products industry. Competition in this industry is intense and includes numerous domestic and foreign competitors, some of which have diversified product lines, well-known brands, and financial, distribution and marketing resources that are substantially greater than ours. In order to compete in this environment, we believed that we would need to significantly increase our revenue either through acquisitions or product development and expansion.

In light of these factors, we have, from time to time, considered various strategic alternatives with a view to enhancing stockholder value. At a meeting of our board of directors held on May 15, 2003, Goldman, Sachs & Co. discussed with our board various strategic alternatives available to our company, including: (1) maintaining our existing business strategy; (2) executing additional share repurchases or a leveraged recapitalization transaction; (3) implementing an acquisition strategy; and (4) pursuing a sale of our company. Goldman Sachs described the advantages of each of these alternatives and the issues which our board should consider with these strategies. Following the discussion with Goldman Sachs, our board had extensive discussions regarding the alternatives available to us and the costs and benefits of each alternative. The closing price of our common stock on May 15, 2003 was $11.91. On June 19, 2003, we formally engaged Goldman Sachs as our financial advisor, and our board continued to review the various strategic alternatives for our company, including a potential sale, throughout the summer and into the fall of 2003.

On October 23, 2003, our board held a meeting to again discuss our various strategic alternatives, including a potential sale of our company. Our board believed that our common stock was undervalued by the market and that the limited public float and liquidity of our common stock had negatively impacted its trading price. Goldman Sachs advised our board that a share repurchase program could exacerbate this problem by decreasing the number of outstanding shares of our common stock. Our board also concluded that there were significant risks in connection with both the execution of our business plan on a stand-alone basis and the implementation of a growth through acquisition strategy, including integration risks. As a result of these concerns, our board authorized Goldman Sachs to commence the formal solicitation of indications of interest regarding the acquisition of our company. The closing price of our common stock on October 23, 2003 was $13.00.

Over the next several weeks, we began the organization of this strategic alternatives process, including the preparation of due diligence materials and an offering memorandum. After receiving advice from Goldman Sachs, we decided to begin the process of contacting potential buyers after the start of the new year. During this preparation period, Santa Monica Partners, L.P., a significant stockholder of our company, submitted several letters to our board through the filing of an amendment to its Schedule 13D with the Securities and Exchange Commission on December 23, 2003. The letters outlined a potential going-private transaction regarding our company at a proposed price of $15.00 per share. The closing price of our common stock on the trading day immediately prior to this filing was $14.07.

On December 30, 2003, our board held a meeting to discuss the letters from Santa Monica Partners and the status of the strategic alternatives process in general. At this meeting, our board agreed that we should issue a press release announcing our exploration of strategic alternatives, and that Goldman Sachs should contact Santa Monica Partners in connection with the preliminary bidding process. Thereafter, on January 6, 2004, we issued a press release announcing that we had retained the services of Goldman Sachs, as our financial advisor, to assist us in our analysis and consideration of various strategic alternatives that may be available to our company to expand our growth opportunities and maximize stockholder value. At the close of business on the date of issuance of our press release, the price of our common stock was $15.27.

In connection with the strategic alternatives process, the compensation committee of our board of directors considered the impact of a potential transaction on our ability to retain the services of our senior management and other key employees, including the severance benefits available to these employees. After receiving advice from our legal counsel and employee compensation consultants, the compensation committee authorized us to enter into change of control agreements with certain of our officers and key employees based on its belief that this would encourage the continuity of management, which was essential to our ability to evaluate and respond to a potential change of control situation in the best interests of our stockholders. The terms of these change of control agreements are described in greater detail under the heading “Interests of Certain Persons in the Merger.”

Given the potential for conflicts of interest in connection with the proposed process, our board determined to form a special committee of independent directors to review and evaluate the strategic alternatives available to our company, including a possible sale. The special committee consisted of four disinterested directors, Fred T. Page, Beth J. Kaplan, Walker J. Wallace and Lewis M. Weston. Because of his potential interest in aligning himself with one of the participants in the process, it was decided that Richard E. Wenz, the other independent director on our board, would not be a member of the special committee.

In January and February 2004, Goldman Sachs contacted or was contacted by a total of 95 parties, including both strategic buyers and financial sponsors, concerning their possible interest in acquiring our company. Of these 95 parties, 63 received the preliminary offering documents (upon entering into confidentiality agreements with us) and conducted preliminary due diligence regarding our company. On February 18, 2004, we received indications of interest from 22 of these parties, with preliminary valuation ranges from $14.50-$16.50 at the low end to $20.00-$22.00 at the high end. The two highest valuation ranges were presented by a financial sponsor, which we refer to in this section as the “Financial Sponsor,” and by RC2. These indications of interest were based only on preliminary due diligence prior to any management presentations, and were not reduced to reflect estimated transaction expenses. The closing price of our common stock on February 18, 2004 was $16.31.

At meetings held in late February 2004, the special committee reviewed the indications of interest submitted by the potential buyers with Goldman Sachs. At the conclusion of these discussions, the special committee authorized Goldman Sachs to invite twelve of the bidders to the next stage of the process. During March 2004, after one bidder declined to proceed, the eleven remaining bidders conducted more comprehensive due diligence, including the review of legal and financial documents related to our company, and attended presentations by management regarding our business and operations. During the course of the due diligence process, the bidders discussed our operations, capital structure, licensing arrangements and other matters raised by their due diligence with Goldman Sachs and representatives of our company. Among the issues discussed were the expiration of our licensing agreements with Disney as of December 31, 2004, our current efforts to negotiate a new U.S. license agreement, the requirement that we obtain Disney’s consent to a change of control transaction under the terms of the relevant agreements, and the amount of the transfer fee that Disney would require in connection with such a transaction.

During March 2004, Mr. Wenz held discussions with one potential bidder regarding his interest in joining that bidder in the strategic alternatives process. As a result, Mr. Wenz decided that it was in the best interests of our company that he resign as a director. Mr. Wenz’s resignation from our board was effective on March 16, 2004. The bidder with which Mr. Wenz had discussions did not submit a final bid to acquire our company.

From January through May 2004, Goldman Sachs and our legal counsel had numerous communications with Santa Monica Partners regarding its participation in the strategic alternatives process. Goldman Sachs had contacted Santa Monica Partners in January 2004 at the same time as other potential buyers and had forwarded to its principal the form of confidentiality agreement distributed to the other participants. Santa Monica Partners, however, indicated that it would not sign the confidentiality agreement if it contained a standstill provision. A standstill provision generally requires a party receiving confidential information regarding a public company to agree not to make an unsolicited proposal regarding the acquisition of that company or to solicit proxies to change or influence management of that company for a specified period of time. The special committee believed that a standstill provision was important in seeking to maximize stockholder value by assisting the special committee in controlling the process and therefore increase competition among bidders to produce the highest potential bids for our company. The special committee, however, recognized Santa Monica Partner’s unique status as a significant stockholder of our company and agreed to limit the standstill provision to the period during which the process was pending. This meant that Santa Monica Partners would be released from the prohibitions of the standstill provision upon the conclusion of the strategic alternatives process and, thereafter, would be able to nominate directors or take similar actions, if it so desired. Despite these efforts by the special committee, however, Santa Monica Partners refused to sign the confidentiality agreement and never became a participant in the process.

The special committee authorized Goldman Sachs to invite the eleven remaining participants in the process to submit bids to acquire our company. Of these eleven potential buyers, seven submitted bids on March 31, 2004, with preliminary valuation ranges from $16.00-$17.00 at the low end to $20.00-$22.00 at the high end. In general, the respective bidders indicated in these preliminary bids their need to conduct additional due diligence regarding our company. As was the case with respect to the preliminary indications of interest, the two highest valuation ranges were presented by the Financial Sponsor and RC2. The closing price of our common stock on March 31, 2004 was $17.14. Following review of the preliminary bids, the special committee authorized Goldman Sachs to invite six of these seven bidders to continue in the process. The bidders were asked to complete their business and legal due diligence, obtain any necessary financing commitments and submit their final bids by May 14, 2004.

The final bids were required to include all material terms, including all proposed revisions to the form of merger agreement prepared by our legal counsel and specific information regarding the bidder’s financing for the transaction. In addition, these bids, unlike the preliminary bids discussed above, were to reflect the proposed Disney transfer fee and the results of the bidders’ completed due diligence. In connection with this final bidding process, Goldman Sachs, on behalf of the special committee, provided the participants with information regarding our estimated expenses for the transaction. Among these expenses was the Disney transfer fee of $4,500,000, or approximately $0.50 per share of our outstanding common stock. In connection with their ongoing consideration of the possible acquisition of our company, both the Financial Sponsor and RC2 indicated

that they would likely submit final bids at the lower ends of their original valuation ranges. Three of the other four participants in the process continued with their due diligence, but had relatively limited contact with representatives of management or our advisors. The final participant suspended its consideration of the acquisition of our company.

Two final bids were submitted, one from RC2 at a per share price of $18.00 in cash and one from the Financial Sponsor at a per share price of $17.50 in cash. Following review of these final bids, the special committee determined to continue negotiations with both parties regarding price and the outstanding issues in the merger agreement, including the conditions under which the bidders would be obligated to complete the merger. The special committee directed Goldman Sachs and our legal counsel to communicate with the bidders the special committee’s dissatisfaction with the respective bids, due to, among other things, in the case of RC2, certain additional closing conditions being proposed and, in the case of the Financial Sponsor, its failure to provide a financing commitment letter and its unwillingness to accept potential liability in the event of a breach of the merger agreement. The special committee also instructed Goldman Sachs to discuss with each bidder the per share price of its bid. Over the next two weeks, the parties continued their negotiations and the bidders were asked to submit their best and final offers.

On May 28, 2004, RC2 and the Financial Sponsor submitted revised bids. RC2 increased its per share price to $18.25, subject to certain confirmatory due diligence and Mr. Sidman agreeing to enter into a noncompetition agreement and restructure his severance package. RC2 also agreed to the deletion of several of its proposed closing conditions from the merger agreement. The Financial Sponsor, on the other hand, did not increase its per share price of $17.50 from its prior bid. The failure of the Financial Sponsor to increase its bid was consistent with indications from several of the financial sponsors who participated in the strategic alternatives process that a transaction at a per share price above this level would not likely provide sufficient equity returns to interest a financial sponsor in acquiring our company. In addition to the lack of movement on price by the Financial Sponsor, there was only minimal progress on the outstanding issues with regard to the merger agreement. The Financial Sponsor also did not submit a commitment letter with respect to its financing for the proposed transaction.

Following review of the revised bids, the special committee authorized its legal and financial advisors to negotiate with RC2 based on its most recent proposal if RC2 would agree to a number of changes to its proposal, including an increase in price. Over the next few days, RC2 and our company continued negotiations, through their financial and legal advisors, regarding the per share price and the terms of the merger agreement, including: (1) the license agreements that we would be required to extend or renew prior to closing; (2) the conditions to closing based on a material adverse change in our company and a material adverse change in RC2’s ability to obtain the necessary financing to complete the merger; and (3) the circumstances in which a termination fee would be paid and the amount of the termination fee. At the conclusion of these negotiations, RC2 agreed to increase its purchase price to $18.60 per share, subject again to Mr. Sidman agreeing to enter into a noncompetition agreement and restructure his severance package.

Simultaneously, Mr. Sidman and his legal counsel conducted negotiations with RC2 regarding the noncompetition agreement and the proposed restructuring of his severance package. As a result of these discussions, Mr. Sidman agreed to enter into a two-year noncompetition agreement with RC2 and to restructure his severance package to receive fewer benefits than he was entitled to receive under his current employment agreement. Mr. Sidman otherwise would not have been subject to a non-compete covenant following the merger.

Based on the final proposal from RC2, the special committee determined that RC2’s proposal was superior to that offered by the Financial Sponsor because RC2’s proposal included a higher per share price by $1.10, a financing commitment letter from its current lender, and more certainty to closing.

Throughout the strategic alternatives process, the special committee held formal meetings with Goldman Sachs and our legal counsel generally on a weekly basis, with 19 meetings in total. On June 2, 2004, the special committee held its final meeting to consider the merger agreement and the transactions contemplated by the merger agreement. At this meeting, our legal counsel made a presentation in which they reviewed the fiduciary duties of the directors in connection with the proposed transaction and updated the members on the negotiated terms of the definitive documentation. Representatives of Goldman Sachs then provided the special committee with a detailed and lengthy presentation concerning the financial terms of the merger and certain valuation and financial analyses that Goldman Sachs had performed in connection with evaluating the financial terms of the merger. Goldman Sachs then delivered its oral opinion (subsequently confirmed by delivery of a written opinion dated June 4, 2004) to the special committee to the effect that, as of that date and subject to the factors and assumptions set forth in the opinion, the $18.60 per share in cash to be received by holders of our common stock pursuant to the merger agreement is fair from a financial point of view to those stockholders. The special committee discussed at length the terms of the proposed merger and a variety of positive and negative considerations concerning the transaction. The factors considered are described in more detail below under the heading “Recommendations of Our Board of Directors and the Special Committee and Reasons for the Merger.” Based on these deliberations, the special committee unanimously recommended that our full board adopt and approve the merger agreement.

Immediately following the meeting of the special committee, our full board held a meeting to discuss the approval of the merger agreement. At the meeting, the special committee and our legal and financial advisors updated our board on recent events. Our legal counsel made a presentation in which they reviewed the fiduciary duties of the directors in connection with the proposed transaction and summarized the terms of the definitive documentation, including the closing conditions and termination rights. Representatives of Goldman Sachs then provided our board with a detailed and lengthy presentation concerning the financial terms of the merger and certain valuation and financial analyses that Goldman Sachs had performed in connection with evaluating the financial terms of the merger. Goldman Sachs then delivered its oral opinion (subsequently confirmed by delivery of a written opinion dated June 4, 2004) to our board to the effect that, as of that date and subject to the factors and assumptions set forth in the opinion, the $18.60 per share in cash to be received by holders of our common stock pursuant to the merger agreement is fair from a financial point of view to those stockholders. Our board discussed at length the terms of the proposed merger and a variety of positive and negative considerations concerning the transaction. The factors considered are described in more detail below under the heading “Recommendations of Our Board of Directors and the Special Committee and Reasons for the Merger.” Based on these deliberations, our board unanimously adopted and approved the merger agreement on the terms discussed at the meeting.

Following these meetings, the parties finalized their negotiations regarding the merger agreement. On June 4, 2004, our board reconvened to discuss these final negotiations and confirmed its adoption and approval of the merger agreement. Following this meeting, on the evening of June 4, 2004, the parties executed the definitive merger agreement. On June 7, 2004, both parties issued press releases announcing the execution of the merger agreement before the opening of the markets.

Recommendations of Our Board of Directors and the Special Committee and Reasons for the Merger

Our full board established a special committee, comprised of four independent directors who are disinterested, to review and evaluate potential strategic alternatives for our company. Our board formed the special committee because of the potential conflicts of interest in connection with the strategic alternatives process, especially with respect to a possible sale of our company. In particular, our board noted the possibility that Ronald J. Sidman, our Chairman, Chief Executive Officer and President, and a large stockholder of our company, could be offered benefits in a transaction different from our public stockholders.

The special committee unanimously determined that the merger agreement was advisable and that the terms of the merger agreement and the transactions contemplated by the merger agreement were fair to and in the best interests of our company and our stockholders, and recommended that our board adopt and approve the merger agreement. Following the unanimous recommendation of the special committee, our board also determined that the merger agreement was advisable and that the terms of the merger agreement and the transactions contemplated by the merger agreement were fair to and in the best interests of our company and our stockholders and unanimously recommended that our stockholders adopt and approve the merger agreement. In connection with the foregoing, the special committee and our board each considered the opinion of Goldman Sachs, our company’s financial advisor, in making their respective recommendations. See below under the heading “Opinion of Financial Advisor.” Our board and the special committee unanimously recommend that our stockholders vote “For” the adoption and approval of the merger agreement.

In reaching their determinations, our board and the special committee consulted with our financial and legal advisors, drew on knowledge of the business, operations, properties, assets, financial condition, operating results, historical market prices and prospects of our company, and considered the following factors, each of which our board and the special committee deemed favorable:

•    Value of Merger Consideration as Compared to Historical and Recent Market Prices of Our Common Stock. The consideration to be received by our stockholders in the merger represents a premium of:

•	12.7% over the closing price of our common stock of $16.51 on June 1, 2004, which was the last trading day prior to the approval of the merger agreement by our board of directors;

•	32.2% over the closing price of our common stock of $14.07 on December 22, 2003, which was the last trading day prior to the public announcement of an unsolicited offer to purchase our company;

•	54.2% over the one-year average price of our common stock prior to December 22, 2003, which was $12.06;

•	61.7% over the two-year average price of our common stock prior to December 22, 2003, which was $11.50; and

•	68.0% over the three-year average price of our common stock prior to December 22, 2003, which was $11.07.

•    Our Business, Financial Condition and Prospects. Our board and the special committee believe that the merger represents a more desirable alternative for our stockholders than continuing to operate as an independent public company under our current business plan. We have experienced recent challenges in creating stockholder value as represented by the trading price of our common stock. There has been stagnation in our stock price despite our active share repurchase program. We believe that the limited public float and liquidity of our common stock has negatively impacted the trading price of our common stock. Moreover, we have faced increasing competition in the juvenile products industry, which includes numerous domestic and foreign competitors. Some of these companies have diversified product lines, well-known brands, and financial, distribution and marketing resources that are substantially greater than ours. In order to compete in this environment, we believe that we would need to significantly increase our revenue either through product development and expansion or acquisitions. While projections prepared by management assume that revenue growth can be achieved, the merger will allow our stockholders to realize the value created by our company over the years without the significant risks involved in executing our business plan in the current competitive environment or pursuing a growth through acquisition strategy.

•    Other Strategic Alternatives Available to Us. As indicated above under the heading “Background of the Merger,” we have been evaluating strategic alternatives for our company for over a year. As a result of this process, our board and the special committee believe that the merger is the best offer reasonably available to our stockholders. In seeking to maximize value to our stockholders, we, along with our financial advisor, instituted a multi-step process pursuant to which we contacted or were contacted by 95 prospective buyers, executed confidentiality agreements with 63 of these parties, and then received indications of interest from 22 of these parties over the course of the process. RC2’s proposal offered the highest price on a per share basis, a financing commitment letter from its current lenders to fund the transaction, and more certainty to closing than the other proposals. For these reasons and others described in this proxy statement, our board and the special committee concluded that the merger agreement was fair to and in the best interests of our company and our stockholders.

•    Financial Ability and Willingness of RC2 to Complete the Merger. Our board and the special committee considered the financing commitments that RC2 had obtained to provide the financing necessary to complete the merger. Our legal and financial advisors advised our board and the special committee that they believed the conditions included in the financing commitment letter were market terms or, in some cases, better than market for transactions of this size and nature. In addition, our board and the special committee believe that RC2’s knowledge and experience in our industry and ability to raise financing will enable RC2 to complete the merger more quickly and with a higher degree of certainty than other prospective buyers. Based on the foregoing, our board and the special committee viewed as reasonable the risk that RC2 would not be able to obtain the financing necessary to complete the merger.

•    Our Termination Rights in the Event of a Superior Proposal and Termination Fee. The merger agreement permits our board to continue to receive unsolicited inquiries and proposals regarding other acquisition proposals, and subject to the satisfaction of certain conditions, in the exercise of its fiduciary duties, negotiate and give information to third parties, withdraw or modify its recommendation to our stockholders regarding the merger agreement, and terminate the merger agreement to enter into a definitive agreement with respect to a superior proposal, subject to the payment of a termination fee to RC2 in the amount of $6,450,000.

•    Goldman, Sachs & Co. Fairness Opinion. Our board and the special committee considered as favorable to their determinations the opinion, analyses and presentations of Goldman Sachs described below under the heading “Opinion of Financial Advisor,” including the opinion of Goldman Sachs to the effect that, as of the date of its opinion and based upon and subject to the limitations and assumptions set forth in the opinion, the $18.60 per share in cash to be received by holders of our common stock was fair from a financial point of view to those stockholders. A copy of the fairness opinion is attached as Appendix B to this proxy statement.

•    Informed Consent of Our Stockholders. Our board and the special committee believe that the requirement to submit the merger agreement to our stockholders for approval permits our stockholders to make an informed vote on the merits of the transaction.

Our board and the special committee also considered the following factors, all of which our board and the special committee considered as mitigating factors, in their deliberations concerning the approval of the merger agreement:

•    Holders of Our Common Stock Unable to Share in Future Growth. Our board and the special committee acknowledged that the merger would preclude the holders of our common stock from having the opportunity to participate in the future growth of our assets. However, RC2’s proposal would allow our stockholders to receive cash for their shares at the premium price discussed above and to obtain liquidity with respect to their investment in our company.

•    Our Limited Remedies if Financing is Unavailable. In the event that RC2 is unable to raise the necessary financing for the merger, our sole remedy is to terminate the merger agreement. As indicated above, however, our board and the special committee viewed as reasonable the risk that RC2 would not be able to obtain the financing necessary to complete the merger, due to the nature and terms of RC2’s commitment letter. In addition, our board and the special committee believed that RC2’s knowledge and experience in our industry and overall ability to raise financing would enable RC2 to complete the merger with a higher degree of certainty than other potential buyers.

•    Tax Consequences to Our Stockholders. Our board and the special committee acknowledged that the merger is a taxable transaction and, as a result, some holders of our common stock may be required to pay taxes on any recognized gain as a result of the receipt of the merger consideration. RC2’s proposal, however, offered the highest per share price to our stockholders among the participants in the strategic alternatives process.

•    Certain Analyses of Goldman, Sachs & Co. In its consideration of the analyses and presentations of Goldman Sachs, our board and the special committee noted that the “Selected Companies Analysis” described below under the heading “Opinion of Financial Advisor” did not provide favorable data with respect to the proposed merger. For instance, the enterprise value of The First Years (calculated at the $18.60 per share merger price) as a multiple of LTM sales and LTM EBITDA described below under the section entitled “Analysis of Transaction Price” was outside the range of the multiples for the selected companies evaluated by Goldman Sachs described below under the section entitled “Selected Companies Analysis”. Our board and the special committee, however, viewed these analyses as only part of the overall analyses of Goldman Sachs and the sale process, and considered the results of all of Goldman Sachs’ analyses without attributing any particular weight to one such analysis. Moreover, our board and the special committee considered as favorable the fairness opinion of Goldman Sachs described above. In addition, the determinations of our board and the special committee were made following a comprehensive strategic alternatives process which they believed provided a satisfactory market check as to the value of our company. They also reviewed all of such factors in the context of both the challenges our company has faced in creating stockholder value and the increased competition in our industry. Based on all of these factors, our board and the special committee determined that no other alternative would be as favorable to our stockholders as the proposed merger, regardless of any aspects of any particular financial analysis performed by Goldman Sachs.

•    Significant Costs Involved. Our board and the special committee considered the significant costs involved in connection with completing the merger, the substantial management time and effort required to effectuate the merger, and the related disruption to our operations. They also considered the potential consequences to our company if the merger were not to be completed for any reason. Despite these costs and related disruptions to our business, our board and the special committee believe that the proposed merger represents the most attractive strategic alternative reasonably available to The First Years and our stockholders.

Our board and the special committee also considered the potential benefits to our directors and officers discussed in the section entitled “Interests of Certain Persons in the Merger,” including the severance payments to certain officers and employees and the acceleration of the vesting of all outstanding restricted stock and options to acquire our common stock. While our board and the special committee considered these potential benefits in their deliberations, these items did not adversely affect their evaluation or recommendation of the proposed merger because these types of benefits are customary in business combination transactions.

Our board and the special committee also contemplated the fact that certain stockholders of our company had agreed to enter into voting agreements with RC2 to support the merger and viewed as favorable that these voting agreements would terminate if the merger agreement was terminated for any reason.

In the opinion of our board and the special committee, the above factors represent the material potential adverse consequences which could occur as a result of the merger. In considering the merger agreement, our board and the special committee considered the impact of these factors on our stockholders.

In view of the wide variety of factors considered by our board and the special committee, our board and the special committee did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered. Our board and the special committee viewed their positions and recommendations as being based on the totality of the information presented to and considered by them. After taking into consideration all of the factors set forth above, our board and the special committee determined that the potential benefits of the proposed merger outweighed the potential detriments associated with the merger.

In the event that the merger is not completed for any reason, we will continue to pursue our existing business strategy. In addition, we may continue to evaluate, and may seek to enter into, other strategic alternatives.

After careful consideration, our board and the special committee have determined that the merger agreement is advisable and fair to and in the best interests of our stockholders. Accordingly, our board and the special committee have unanimously adopted and approved the merger agreement and recommend that our stockholders vote “For” the adoption and approval of the merger agreement.

The First Years Projections

In connection with RC2’s review of The First Years and in the course of the negotiations between RC2 and The First Years as described above in the section entitled “Background of the Merger,” we provided RC2 and other interested parties with certain non-public business and financial information. This information also was provided to Goldman Sachs and was used by Goldman Sachs in its analysis of the fairness of the $18.60 per share in cash to be received by holders of our common stock in the proposed merger as described below in the section entitled “Opinion of Financial Advisor.” The non-public information provided by us included various projections of our future operating performance. These projections included management projections of, among other things, our net sales, gross profit, earnings before interest and taxes, or EBIT, earnings before interest, taxes, depreciation and amortization, or EBITDA, and earnings per share. The projections of our net sales were provided for both The First Years brand products and our licensed and specialty products. The projections covered the years 2004 through 2006. Our board and the special committee also reviewed these projections in connection with approving the merger agreement.

We do not, as a matter of course, publicly disclose projections as to future revenues or earnings. The projections were not prepared with a view to public disclosure and are included in this proxy statement only because such information was made available to RC2 in connection with its due diligence investigation of our company and was considered by our board and the special committee in connection with approving the merger agreement. Accordingly, it is expected that there will be differences between actual and projected results, and actual results may be materially different than those set forth below. The projections were not prepared with a view to compliance with the published guidelines of the Securities and Exchange Commission regarding projections, nor were they prepared in accordance with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial projections. Moreover, our accountants have not examined, compiled or applied any procedures to the projections in accordance with standards established by the American Institute of Certified Public Accountants. These forward-looking statements reflect numerous assumptions made by our management. In addition, factors such as industry performance, general business, economic, regulatory, and market and financial conditions, all of which are difficult to predict, may cause the projections or the underlying assumptions to be inaccurate. Accordingly, there can be no assurance that the projections will be realized, and actual results may be materially more or less favorable than those contained in the projections.

The inclusion of the projections in this proxy statement should not be regarded as an indication that our board, the special committee, The First Years, RC2 or any of their respective financial advisors considered or consider the projections to be a reliable prediction of future events, and the projections should not be relied upon as such. None of our board, the special committee, The First Years, RC2 or any of their financial advisors intends to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error or to otherwise have changed.

The projections that we provided to RC2 and that Goldman Sachs analyzed in giving its fairness opinion and our board and the special committee reviewed in connection with approving the merger agreement are set forth below (dollars in millions, except per share amounts):

Management Projections as of May 2004

	2003 Actual	2004 Estimated	2005 Estimated	2006 Estimated
The First Years Brand	$94.9	$103.9	$115.4	$128.2
Licensed & Specialty	40.7	41.7	44.7	48.3

Net Sales	$135.6	$145.6	$160.1	$176.5
Gross Profit	$50.2	$53.6	$58.5	$64.1
EBIT[1]	$14.9	$16.2	$19.2	$21.7
EBITDA[2]	$17.8	$19.1	$22.7	$25.8
Earnings Per Share	$1.10	$1.24	$1.45	$1.64

[1]	EBIT (earnings before interest and taxes) excludes investment income.
[2]	EBITDA (earnings before interest, taxes, depreciation, and amortization) excludes investment income.

Opinion of Financial Advisor

Goldman Sachs rendered its oral opinion to our board, which was subsequently confirmed in writing, that, as of June 4, 2004 and based upon and subject to the factors and assumptions set forth in the opinion, the $18.60 per share in cash to be received by the holders of our common stock pursuant to the merger agreement is fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated June 4, 2004, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Appendix B to this proxy statement. Goldman Sachs provided its opinion for the information and assistance of our board in connection with its consideration of the transactions contemplated by the merger agreement. The Goldman Sachs opinion is not a recommendation as to how any of our stockholders should vote with respect to the merger agreement.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	annual reports to stockholders and Annual Reports on Form 10-K of The First Years for the five years ended December 31, 2003;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of The First Years;

•	certain other communications from The First Years to our stockholders; and

•	certain internal financial analyses and forecasts, including projections of revenues and profitability, for The First Years prepared by our management.

Goldman Sachs also held discussions with members of our senior management regarding the past and current business operations, financial condition, and future prospects of The First Years. In addition, Goldman Sachs reviewed the reported price and trading activity for the shares of our common stock, compared certain financial and stock market information for The First Years with similar information for certain other companies the securities of which are publicly traded, and reviewed the financial terms of certain recent business combinations in the juvenile products industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as it considered appropriate.

Goldman Sachs relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by it and assumed such accuracy and completeness for purposes of rendering the opinion described above. In addition, Goldman Sachs did not make an independent evaluation or appraisal of our assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) or any of our subsidiaries, nor was any evaluation or appraisal of our assets or liabilities or any of our subsidiaries furnished to Goldman Sachs. Goldman Sachs’ opinion does not address the underlying business decision of The First Years to engage in the transactions contemplated by the merger agreement.

The following is a summary of the material financial analyses delivered by Goldman Sachs to our board in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before June 4, 2004 and is not necessarily indicative of current market conditions.

Analysis of Transaction Price. Goldman Sachs performed certain analyses based on historical information contained in public filings and projections provided by The First Years’ management. Goldman Sachs calculated the following, in each case using the $18.60 price per share to be paid by RC2 to holders of shares of our common stock pursuant to the merger agreement:

•	the implied total equity consideration (on a diluted basis);

•	the enterprise value;

•	the ratio of enterprise value to sales;

•	the ratio of enterprise value to earnings before interest, taxes and depreciation and amortization, or EBITDA; and

•	the ratio of equity value to net income.

The following table presents the results of this analysis:

	The First Years at $18.60 per Share
Equity consideration (diluted) ($ in millions)*	$161.7
Cash ($ in millions)**	$24.4
Enterprise value ($ in millions)	$137.2

Enterprise value/LTM sales***	1.0	x
Enterprise value/2004E sales	0.9	x

Enterprise value/LTM EBITDA***	7.6	x
Enterprise value/2004E EBITDA	7.2	x

Equity value/LTM net income***	16.1	x
Equity value/2004E net income	15.7	x

*	Based on 8,338,778 shares outstanding as of March 31, 2004 according to The First Years’ latest Form 10-Q, and 1,355,711 options outstanding as of December 31, 2003 according to The First Years’ latest Form 10-K, at a weighted average exercise price of $10.87.
**	Cash as forecasted by The First Years’ management for June 30, 2004, net of $4,500,000 relating to a fee payable by The First Years to Disney Enterprises, Inc. in connection with the merger, but excluding financial and other transaction related fees.
***	LTM as of March 31, 2004.

Historical Stock Trading Analysis. Goldman Sachs reviewed the historical trading prices for shares of our common stock for the three-year period ended June 1, 2004. In addition, Goldman Sachs analyzed the consideration to be received by holders of shares of our common stock pursuant to the merger agreement in relation to each of the following:

•	the closing price of a share of our common stock on June 1, 2004;

•	the average price of the shares of our common stock from December 23, 2003, when a third party announced that it was interested in acquiring the outstanding shares of our common stock at a price of $15.00 per share, until June 1, 2004;

•	the undisturbed closing price of shares of our common stock on December 22, 2003 before the third party’s announcement; and

•	the average undisturbed market prices of shares of our common stock for each of the three months, twelve months, 24 months and 36 months ended December 22, 2003.

This analysis indicated that the price per share to be paid to stockholders pursuant to the merger agreement represented:

•	a premium of 12.7% based on the June 1, 2004 closing price and the post-December 22, 2003 average market price of $16.51 per share of our common stock;

•	a premium of 32.2% based on the December 22, 2003 closing price of $14.07 per share of our common stock;

•	a premium of 38.0% based on the average market price of $13.48 per share of our common stock for the three months ended December 22, 2003;

•	a premium of 54.2% based on the average market price of $12.06 per share of our common stock for the twelve months ended December 22, 2003;

•	a premium of 61.7% based on the average market price of $11.50 per share of our common stock for the 24 months ended December 22, 2003; and

•	a premium of 68.0% based on the average market price of $11.07 per share of our common stock for the 36 months ended December 22, 2003.

Selected Companies Analysis. Goldman Sachs reviewed and compared certain financial information for The First Years to corresponding financial information, ratios and public market multiples for the following publicly traded corporations in the juvenile products industry:

•	Hasbro Inc.;

•	Mattel Inc.;

•	Dorel Industries Inc. (excluding the effects of Dorel’s acquisitions of Ampa Developments S.A., Carina Furniture Industries Ltd. and Pacific Cycle LLC on January 29, 2003, September 23, 2003 and January 12, 2004, respectively, due to the absence of publicly available pro forma financial information for such acquisitions, which resulted in calculations of multiples for Dorel which were higher than they would have been if this information had been available); and

•	RC2 Corporation.

Although none of the selected companies is directly comparable to The First Years, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of The First Years.

Goldman Sachs also calculated and compared various financial multiples and ratios of the selected companies. The multiples and ratios for each of the selected companies were calculated using their respective closing prices on June 1, 2004, Institutional Broker Estimate System, or IBES, estimates and the most recent publicly available information. With respect to the selected companies, Goldman Sachs calculated and compared:

•	the enterprise value as a multiple of latest twelve months sales;

•	the enterprise value as a multiple of EBITDA; and

•	the enterprise value as a multiple of latest twelve months earnings before interest and taxes, or EBIT.

The results of these analyses are summarized as follows:

Enterprise Value as a Multiple of LTM*
Selected Companies	Sales	EBITDA	EBIT
High	1.7x	9.9x	12.6x
Mean	1.4x	8.3x	10.7x
Median	1.3x	8.0x	10.3x
Low	1.1x	7.0x	9.6x

*	Enterprise value data assumes an equity market capitalization based on the diluted shares outstanding. LTM data based upon the latest publicly available financial statements.

Discounted Cash Flow Analysis. Goldman Sachs performed a discounted cash flow analysis on The First Years using The First Years’ management projections and publicly available historical information. Goldman Sachs calculated implied equity values per share of our common stock by calculating implied values of our projected free cash flows and by using illustrative cash flow and terminal value indications in the year 2007 based on multiples ranging from 5.000x EBITDA to 7.500x EBITDA. The illustrative cash flow and terminal value indications derived from this analysis were then discounted using discount rates ranging from 10.0% to 14.0%. The various ranges for discount rates were chosen to reflect theoretical analyses of cost of capital. Goldman Sachs assumed, for the purposes of the calculation, that The First Years will have, as of the time the merger is completed, (1) net cash of approximately $19,400,000 (including transaction fees and a change of control fee of $4,500,000 payable to Disney relating to the merger), (2) 8,338,778 shares outstanding as of March 31, 2004, and (3) 1,355,711 options outstanding as of December 31, 2004 with a weighted average exercise price of $10.87 per share. This analysis indicated implied equity present values per share of our common stock ranging from $16.42 to $23.13 per share.

Goldman Sachs performed a sensitivity analysis on the discounted cash flow analysis by applying a range of sales growth estimates and EBIT margin estimates. The sales growth estimates used ranged from 0.0%, indicating a flat sales growth rate, to 10.0%. Our five-year historical average growth rate of 2.2% and our management’s 2004 estimated growth rate of 7.4% lie within the range of sales growth estimates used in the sensitivity analysis. Goldman Sachs also used a range of EBIT margin estimates, based on historical ranges and ranges forecasted by our management, that ranged from 9.0% to 13.0%. Based on the foregoing ranges of sales growth estimates and EBIT margin estimates, and assuming a 12.0% discount rate and a 6.25x EBITDA terminal multiple, the sensitivity analysis indicated a range of implied present equity values per share ranging from $13.18 and $20.99 per share of our common stock.

Selected Transactions Analysis. Goldman Sachs analyzed certain information relating to the following selected transactions in the juvenile products industry:

•	RC2’s acquisition of Learning Curve International Inc. on March 4, 2003;

•	Russ Berrie & Co. Inc.’s acquisition of Sassy, Inc. on July 26, 2002;

•	Dorel’s acquisition of Safety First, Inc. on June 6, 2000; and

•	RC2’s acquisition of The Ertl Company Inc. on April 13, 1999.

For each of the selected transactions, Goldman Sachs calculated and compared (a) enterprise value as a multiple of latest twelve months sales, (b) enterprise value as a multiple of latest twelve months EBITDA, and (c) the latest twelve months EBITDA margin. The following table presents the results of this analysis:

Selected Transactions*
Calculation:	Range	Median
Enterprise Value as a Multiple of LTM Sales	0.6x-1.1x	1.0x
Enterprise Value as a Multiple of LTM EBITDA	4.6x-7.4x	7.1x
LTM EBITDA Margin	12.7x-15.0x	13.0x

*	Enterprise Value as a Multiple of LTM EBITDA and EBITDA Margin not available for Russ Berrie’s acquisition of Sassy. The valuation of RC2’s acquisition of The Learning Curve includes $6,500,000 associated with an earnout agreement.

Goldman Sachs also considered the acquisition premium for cash-only transactions ranging from $50,000,000 to $200,000,000 for the calendar years 2001, 2002 and 2003 and for the year-to-date as of May 12, 2004, based on information from The Thomson Corporation’s SDC Platinum™ financial transactions database. The following table presents the results of this analysis:

	Less than 25%	25% - 50%	50% - 75%	Greater than 75%
Range of Number of Transactions Included	24-74	8-44	4-19	1-18
Range of Percentage of Transactions Included	47%-65%	22%-31%	10%-13%	2%-15%

Goldman Sachs also compared the acquisition premium represented by the quartiles to (x) the premium of 32.2% (based on the December 22, 2003 closing price of $14.07 per share of our common stock) and (y) the premium of 12.7% (based on the June 1, 2004 closing price and the post-December 22, 2003 average market price of $16.51 per share of our common stock), in each case to be paid in the merger.

Implied Future Stock Price Analysis. Goldman Sachs performed an analysis of the present value of the implied future stock price of our common stock based on earnings per share estimates from our management. Goldman Sachs calculated implied present values per share for the fiscal years 2004, 2005 and 2006, using price/earnings multiples for each year ranging from 10.0x to 14.0x and equity discount rates for 2005 and 2006 ranging from 12.0% to 16.0%. Our management’s estimated earnings per share were $1.24 for the 2004 fiscal year (representing a 12.4% growth rate for 2003-2004), $1.45 for the 2005 fiscal year (representing a 17.5% growth rate for 2004-2005) and $1.64 for the 2006 fiscal year (representing a 12.7% growth rate for 2005-2006). The analysis indicated implied present values ranging from $12.36 to $18.27 per share of The First Years’ common stock.

Hypothetical Leveraged Buyout Analysis. Goldman Sachs performed a hypothetical leveraged buyout analysis on The First Years using our management projections and publicly available historical information. Based upon a range of trailing EBITDA exit multiples of 5.5x to 7.5x, for the estimated exit years 2005, 2006 and 2007, this analysis resulted in a range of illustrative equity returns to sponsors from -8.2% to 23.7%. Goldman Sachs also performed a sensitivity analysis on the hypothetical leveraged buy-out analysis, assuming a 2006 exit year, by applying sales growth rate estimates of 2.2% (our historical sales growth rate), 5.0% and 7.4% (our management’s 2004 estimated sales growth rate), in each case in lieu of our management’s estimated sales growth rate of 10.2% for 2006. The sensitivity analysis indicated illustrative equity returns to sponsors ranging from -7.7% to 19.4%.

Illustrative Merger Analysis. Goldman Sachs prepared an illustrative merger analysis of the potential financial impact of the merger using our management’s projections and publicly available historical information about The First Years and RC2 and assuming a pre-tax cost of debt of 5.00%, a tax rate of 38.5%, financing fees of 2.0% and an allocation of 20.0% of the excess purchase price to intangible assets amortized over ten years. Based on the

$18.60 price per share to be paid in the merger, an implied diluted equity consideration of approximately $161,700,000 and an enterprise value of approximately $137,700,000, Goldman Sachs calculated that the transaction would be 9.8% accretive in 2004 and 11.8% accretive in 2005. Goldman Sachs also calculated:

•	the price/earnings multiple and EBITDA multiple required to maintain the share price for each of 2004 and 2005;

•	the total debt to total capitalization ratio;

•	the total debt to latest twelve months EBITDA multiple; and

•	the latest twelve months EBITDA to latest twelve months interest expense multiple.

The following table presents the results of these analyses:

	RC2 Actual		Post-Merger Illustrative
P/E Multiple to Maintain Share Price – 2004E	14.2	x	12.9	x
– 2005E	12.5	x	11.2	x

EBITDA Multiple to Maintain Share Price – 2004E	7.9	x	7.8	x
– 2005E	6.9	x	6.8	x

Total Debt/Total Capitalization	14.2%		36.9%
Total Debt/LTM EBITDA	0.8	x	2.3	x
LTM EBITDA/LTM Gross Interest Expense	20.9	x	8.4	x

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to The First Years or the contemplated transaction.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to our board as to the fairness from a financial point of view of the $18.60 per share in cash to be received by the holders of shares of our common stock pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of The First Years, RC2, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

As described above, Goldman Sachs’ opinion to our board was one of many factors taken into consideration by our board and the special committee in making their determinations regarding the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Appendix B to this proxy statement.

Goldman Sachs and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. Goldman Sachs has acted as financial advisor to The First Years in connection with, and has participated in certain of the negotiations leading to, the transactions contemplated by the merger agreement. In addition, Goldman Sachs may provide investment banking services to The First Years and RC2 in the future. The First Years has not paid any compensation to Goldman Sachs during the past two years, but may do so in the future.

Goldman Sachs is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman Sachs and its affiliates may provide such services to The First Years, RC2 and their respective affiliates, may actively trade the debt and equity securities of The First Years and RC2 for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities.

We selected Goldman Sachs as our financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to a letter agreement dated June 19, 2003, we engaged Goldman Sachs to act as our financial advisor in connection with the contemplated transactions. Pursuant to the terms of this engagement letter, we have agreed to pay Goldman Sachs a transaction fee of approximately $3,700,000, of which $250,000 is currently payable, with the remaining portion payable upon the closing of the merger. In addition, we have agreed to reimburse Goldman Sachs for its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Financing Arrangements

In the merger agreement, RC2 has represented to us that it has financing commitments in place and cash presently on hand to provide sufficient funds to complete the merger, refinance our outstanding debt, pay any fees and expenses in connection with the merger and the related financing, and to provide for working capital needs of The First Years following the merger. RC2 has represented to us in the merger agreement that it has no reason to believe that any condition to the financing commitments cannot or will not be satisfied or waived prior to the effective time of the merger.

In connection with the merger agreement, RC2 has obtained a commitment letter from one of its current lenders and an affiliate of that lender to provide up to $270,000,000 in senior credit facilities to finance the merger, to refinance existing debt, and to support ongoing working capital and capital expenditure needs of the combined company, all on the terms and conditions set forth in the commitment letter. As of the date of this proxy statement, the commitment letter remains in full force and effect and has not been terminated. The commitment letter expires in accordance with its terms on October 1, 2004.

The lenders’ commitments to provide the credit facilities described in the commitment letter are subject to a number of conditions, including no material disruption in the banking and capital markets which in the lenders’ reasonable opinion adversely impacts in any material respect the pricing or availability of credit. The merger agreement includes a similar closing condition. RC2 and RBVD have agreed in the merger agreement to use their reasonable best efforts to arrange the financing for the merger and to satisfy the conditions in the commitment letter.

We have the right to terminate the merger agreement upon receipt of notice from RC2 that:

•	any lender will be unable to provide the financing contemplated by the commitment letter; or

•	any other event has occurred which is reasonably likely to prevent or materially delay RC2 or RBVD from obtaining the proposed financing for the merger.

RC2 is obligated to inform us of the occurrence of either of the events listed above within 24 hours after the occurrence of the event and to otherwise generally keep us informed as to the status of the financing arrangements for the merger.

As of the date of this proxy statement, RC2 has not yet completed its financing, and no assurance can be given that RC2 will have adequate funds to finance the merger. RC2 currently does not have any alternative financing commitments in the event that the proposed financing is not obtained. In that event, RC2 and RBVD have agreed in the merger agreement to use their reasonable best efforts to arrange the financing from alternative sources on substantially the same terms and with substantially the same conditions as the financing that they were unable to arrange.

Structure of the Merger

In the merger, RBVD will merge with and into our company, and The First Years will be the surviving corporation. As a result, we will become a wholly-owned subsidiary of RC2. In the merger, each share of our common stock outstanding immediately prior to the effective time of the merger will be canceled, retired and converted into the right to receive the merger consideration.

Certain Effects of the Merger

If the merger is completed, holders of shares of our common stock will not have an opportunity to continue their equity interest in the surviving corporation as an ongoing corporation and, therefore, will not have the opportunity to share in its future earnings, dividends or growth, if any. In addition, upon completion of the merger, our common stock will no longer be listed on NASDAQ and our company will cease to be registered with the Securities and Exchange Commission.

Legal Proceedings Regarding the Merger

On June 30, 2004, a putative class action complaint was filed with the Superior Court Department of the Trial Court Civil Action Business Litigation Session of The Commonwealth of Massachusetts, Suffolk County, styled as Arthur Marshall, individually and on behalf of all others similarly situated, vs. The First Years Inc., Ronald J. Sidman, Richard E. Wenz, Beth J. Kaplan, Walker J. Wallace, Kenneth R. Sidman, Lewis M. Weston, Fred T. Page, Evelyn Sidman and Benjamin Peltz. The complaint alleges two causes of action: breach of fiduciary duty by our directors in connection with the negotiation and execution of the merger agreement, and aiding and abetting in the breach of those fiduciary duties by our company. In connection with these allegations, the complaint asserts that the defendants failed to seek alternatives to the sale of our company, failed to engage in a meaningful auction to obtain the highest value for our public stockholders, approved unfair terms in the merger agreement, and failed to disclose all material information concerning the proposed merger. The complaint seeks monetary damages and injunctive relief to enjoin the merger. We believe that the allegations contained in the complaint are entirely without merit. We intend to defend against the claims vigorously.

THE SPECIAL MEETING

Date, Time and Place of the Special Meeting

The special meeting will be held at the offices of Goodwin Procter LLP, 53 State Street, Boston, Massachusetts, on Tuesday, September 14, 2004, at 10:00 a.m., local time.

Purpose of the Special Meeting

At the special meeting, you will be asked to consider and vote on the following proposals:

•	to adopt and approve the merger agreement, which provides for the merger of RBVD Acquisition Corp., a wholly-owned subsidiary of RC2 Corporation, with and into our company;

•	to consider and vote upon a proposal to approve one or more adjournments of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting, or at any adjournment or postponement of that meeting, to approve the merger agreement proposal; and

•	to act upon any other business that may properly come before the special meeting or any adjournment or postponement of that meeting.

Record Date

Our board of directors has fixed the close of business on August 3, 2004 as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting. At the close of business on the record date, 8,355,770 shares of our common stock were outstanding and entitled to vote. Our shares were held of record by approximately 194 stockholders. The common stock is our only outstanding class of stock. Stockholders of record on the record date will be entitled to one vote per share of our common stock on any matter that properly comes before the special meeting and any adjournment or postponement of that meeting.

Quorum

Our charter and by-laws and Massachusetts law require the presence, in person or by duly executed proxy, of the holders of a majority of the shares of our common stock outstanding and entitled to vote at the special meeting in order to constitute a quorum. If a quorum is not present, we expect to adjourn or postpone the special meeting to solicit additional proxies and intend to vote any proxies we have at the time in favor of an adjournment or postponement.

Vote Required

Our charter and by-laws and Massachusetts law require the affirmative vote of holders of two-thirds of the shares of our common stock outstanding and entitled to vote at the special meeting to adopt and approve the merger agreement. On the record date, our directors and executive officers and their affiliates owned 2,238,406 shares of our common stock, or approximately 26.8% of our total outstanding shares. These shares include 2,000,388 shares of our common stock, or approximately 23.9% of our outstanding shares, which are subject to the voting agreements with RC2.

The proposal to approve one or more adjournments of the special meeting requires the affirmative vote of holders of a majority of the shares of our common stock present or represented at the special meeting and entitled to vote on the proposal.

Abstentions and Broker Non-Votes

For purposes only of determining the presence or absence of a quorum for the transaction of business at the special meeting, we intend to count abstentions and broker non-votes as present at the special meeting.

Abstentions and broker non-votes are not, however, counted as favorable votes and, therefore, have the same effect as a vote against the adoption and approval of the merger agreement. Broker non-votes are proxies from brokers or other nominees indicating that the person has not received instructions from the beneficial owner or other person entitled to vote the shares which are the subject of the proxy on a particular matter with respect to which the broker or other nominee does not have discretionary voting power. If you fail to vote or abstain from voting, it will have the effect of a vote against the proposal to adopt and approve the merger agreement.

To approve the adjournment proposal, a majority of the shares of our common stock present or represented at the special meeting and entitled to vote, which includes abstentions, must vote in favor of the proposal. Broker non-votes will have no effect on the outcome of this proposal.

The actions proposed in this proxy statement are not matters that can be voted on by brokers holding shares for beneficial owners without the owners’ specific instructions. Accordingly, we urge you to return the enclosed proxy card marked to indicate your vote, to vote your shares over the Internet or by telephone or to give your broker proper instructions.

Proxies, Voting and Revocation

You are requested to complete, date and sign the accompanying proxy card and promptly return it to us or to vote your shares over the Internet or by telephone. Instructions for voting your shares over the Internet or by telephone are located on the accompanying proxy card. All properly executed proxies received prior to taking the vote at the special meeting and not revoked, will be voted as instructed on the proxy card. If the proxy card is signed and returned without indicating any voting instructions, the shares represented by that proxy will be voted “For” the adoption and approval of the merger agreement, “For” the approval of one or more adjournments of the special meeting, if necessary, and in the discretion of the individuals named as proxies as to any other matter that may come before the special meeting.

You may revoke your proxy at any time before it is voted at the special meeting by:

•	delivering to our secretary at the address listed below a written notice of revocation bearing a later date than the proxy;

•	duly executing, dating and delivering to our secretary at the address listed below a new proxy card, dated later than the first proxy card, which will automatically replace any earlier dated proxy card that you returned;

•	properly casting a new vote by Internet or by telephone at any time before the closure of the Internet and telephone voting facilities; or

•	attending the special meeting and voting in person.

Attendance at the special meeting will not, in and of itself, constitute revocation of a proxy.

You should send any notice of revocation of your proxy card to:

The First Years Inc.

One Kiddie Drive

Avon, Massachusetts 02322

Attention: Evelyn Sidman, Secretary

If your broker holds shares in “street name,” your broker will vote your shares only if you provide instructions on how to vote. Your broker will provide directions regarding how to instruct your broker to vote your shares. Please note, however, that if the holder of record of your shares is your broker, bank or other nominee and you wish to vote at the special meeting, you must bring a legal proxy from your broker, bank or other nominee authorizing you to vote those shares.

Solicitation of Proxies and Expenses

We will bear the entire cost of solicitation of proxies from our stockholders. We have retained D.F. King & Co., Inc., to assist in soliciting proxies and will pay approximately $12,500, plus reasonable out-of-pocket expenses in connection with the solicitation. In the event of a contested meeting, we will pay an additional amount as may be mutually agreed by both parties. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding in their names shares of our common stock owned by others to forward to those beneficial owners. We will reimburse persons representing beneficial owners of shares of our common stock for their expenses in forwarding solicitation materials to those beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone or personal solicitation by our directors, officers or other regular employees. No additional compensation will be paid to our directors, officers or other regular employees for these services.

Appraisal Rights

The Massachusetts legislature recently adopted a new Massachusetts Business Corporation Act which repeals and replaces the existing Massachusetts Business Corporation Law, including the provisions related to appraisal rights. Under this statute, we have concluded that our stockholders do not have dissenters’ or appraisal rights in connection with the proposed merger. The statute provides an exception to appraisal rights in the context of a merger in the case of:

•	stockholders already holding marketable securities in the merging corporation who are to receive only cash in the merger; and

•	where no director, officer or controlling stockholder has a direct or indirect material financial interest in the merger, other than in his or her capacity as:

•	a stockholder of the corporation;

•	as a director, officer or employee if the financial interest is pursuant to bona fide arrangements; or

•	in any other capacity so long as the stockholder owns not more than 5% of the voting shares of the corporation.

The arrangements with our directors and officers described under “Interests of Certain Persons in the Merger” are bona fide employment contracts or other arrangements.

While the merger agreement was executed when the old law was in effect, the special meeting and the closing of the merger will occur after the new law has gone into effect. Because the first actions required to be taken by a stockholder to demand appraisal relate to the vote at the special meeting, the new Massachusetts law regarding appraisal rights, including the exception described above, is applicable to the proposed merger.

Proposal to Approve Adjournment of the Special Meeting

We are submitting a proposal for consideration at the special meeting to authorize the named proxies to approve one or more adjournments of the special meeting if there are not sufficient votes to adopt and approve the merger agreement at the time of the special meeting. Even though a quorum may be present at the special meeting, it is possible that we may not have received sufficient votes to adopt and approve the merger agreement by the time of the special meeting. In that event, we would need to adjourn the special meeting in order to solicit additional proxies. The adjournment proposal relates only to an adjournment of the special meeting for purposes of soliciting additional proxies to obtain the requisite stockholder approval to adopt and approve the merger agreement. Any other adjournment of the special meeting (e.g., an adjournment required because of the absence of a quorum) would be voted upon pursuant to the discretionary authority granted by the proxy.

To allow the proxies that have been received by us at the time of the special meeting to be voted for an adjournment, if necessary, we are submitting a proposal to approve one or more adjournments, and only under those circumstances, to you for consideration. Our board recommends that you vote “For” the adjournment proposal so that proxies may be used for that purpose, should it become necessary. Properly executed proxies will be voted “For” the adjournment proposal, unless otherwise noted on the proxies. If the special meeting is adjourned, we are not required to give notice of the time and place of the adjourned meeting unless our board fixes a new record date for the special meeting.

The adjournment proposal relates only to an adjournment of the special meeting occurring for purposes of soliciting additional proxies for the approval of the merger agreement proposal in the event that there are insufficient votes to approve that proposal. Our board retains full authority to the extent set forth in our by-laws and Massachusetts law to adjourn the special meeting for any other purpose, or to postpone the special meeting before it is convened, without the consent of any of our stockholders.

The matters to be considered at the special meeting are of great importance to you. Accordingly, we urge you to read and carefully consider the information presented in this proxy statement and to complete, sign, date and promptly return the enclosed proxy in the enclosed postage-paid envelope or to vote your shares over the Internet or by telephone.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

When you consider the recommendations of our board of directors and the special committee with respect to the merger agreement, you should be aware that some of our directors and officers have interests in the merger and participate in arrangements that are different from, or are in addition to, those of our stockholders generally. Our board and the special committee were aware of these interests and considered them, among other matters, when they approved the merger agreement. In general, these interests relate to severance payments and other employee benefits, indemnification, and voting agreements executed in connection with the merger agreement.

Agreements with Ronald J. Sidman

We entered into an employment agreement with Ronald J. Sidman, our Chairman, President and Chief Executive Officer, on September 30, 1999, which provides for certain severance benefits if his employment is terminated for any reason within three years following a change of control. Upon such occurrence, Mr. Sidman would be entitled to:

•	a lump sum amount equal to 2.99 times the sum of his then current base salary and the highest amount of his annual incentive compensation for the three most recently completed fiscal years;

•	the continuation of all benefits, including the payment of premiums for life and disability insurance, for a period equal to the greater of the remainder of the five-year term then in effect as provided in the employment agreement or three years from the date of termination;

•	the continuation of such medical benefits provided to him prior to termination, until he is eligible for and entitled to coverage under Medicare; and

•	the vesting of his stock options and the ability to exercise those options for an extended period of time.

If any payments made to Mr. Sidman in connection with a change of control would subject him to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, he would be entitled to receive a “gross-up” amount so as to place him in the same after-tax position he would have been in had such excise tax not applied. Finally, upon a change of control, Mr. Sidman would not be subject to any noncompetition provisions of his employment agreement.

Completion of the merger with RC2 Corporation would constitute a change of control of our company under this agreement. As a result, upon the termination of Mr. Sidman’s employment, he would have been entitled to receive a cash severance payment equal to approximately $2,021,000, as well as the continuation of the benefits described above.

In connection with submitting its bid to acquire our company, however, RC2 requested that Mr. Sidman enter into a noncompetition agreement with RC2 for a period of two years from the closing date of the merger. In connection with this noncompetition agreement, Mr. Sidman agreed to restructure his severance package to receive fewer benefits than he otherwise would have been entitled to receive under his current employment agreement. Mr. Sidman entered into a noncompetition agreement and a termination and waiver of rights under his employment agreement, each effective upon the completion of the merger and the payment of certain amounts. Under the termination and waiver agreement, Mr. Sidman will be entitled to receive approximately $1,362,000 on the effective date of the merger. He also agreed to fix the period following the merger to three years during which he would continue to receive certain benefits, including the payment of premiums for life insurance and long-term disability insurance and the participation in pension plans. Under this agreement, he will continue to receive medical benefits until he is eligible for and entitled to coverage under Medicare. Again, if any payments made to Mr. Sidman in connection with the change of control would subject him to the excise tax imposed by Section 4999 of the Internal Revenue Code, he will be entitled to receive a “gross-up” amount.

Under the noncompetition agreement, during the two-year noncompetition period, Mr. Sidman agreed that he would not compete with RC2 and that he would not solicit or hire its employees, agents or consultants. As consideration for entering into this agreement, Mr. Sidman will receive a cash payment of $375,000 from RC2 at the effective time of the merger and an additional cash payment of $375,000 on January 4, 2005. As indicated above, Mr. Sidman otherwise would not have been subject to a non-compete covenant following the merger.

Agreements with Richard F. Schaub, Jr.

On August 29, 2000, we entered into a change of control agreement with Richard F. Schaub, Jr., our Senior Vice President—Sales, which provides for certain severance benefits if his employment is terminated for any reason within two years following a change of control. The change of control agreement provides severance arrangements for Mr. Schaub on substantially the same terms as the original employment agreement described above relating to Mr. Sidman, except that:

•	the lump sum payment to Mr. Schaub would be the sum of 2.00 times his then current base salary and the highest amount of his annual incentive compensation for the three most recently completed fiscal years; and

•	we would continue to pay Mr. Schaub his benefits for a period of two years.

If Mr. Schaub’s employment is terminated within two years following the completion of the merger, he will be entitled to receive a cash severance payment equal to approximately $585,000, as well as the continuation of certain benefits.

In addition, in September 2000, Mr. Schaub received a loan from us in the principal amount of $80,000, and in March 2001, he received an additional loan from us in the principal amount of $53,000. These loans bear interest at the prime rate charged by Citizens Bank of Massachusetts, as such rate may be adjusted from time to time, plus 1% per year. The terms of the loans provide for one-fifth of the principal amount, together with interest on such amount, to be forgiven each calendar year either on the anniversary date of (1) Mr. Schaub’s employment with the company for the $80,000 loan or (2) the first payment for the $53,000 loan, provided that he is still employed by our company on such anniversary dates. In the event that Mr. Schaub’s employment with our company is terminated within the five years following the start of his employment on August 29, 2000, for any reason, including termination after a change of control other than for cause, the outstanding principal and any accrued interest under the notes will be forgiven on the date of termination. In the event that Mr. Schaub voluntarily terminates his employment with us, or we terminate Mr. Schaub’s employment for cause, then the principal balance outstanding under the notes will be immediately due and payable, although any accrued interest will be forgiven. As of the date of this proxy statement, the outstanding principal balance under the September 2000 note was approximately $32,000 and the outstanding principal balance under the March 2001 note was approximately $21,200.

Change of Control Agreements

In connection with the strategic alternatives process, the compensation committee of our board of directors considered the impact of a potential transaction on our ability to retain the services of our senior management and other key employees. It was the belief of the compensation committee that the continuity of management was essential to our ability to evaluate and respond to a potential change of control situation in the best interests of our stockholders. To encourage the continuity of management and after receiving advice from our legal counsel and employee compensation consultants, the compensation committee authorized change of control agreements with 14 officers and key employees as described below.

We have entered into change of control agreements with the executive officers listed in the table below. The table lists for each executive officer the approximate severance amount payable in cash in the event the executive is terminated without cause or resigns with good reason within 24 months following the completion of the merger. The severance amounts under these agreements include the following benefits:

•	one and a half times the sum of (1) the executive’s annual base salary, plus (2) the executive’s target annual bonus; and

•	for a period of up to one year after the termination of the executive’s employment, we will pay health and dental insurance premiums to allow the executive and his family to receive substantially similar coverage as they received immediately prior to the termination of the executive’s employment.

Name	Approximate Severance Amount
James A. Connors, Jr.	$406,000
Barrett C. Boehme	$398,000
John R. Beals	$379,000
Bruce S. Baron	$361,000
Ronald T. Cardone	$313,000

In addition, we entered into change of control agreements with nine other officers and key employees who may receive up to approximately $1,617,000 in the aggregate in the event these employees are terminated without cause or resign for good reason within 24 months following the merger. These change of control agreements provide for the same benefits as listed above, except that certain of the officers and key employees under these agreements will only receive one times the sum of (1) the employee’s annual base salary, plus (2) the employee’s target annual bonus. Also, these officers and employees will be released from any noncompetition agreements with our company for periods following the closing date of the merger.

Stay Bonus Agreements

We also entered into stay bonus agreements with four employees with primary responsibility for completing the various administrative tasks required in connection with the strategic alternatives process and the closing of the proposed merger. These agreements provide for aggregate cash payments of up to $127,500, including $50,000 to Mr. Beals. The stay bonus payments are due in two equal installments as follows (1) one-half was paid upon the execution of the merger agreement, and (2) the remaining one-half will be paid either upon the completion of the merger or the termination of the strategic alternatives process by our board.

Stock Options and Restricted Stock of Our Directors and Executive Officers

At the effective time of the merger, all unvested stock options will become fully vested. In settlement of all of our outstanding stock options, we will make a cash payment to each option holder in an amount equal to the product of the number of shares of common stock covered by the option and the excess of $18.60 over the exercise price of the option, subject to any applicable federal or state withholding tax.

As a result, our directors and executive officers holding in-the-money options will receive cash payments at the closing of the merger in the approximate amounts (before withholding) indicated in the following table.

Name	Number of Option Shares	Option Shares Exercise Price	Approximate Option Settlement Amount
Ronald J. Sidman	246,205	$6.94 – 13.75	$1,902,000
Richard F. Schaub, Jr.	111,490	$9.00 – 13.01	$1,052,000
Fred T. Page	72,000	$4.62 – 17.00	$690,000
James A. Connors, Jr.	57,173	$9.00 – 13.01	$519,000
Walker J. Wallace	73,201	$7.625 – 16.125	$516,000
Bruce S. Baron	71,700	$6.9375– 13.75	$477,000
John R. Beals	41,617	$6.94 – 13.69	$376,000
Benjamin Peltz	48,000	$9.85 – 15.375	$295,000
Kenneth R. Sidman	48,000	$9.85 – 15.375	$270,000
Lewis M. Weston	48,000	$9.85 – 15.375	$270,000
Beth J. Kaplan	30,000	$9.85 – 11.91	$212,000
Barrett C. Boehme	20,000	$ 9.30	$186,000
Ronald T. Cardone	6,483	$10.26 – 13.01	$43,000
Evelyn Sidman	0	n/a	$0

Total			$6,808,000

In addition, Mr. Boehme holds 10,000 shares of restricted stock which will vest upon completion of the merger. Mr. Boehme will be entitled to receive the merger consideration for these shares like other stockholders of our company.

Vesting under Pension Plan

RC2 has agreed in the merger agreement to fully vest the pension plan benefits of our employees who participate in our pension plan in the event that the participant’s employment with The First Years is terminated within 24 months following the closing date of the merger either by RC2 without cause or by the participant for good reason, in each case without regard to any vesting schedule set forth in the pension plan. The total unvested benefits under the plan, estimated as of the closing date, equal approximately $700,000.

Indemnification of Our Directors and Executive Officers

In addition, under the terms of the merger agreement, our directors and executive officers will be entitled to indemnification in specified circumstances, as more fully described in the section below entitled “The Merger Agreement—Indemnification.”

Voting Agreements

The following summary of the voting agreements is qualified by reference to the complete text of the form of voting agreement, which is attached to this proxy statement as Appendix C and incorporated in this document by reference.

In connection with the merger agreement, RC2 entered into voting agreements with certain of our directors, who are also large stockholders of our company, consisting of Ronald J. Sidman, Kenneth R. Sidman, Evelyn Sidman, Benjamin Peltz and Fred T. Page. Pursuant to the voting agreements, each of the stockholders has agreed that at the special meeting held in connection with the merger agreement or for purposes of any other vote taken in connection with the merger agreement, that he or she would:

•	appear and cause all of his or her shares of our common stock to be counted as present for purposes of calculating a quorum;

•	vote in favor of the adoption and approval of the merger agreement;

•	vote against any action or agreement that would reasonably be expected to result in a breach in any material respect of any covenant, representation or warranty of the stockholder contained in the voting agreement; and

•	vote against any acquisition proposal, or any agreement or transaction that is intended to, or could reasonably be expected to, materially impede, interfere with, delay, postpone, discourage or materially and adversely affect the completion of the merger.

In addition, each stockholder appointed RC2 as its proxy to vote such stockholder’s shares of our common stock if the stockholder is unable to perform his or her obligations under the respective voting agreement.

As of the record date, there were 2,000,388 shares of our common stock subject to the voting agreements, which represented approximately 23.9% of our outstanding common stock as of that date. Under the voting agreements, each of the stockholders has agreed not to sell, assign, transfer or otherwise dispose of any of his or her shares of our common stock prior to the merger, other than in connection with a transfer by will or by operation of law or other transfers for estate planning proposes, where the recipient is bound by the terms of the applicable voting agreement, or as otherwise agreed by RC2.

Under the voting agreements, each of the stockholders also has agreed not to, and not to permit any of his or her affiliates to:

•	solicit, initiate or knowingly encourage, or take any action to facilitate, any inquiries or the making of any proposal that constitutes an acquisition proposal;

•	participate in any discussions or negotiations regarding an acquisition proposal;

•	enter into any agreement with respect to an acquisition proposal;

•	solicit proxies or take any action to facilitate a solicitation with respect to an acquisition proposal;

•	initiate a stockholders’ vote or action by consent of our stockholders with respect to an acquisition proposal; or

•	become a member of a group, other than by reason of the voting agreements, with respect to any of our voting securities that takes any action in support of an acquisition proposal.

However, nothing in the voting agreements prevents the stockholders from acting in any capacity they may have as a director, officer or employee of The First Years.

The voting agreements will terminate on the earliest to occur of (1) the effective time of the merger, (2) the termination of the merger agreement for any reason, or (3) upon consent of the parties to the voting agreements.

THE MERGER AGREEMENT

The terms of and conditions to the merger are contained in the merger agreement, a copy of which is attached to this proxy statement as Appendix A and incorporated in this document by reference. Set forth below is a description of the material terms and conditions of the merger agreement. This description is qualified in its entirety by, and made subject to, the more complete information set forth in the merger agreement. You should read the merger agreement carefully and in its entirety.

Structure

The merger agreement provides that RBVD Acquisition Corp. will be merged with and into The First Years, with The First Years being the surviving corporation. We will cease to exist as a separate company and our common stock will no longer be listed on NASDAQ or registered with the Securities and Exchange Commission. After the merger, we will be a wholly-owned subsidiary of RC2 Corporation.

Effective Time

The merger will become effective when the articles of merger have been filed with the Secretary of State of the Commonwealth of Massachusetts and become effective in accordance with the Massachusetts Business Corporation Act. We expect the merger to become effective as soon as practicable after the special meeting and the satisfaction or waiver of all other conditions to closing the merger. Under the merger agreement, however, RC2 will not be required to complete the merger until three business days after all of the conditions to closing the merger described in the merger agreement are satisfied or waived, except for conditions which by their terms are required to be satisfied or waived at the closing. We expect that the merger will be completed during the third calendar quarter of 2004.

Merger Consideration

At the effective time of the merger, each outstanding share of our common stock will be converted into the right to receive $18.60 in cash, without interest.

Rights of Holders of Our Common Stock at the Effective Time of the Merger

At the effective time of the merger, holders of our common stock will cease to be, and will have no rights, as our stockholders, other than the right to receive the merger consideration. After the merger occurs, there will be no transfers on our stock transfer books of any shares of our common stock.

Exchange of Stock Certificates

Promptly after the effective time of the merger, the exchange agent will mail a letter of transmittal and instructions for use in surrendering your shares of our common stock in exchange for the merger consideration. The letter of transmittal and instructions will specify that delivery will be effected and risk of loss and title to stock certificates will pass only upon proper delivery of the stock certificate to the exchange agent and will specify how to properly surrender your stock certificates for payment. You should not submit your stock certificates for exchange until you receive the letter of transmittal and instructions referred to above.

When you deliver your stock certificates to the exchange agent along with a properly executed letter of transmittal and any other required documents, subject to any required withholding of taxes, you will receive the merger consideration to which you are entitled under the merger agreement for each share of common stock previously represented by your stock certificate, and the stock certificate will be canceled. RC2 will be entitled to deduct and withhold from the merger consideration any amounts required to be withheld under the Internal Revenue Code or any provision of state, local or foreign law.

You are not entitled to receive any interest on the merger consideration. The exchange agent will only issue a check for the merger consideration in a name other than the name in which a surrendered stock certificate is registered if the stock certificate surrendered is properly endorsed, or otherwise in proper form for transfer, and you show that you paid any applicable stock transfer taxes. Until surrendered in accordance with the provisions stated above, each certificate will, after the effective time of the merger, represent only the right to receive the merger consideration.

Beginning six months after the closing date of the merger, the surviving corporation will act as the exchange agent, and our former stockholders may look solely to the surviving corporation for any amounts owed to them. None of The First Years, RC2, RBVD or the exchange agent will be liable to any person in respect of any cash delivered to a public official pursuant to applicable abandoned property, escheat or similar law.

After the effective time of the merger, there will be no transfers of certificates that previously represented common stock on our stock record books. If, after the effective time, stock certificates are presented to the surviving corporation or the exchange agent for payment, they will be canceled and exchanged for the merger consideration, without interest. However, no holder of a stock certificate will have any greater rights against the surviving corporation than may be accorded to general creditors of the surviving corporation under applicable law.

Our Conduct of Business Prior to Completing the Merger

Under the merger agreement, we have agreed that, until the effective time of the merger, we will use our commercially reasonable efforts to carry on our operations in the usual, regular and ordinary course of business consistent with past practice, and we will use our commercially reasonable efforts to preserve our present business organization, keep available the services of our present advisors, managers, officers and employees and preserve the current relationships with our customers, suppliers, licensors and other persons with which we have business dealings and continue to perform under existing contracts.

In addition, the merger agreement specifically prohibits us from taking any of the following actions, except as expressly permitted by the merger agreement or to the extent that RC2 otherwise consents in writing:

•	split, combine or reclassify any shares of our capital stock or declare, set aside or pay any dividend or other distribution in respect of any shares of our capital stock, except for the payment of our previously announced dividend on June 15, 2004;

•	authorize for issuance, issue or sell or agree or commit to issue or sell any stock of any class or any other securities or equity equivalents, or redeem, purchase or otherwise acquire any shares of our capital stock or any securities or obligations convertible into or exchangeable for any shares of our capital stock, or any options, warrants, conversion, or other rights to acquire any shares of our capital stock or any such securities or obligations;

•	acquire, sell, lease, encumber, transfer or dispose of any assets outside the ordinary course of business consistent with past practice;

•	incur any amount of indebtedness for borrowed money, guarantee any indebtedness, issue or sell debt securities, make any loans, advances or capital contributions, mortgage, pledge or otherwise encumber any material assets, or create or suffer any material lien on any material assets, except in the ordinary course of business consistent with past practice pursuant to our credit facilities in existence on the date of the merger agreement;

•	except pursuant to any mandatory payments under any credit facilities in existence on the date of the merger agreement, pay, discharge or satisfy any claims, liabilities or obligations, other than any payment, discharge or satisfaction in the ordinary course of business consistent with past practice;

•	change any of the accounting principles or practices used by us, except as required by generally accepted accounting principles, or GAAP;

•	except as required by law, (1) enter into, adopt, amend or terminate any employee program, (2) enter into, adopt, amend or terminate any agreement, arrangement, plan or policy between our company and one or more of our directors or executive officers, or (3) except for normal increases in the ordinary course of business consistent with past practice not to exceed $500,000 in the aggregate, increase in any manner the compensation or fringe benefits of any non-executive officer or employee or pay any benefit not required by any employee program or arrangement;

•	adopt any amendments to our articles of organization or by-laws or our shareholder rights agreement;

•	adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

•	settle or compromise any litigation or other disputes, other than settlements or compromises for litigation or other disputes where the amount paid in settlement or compromise does not exceed $500,000 individually, or $1,000,000 in the aggregate, for all such litigation or other disputes;

•	amend any term of any outstanding security of our company;

•	modify or amend any material contract to which we are a party or waive, release or assign any material rights or claims under any such material contract;

•	authorize, commit to or make any equipment purchases or capital expenditures, other than in the ordinary course of business and consistent with past practice not to exceed $3,500,000 in the aggregate; or

•	enter into an agreement to take any of the actions listed above.

The agreements relating to the conduct of our business in the merger agreement are complicated and not easily summarized. You are urged to carefully read Section 6.1 of the merger agreement attached to this proxy statement as Appendix A.

Conditions to the Merger

The obligations of The First Years and RC2 to complete the merger are subject to the satisfaction of the following conditions, which generally cannot be waived:

•	the adoption and approval of the merger agreement by the requisite vote of our stockholders;

•	the expiration or termination of the waiting period (and any extension thereof) applicable to the consummation of the merger under the HSR Act;

•	the receipt of all required governmental consents or approvals; and

•	the absence of any law, order or injunction prohibiting or restricting the completion of the merger.

Our obligation to complete the merger is subject to the satisfaction of the following additional conditions, any of which can be waived by us:

•	other than representations and warranties made as of a particular date, (1) those representations and warranties made by RC2 or RBVD that are qualified as to materiality, a material adverse effect or words of similar effect must be true and correct in all respects as of the effective time of the merger as if made at the effective time of the merger, and (2) those representations and warranties made by RC2 or RBVD that are not qualified as to materiality, a material adverse effect or words of similar effect must be true and correct in all respects as if made at the effective time of the merger, except for such inaccuracies that would not have a material adverse effect on the ability of RC2 to obtain the financing necessary to satisfy any of RC2’s or RBVD’s obligations under the merger agreement;

•	RC2 and RBVD must have performed in all material respects all of their respective agreements and covenants required by the merger agreement to be performed by them on or prior to the effective time of the merger; and

•	we must have received a certificate signed by the chief executive officer or chief financial officer of RC2, dated as of the closing date of the merger, certifying as to the satisfaction of the preceding conditions.

The obligations of RC2 and RBVD to complete the merger are subject to the satisfaction of the following additional conditions, any of which can be waived by RC2:

•	other than representations and warranties made as of a particular date, (1) our representations and warranties that are qualified as to materiality, a material adverse effect or words of similar effect must be true and correct in all respects as of the effective time of the merger as if made at the effective time of the merger, and (2) our representations and warranties that are not qualified as to materiality, a material adverse effect or words of similar effect must be true and correct in all respects as if made at the effective time of the merger, except for such inaccuracies that would not have a material adverse effect on our company;

•	we must have performed in all material respects all of our agreements and covenants required by the merger agreement to be performed by us on or prior to the effective time of the merger;

•	RC2 must have received a certificate signed by our chief executive officer and chief financial officer, dated as of the closing date of the merger, certifying as to the satisfaction of the preceding conditions;

•	since the date of the merger agreement, there must not have occurred any effect, event or change that has had or would reasonably be expected to have a material adverse effect on our business, assets, results of operations, or condition (financial or otherwise), other than changes that (1) generally affect our industry and do not affect us in a disproportionate manner, (2) primarily result from the announcement or pendency of the merger, or (3) relate to acts of war, sabotage or terrorism or any escalation of such acts of war, sabotage or terrorism threatened or underway as of the date of the merger agreement;

•	there must not have occurred any material disruption in the banking and capital markets which caused either lender to RC2 to withdraw its commitment to provide financing as contemplated by the financing commitment letter delivered to us, and which resulted in RC2 being unable to obtain alternative financing to pay the merger consideration;

•	we must have entered into a new license agreement with Disney Enterprises, Inc. for the United States upon terms that are not materially adverse in the aggregate to the terms set forth in the initial draft of that agreement as provided to RC2;

•	no distribution date must have occurred under our shareholder rights agreement, and in the event a stock acquisition date has occurred under the shareholder rights agreement, we must have amended the company rights agreement to terminate the right of any holder of our rights to acquire shares of RC2’s common stock after the effective time of the merger; and

•	RC2 must have received a certificate signed by our secretary, dated as of the closing date of the merger, certifying that (1) our officers who executed documents delivered in connection with the merger agreement are incumbent, (2) the copies provided to RC2 of our articles of organization and by-laws, as in effect on the date of the merger agreement until the closing date, are true and complete, and (3) the copy provided to RC2 of the votes of our board authorizing and approving the merger agreement and the transactions contemplated by the merger agreement is true and complete.

Representations and Warranties

In the merger agreement, we made representations and warranties, subject to exceptions which were disclosed to RC2, concerning our business and assets. These representations and warranties related to, among other things:

•	our and our subsidiary’s corporate existence, qualification or license to conduct business and corporate standing and power to carry on our business;

•	our compliance with, and no violation of, any order of any court or governmental authority applicable to us or our subsidiary, and our receipt of all licenses, permits and other authorizations necessary to conduct our business;

•	our corporate authority to enter into, and carry out our obligations under, the merger agreement and the enforceability of the merger agreement;

•	absence of a breach of our articles of organization or by-laws, law or material agreements as a result of the merger;

•	our board’s approval of the merger agreement and its recommendation to our stockholders to adopt and approve the merger agreement, and its amendment of our shareholder rights agreement to permit the transactions contemplated by the merger agreement without triggering the separation of the rights;

•	our capital structure;

•	our ownership of subsidiaries and other equity interests;

•	that, except as provided in the merger agreement, the execution, delivery and performance of the merger agreement by us will not conflict with or violate our organizational documents, result in any violation or breach under any of our agreements or violate any order, statute or rule applicable to us;

•	our filings and reports with the Securities and Exchange Commission;

•	our financial statements and the absence of undisclosed liabilities;

•	litigation;

•	the absence of material changes in the conduct of our business since December 31, 2003;

•	tax matters;

•	our real estate and personal property;

•	intellectual property matters;

•	environmental matters;

•	employee benefit plans and labor matters;

•	payment of fees to brokers or finders in connection with the merger;

•	opinion of our financial advisor;

•	the vote of our stockholders necessary to adopt and approve the merger agreement, and that no other vote of our stockholders is necessary to complete the merger;

•	material contracts and agreements;

•	insurance;

•	limitation of our representations and warranties; and

•	the definition of our knowledge as that phrase is used in the merger agreement.

The merger agreement also contains representations and warranties of RC2 and RBVD relating to among other things:

•	RC2’s existence, qualification or license to conduct business and corporate standing and power to carry on its business;

•	RC2’s and RBVD’s authority to enter into, and carry out their respective obligations under, the merger agreement and the enforceability of the merger agreement;

•	absence of a breach or conflict with RC2’s or RBVD’s organizational documents, law or material agreements as a result of the merger;

•	necessary financing for the merger;

•	inapplicability of certain state takeover laws to RC2 and RBVD;

•	the formation and ownership of RBVD and the absence of any obligations of RBVD, except in connection with the merger agreement;

•	the financial condition of RC2;

•	absence of brokers or finders in connection with the merger; and

•	litigation.

The representations and warranties included in the merger agreement are complicated and not easily summarized. You are urged to carefully read Articles 4 and 5 of the merger agreement attached to this proxy statement as Appendix A.

Solicitation of Proposals from Other Parties

We have agreed that, until the termination of the merger agreement or the effective time of the merger, neither we nor any of our officers, directors or employees or any investment banker, financial advisor, attorney, accountant or any of our other representatives will directly or indirectly solicit, initiate or knowingly encourage or take any action to facilitate, any inquiries or the making of any proposal that constitutes an acquisition proposal, or participate in any discussions or negotiations regarding an acquisition proposal. An acquisition proposal includes any of the following:

•	a merger, consolidation or similar transaction involving us;

•	a sale, lease or other disposition, directly or indirectly, by merger, consolidation, share exchange or otherwise, of assets representing 15% or more of our consolidated assets;

•	the issuance, sale or other disposition, including by merger, consolidation, share exchange or any similar transaction, of our securities representing 15% or more of our voting power;

•	a tender offer or exchange offer in which any person or group acquires 15% or more of the outstanding shares of our common stock;

•	recapitalization, restructuring, liquidation or dissolution or any other similar type of transaction involving our company;

•	a transaction in which any person acquires beneficial ownership or the right to acquire beneficial ownership of, or any group is formed which beneficially owns or has the right to acquire beneficial ownership of, 15% or more of our common stock; or

•	any transactions similar in form, substance or purpose to any of the above.

If, prior to the adoption and approval of the merger agreement by our stockholders, we receive an unsolicited acquisition proposal concerning any of the transactions mentioned above and not otherwise in breach of any of our obligations under the merger agreement, our board may furnish non-public information and participate in discussions regarding the unsolicited acquisition proposal if:

•	our board first determines in good faith, after consultation with outside legal counsel, that failing to take such actions would be inconsistent with its fiduciary duties to our stockholders; and

•	our board determines that such acquisition proposal is reasonably likely to lead to a proposal that is more favorable to our stockholders than the merger from a financial point of view (which we refer to in the merger agreement as a superior proposal).

We must notify RC2 promptly, and in any event within one business day, of our first receipt of an acquisition proposal and of the material terms and conditions of such acquisition proposal or inquiry.

Under the merger agreement, we agreed that our board would not:

•	withdraw or modify, in a manner material and adverse to RC2 or RBVD, its approval or recommendation of the merger agreement;

•	approve or recommend any other acquisition proposal to our stockholders; or

•	cause our company to enter into a definitive agreement with respect to another acquisition proposal,

unless, in each case, in the event a superior proposal is made, our board determines in good faith, after consultation with outside counsel, that failure to take such action would be inconsistent with its fiduciary duties to our stockholders under applicable law. In the event that our board makes this determination, we may enter into an agreement with respect to a superior proposal, but only if we provide 48 hours prior written notice to RC2, which must (1) advise RC2 that our board has received a superior proposal and that we have elected to terminate the merger agreement, and (2) set forth the material terms and conditions of the superior proposal.

Termination of the Merger Agreement

Either RC2 or The First Years may terminate the merger agreement if any of the following occurs:

•	the parties mutually agree in writing to terminate the merger agreement;

•	our stockholders do not vote to adopt and approve the merger agreement;

•	any governmental entity issues an injunction or takes any action that permanently restrains, enjoins or prohibits the consummation of the merger and the injunction becomes final and nonappealable; or

•	the merger has not occurred on or before March 3, 2005.

In addition, RC2 has the right to terminate the merger agreement if:

•	we breach any of our representations, warranties, covenants or other agreements contained in the merger agreement, which breach results in the failure of a closing condition, and that breach is not cured within 30 days;

•	our board withdraws, modifies or changes, or proposes or announces any intention to withdraw, modify or change, in a manner material and adverse to RC2 or RBVD, its approval or recommendation to our stockholders that they vote in favor of the merger agreement;

•	our board approves or recommends, or proposes or announces any intention to approve or recommend, any other acquisition proposal to our stockholders, other than a recommendation to reject such acquisition proposal; or

•	our board takes any action regarding the solicitation of acquisition proposals prohibited under the merger agreement.

We have the right to terminate the merger agreement if:

•	we determine to enter into a definitive agreement to effect a superior proposal, and 48 hours prior to terminating the merger agreement, we notify RC2 of our intent to terminate and specify the material terms and conditions of the superior proposal;

•	either RC2 or RBVD breaches in any material respect any of their respective representations, warranties, covenants or other agreements contained in the merger agreement, which breach results in the failure of a closing condition, and that breach is not cured within 30 days; or

•	we receive notice from RC2 that any lender will be unable to provide the financing contemplated by the commitment letter, or that any other event has occurred which is reasonably likely to prevent or materially delay RC2 or RBVD from obtaining the proposed financing for the merger.

Termination Fee; Expenses

Termination Fee. As a condition to RC2’s willingness to enter into the merger agreement, we agreed to pay RC2 a termination fee equal to $6,450,000 if the merger agreement is terminated in any of the following circumstances:

•	by us, in connection with entering into a definitive agreement to effect a superior proposal;

•	by RC2 or RBVD, if our board approves or recommends, or proposes or announces any intention to approve or recommend, any other acquisition proposal to our stockholders, other than a recommendation to reject such acquisition proposal;

•	by RC2 or RBVD, if our board withdraws, modifies or changes, or proposes or announces any intention to withdraw, modify or change, in a manner material and adverse to RC2 or RBVD, its approval or recommendation to our stockholders that they vote in favor of the merger agreement or our board takes any action regarding the solicitation of acquisition proposals prohibited under the merger agreement, and we enter into a definitive agreement with respect to an acquisition proposal or an acquisition proposal is consummated within six months after the termination of the merger agreement; or

•	by either us or RC2 or RBVD, if our stockholders do not vote to adopt and approve the merger agreement after the public announcement of an acquisition proposal and we enter into a definitive agreement with respect to an acquisition proposal or an acquisition proposal is consummated within six months after the termination of the merger agreement.

The delivery of the termination fee to RC2 will occur as follows:

•	concurrently with the termination of the merger agreement if we terminate the merger agreement to enter into a definitive agreement to effect a superior proposal;

•	three business days after the termination of the merger agreement if RC2 or RBVD terminates the merger agreement because our board approves or recommends, or proposes or announces any intention to approve or recommend, any other acquisition proposal to our stockholders, other than a recommendation to reject such acquisition proposal; or

•	three business days after we enter into a definitive agreement with respect to an acquisition proposal or consummate an acquisition proposal if the merger agreement is terminated for any other reason that gives rise to the payment of the termination fee.

Expenses. Generally, except for the termination fee above, each party must pay all of its fees, costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement. If, however, the merger agreement is terminated due to the willful breach by any party, then upon a finding that such party willfully breached the merger agreement, such party will be required to reimburse the other party for all of its reasonable out-of-pocket expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement, in addition to any other remedies under applicable law.

Common Stock Rights Agreement

In November 2001, our board adopted a common stock rights agreement. On June 4, 2004, we amended the common stock rights agreement to exempt the merger with RBVD and the other transactions contemplated by the merger agreement from the operation of the rights agreement. If the merger agreement is terminated, the amendment to the rights agreement will become null and void. At the effective time of the merger, the rights agreement and the related rights will terminate.

Treatment of Stock Options and Restricted Stock

At the effective time of the merger, all of our unvested stock options will become fully vested. In settlement of all of our outstanding stock options, we will make a cash payment to each option holder in an amount equal to the product of the number of shares of our common stock covered by the option and the excess of $18.60 over the exercise price of the option. The cash payment will be net of any applicable federal or state withholding tax and will be treated as compensation. If, however, the exercise price of any stock option exceeds the merger consideration, no cash will be paid to the holder.

The merger agreement also provides that, at the effective time of the merger, all of our unvested shares of restricted stock will become fully vested and all restrictions associated with such stock shall be deemed waived, and the holder will be entitled to receive the merger consideration for these shares like other stockholders of our company.

Employee Matters

Severance Obligations. On and after the closing date of the merger, RC2 has agreed to honor in accordance with their terms, all of the severance obligations to our executives and employees that existed on the date of the merger agreement. Either The First Years or RC2 will pay on the closing date to the applicable officers and employees, any amounts with respect to the severance obligations that are payable by their terms upon completion of the merger, at the effective time, or on the closing date.

Pension Plan. RC2 has agreed that it will fully vest the pension plan benefits of each of our employees who participates in our pension plan in the event that the participant’s employment with RC2 and its subsidiaries is terminated within 24 months following the closing date of the merger either by RC2 without cause or by the participant for good reason, in each case without regard to any vesting schedule set forth in the pension plan.

Employee Benefit Plans. Until December 31, 2004 or such later time as RC2 determines, our employees who remain employed after the completion of the merger will continue to participate in our employee benefit plans on the same terms as those currently in effect. RC2 has agreed that after that time, these employees will be permitted to participate in the employee benefit plans of RC2 and its subsidiaries on the same terms as similarly situated employees of RC2 and its subsidiaries. Under these plans, our employees will receive credit for service with us for purposes of eligibility to participate, vesting and other appropriate benefits, including the applicability of minimum waiting periods for participation. RC2 also has agreed that our employees will not be treated as “new” employees for purposes of any exclusions under any health or similar plan of RC2 and its subsidiaries for a pre-existing medical condition. In addition, any deductibles and co-pays paid by our employees under our health plans will be credited towards the deductibles and co-pays under the health plans of RC2 and its subsidiaries.

Deferred Compensation, Supplemental Retirement and Incentive Plans. RC2 will honor all obligations that existed prior to the effective time of the merger under our deferred compensation plans, supplemental retirement plans, management incentive plans and long-range incentive plans.

Indemnification

Indemnification Pursuant to Existing Arrangements. RC2 and RBVD have agreed that all rights to indemnification or exculpation existing in favor of, and all limitations on the personal liability of, each present and former director, officer, employee, fiduciary and agent of The First Years and its subsidiary provided in their charters and by-laws or otherwise in effect as of the date of the merger agreement will remain in effect for a period of six years following the merger. After the effective time of the merger, RC2 and the surviving corporation have agreed to indemnify and hold harmless the present and former officers and directors of The First Years and its subsidiary in respect of acts or omissions occurring prior to the effective time of the merger to the extent provided in any written indemnification agreements that existed on the date of the merger agreement. All of our directors have written indemnification agreements with our company.

Other Indemnification. The First Years, and after the completion of the merger RC2 and the surviving corporation, will indemnify and hold harmless, to the full extent permitted by law, each person who is or was a director, officer, employee, fiduciary or agent of The First Years or its subsidiary at or before the effective time of the merger against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys’ fees and expenses), judgments, fines and amounts paid in settlement in connection with any threatened or actual claim or proceeding based on or arising out of:

•	the fact that the person is or was a director, officer, employee, fiduciary or agent of The First Years or its subsidiary, or is or was serving at the request of The First Years or its subsidiary as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise; or

•	the negotiation, execution or performance of the merger agreement or any of the transactions contemplated by the merger agreement.

If any of these parties is entitled to indemnification:

•	The First Years, and RC2 and the surviving corporation after the completion of the merger, will promptly pay expenses to the indemnified party in advance of the final disposition of any claim, suit, proceeding or investigation to the full extent permitted by law;

•	The First Years, RC2 and the surviving corporation will pay all fees and expenses of counsel selected by the indemnified party within 30 days after statements for such expenses are received; and

•	The First Years, RC2 and the surviving corporation will use their respective reasonable best efforts to assist in the vigorous defense of any such matter.

None of The First Years, RC2 and the surviving corporation will be liable for any settlement effected without its prior written consent, which will not be unreasonably withheld. In addition, The First Years, RC2 and the surviving corporation will have no indemnification obligation to any indemnified party when and if a court makes a final and non-appealable determination that the requested indemnification is prohibited under applicable law.

Directors’ and Officers’ Liability Insurance. Before the effective time of the merger, we will purchase an extended reporting period endorsement under our existing directors’ and officers’ liability insurance coverage for our directors and officers. The endorsement must be in a form acceptable to us with coverage for a period of six years following the merger of not less than the existing coverage under, and with other terms not materially less favorable, to our directors and officers than our current directors’ and officers’ liability insurance policy. However, the aggregate cost for this insurance cannot exceed $750,000. RC2 will, and will cause the surviving corporation to, maintain this insurance coverage following the merger.

Amendment and Waiver

At any time prior to the effective time of the merger:

•	the merger agreement may be amended by the respective boards of directors of the parties; and

•	either party may extend the time for performance of any of the obligations of the other party, waive any inaccuracies in the representations and warranties of the other party, or waive compliance by the other party with any of the agreements or conditions in the merger agreement.

Following the adoption and approval of the merger agreement by our stockholders, however, no amendment or waiver may be made without stockholder approval if the amendment or waiver requires further approval by our stockholders under applicable law. If our board determines that an amendment to the merger agreement is in the best interests of The First Years and our stockholders, it may resolicit stockholder votes to approve such an amendment.

Any waiver of the conditions set forth in the merger agreement must be in writing and signed by the party providing the waiver. While we do not have any current intention to waive any of the conditions to closing in favor of our company, we may determine that such a waiver is in the best interests of our stockholders because the benefits of closing the merger outweigh the detriments, if any, of waiving such condition.

FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes certain material U.S. federal income tax considerations of the merger generally relevant to holders of our capital stock, assuming that the merger is completed as contemplated by this proxy statement. This discussion is based upon interpretations of the Internal Revenue Code of 1986, as amended, or the Code, Treasury regulations promulgated under the Code and judicial decisions and administrative rulings as of the date of this proxy statement, all of which are subject to change or differing interpretations, including changes and interpretations with retroactive effect. The discussion below does not address all U.S. federal income tax consequences or any state, local or foreign tax consequences of the merger. The tax treatment of our stockholders may vary depending upon each stockholder’s particular situation. Also, stockholders subject to special treatment, including:

•	dealers in securities or foreign currency;

•	tax-exempt entities;

•	banks and thrifts;

•	insurance companies;

•	persons that hold our capital stock as part of a “straddle,” a “hedge,” a “constructive sale” transaction or a “conversion transaction;”

•	persons that have a “functional currency” other than the U.S. dollar; and

•	investors in pass-through entities,

may be subject to special rules not discussed below. This discussion also does not address the U.S. federal income tax consequences of the merger to holders of our capital stock that do not hold such stock as a capital asset.

A U.S. stockholder is a stockholder that, for U.S. federal income tax purposes, is:

•	a U.S. citizen or resident;

•	a domestic corporation;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust, if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all the substantial decisions of the trust.

A non-U.S. stockholder is any stockholder that is not a U.S. stockholder.

This discussion of certain material U.S. federal income tax considerations is not tax advice. You are urged to consult your own tax advisor with respect to the particular U.S. federal income tax consequences to you of the merger, including any special considerations related to your particular situation, as well as the applicability and effect of any state, local, foreign or other tax laws and changes in any applicable tax laws.

Consequences to U.S. Stockholders

For U.S. stockholders, the merger will be treated as a taxable sale of our capital stock in exchange for the merger consideration. As a result, each U.S. stockholder will recognize capital gain or loss with respect to our capital stock, measured by the difference between the U.S. stockholder’s tax basis in our capital stock exchanged and the amount of cash received in the merger. If a U.S. stockholder acquired our capital stock by purchase, the U.S. stockholder’s adjusted tax basis in our capital stock will generally equal the amount the U.S. stockholder paid for the stock, less any returns of capital that the U.S. stockholder might have received with regard to the stock. In the case of a U.S. stockholder that holds multiple blocks of our capital stock (i.e., our capital stock acquired separately at different times and/or prices), gain or loss must be calculated and accounted for separately for each block.

The gain or loss on the sale of our common stock will constitute long-term capital gain or loss if that capital stock had been held for more than one year as of the effective time of the merger. If a U.S. stockholder receiving long-term capital gain is an individual, then the capital gain will generally be subject to tax at a maximum rate of 15%. A U.S. stockholder may deduct capital losses only to the extent that the U.S. stockholder has capital gains in a given tax year, plus up to $3,000 for individual U.S. stockholders.

Consequences to Non-U.S. Stockholders

Generally, a non-U.S. stockholder’s gain or loss from the merger will be determined in the same manner as that of a U.S. stockholder. As discussed above, the merger will be treated as a taxable sale of our capital stock by stockholders in exchange for the merger consideration. For U.S. federal income tax purposes, a non-U.S. stockholder is not subject to U.S. federal income taxation on capital gain or loss on that sale, unless:

•	that gain is treated as effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business; or

•	that stockholder is an individual who has been present in the U.S. for 183 days or more during the taxable year of the sale and certain other conditions are satisfied.

We do not expect that we will be considered a “U.S. real property holding corporation” as defined in Section 897(c)(2) of the Code, and so we do not expect that our capital stock will constitute a “U.S. real property interest” within the meaning of the Code.

If the non-U.S. stockholder’s The First Years capital stock is treated as effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to U.S. federal income tax at regular capital gains rates with respect to that gain, similar to U.S. stockholders. In addition, the non-U.S. stockholder may be subject to applicable alternative minimum tax, a special alternative minimum tax in the case of a nonresident alien individual, or the 30% branch profits tax in the case of a corporate non-U.S. stockholder. If the non-U.S. stockholder is an individual who has been present in the U.S. for 183 days or more during the taxable year of the sale and certain other conditions are satisfied, such stockholder will be subject to a 30% tax on capital gains.

Backup Withholding

Unless a stockholder complies with certain reporting and certification procedures or is an exempt recipient under applicable provisions of the Code and the Treasury regulations promulgated under the Code, that stockholder may be subject to backup withholding at the rate of 28% with respect to any cash payments received in connection with the merger. Stockholders should consult their own tax advisors to ensure compliance with these procedures.

Backup withholding generally will not apply to payments made to certain exempt recipients such as a corporation or financial institution or to a stockholder who furnishes a correct taxpayer identification number or provides a certificate of foreign status and provides certain other required information. If backup withholding applies, the amount withheld is not an additional tax, but is credited against that stockholder’s U.S. federal income tax liability. Taxpayers may use these amounts as credits on their U.S. federal income tax returns or may claim a refund of these amounts, provided that the required information is furnished to the Internal Revenue Service on a timely basis.

REGULATORY AND OTHER APPROVALS

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or the HSR Act, we cannot complete the merger until we have filed the required notification forms and, if requested, furnished additional information to the Federal Trade Commission and the Antitrust Division of the United States Department of Justice, and the specified waiting period expires or is terminated. Both RC2 Corporation and The First Years Inc. filed the required notification forms under the HSR Act on June 29, 2004. Our request for early termination of the waiting period was granted effective July 7, 2004.

There are no state regulatory requirements which remain to be complied with in order to complete the merger, other than the filing of the articles of merger with the Secretary of State of the Commonwealth of Massachusetts.

SECURITY OWNERSHIP OF MANAGEMENT AND

CERTAIN BENEFICIAL OWNERS

The following table sets forth as of August 3, 2004, information regarding the beneficial ownership, as defined in Rule 13d-3 under the Securities Exchange Act of 1934, of our common stock for:

•	beneficial holders of more than 5% of our common stock;

•	each of our directors;

•	each of our executive officers for which compensation information is required to be disclosed in our proxy statement for our annual meeting; and

•	all of our directors and executive officers as a group.

This information is based on filings received by us under the Exchange Act, as supplemented by additional information provided to us. Unless otherwise indicated, the beneficial owner has sole voting power and dispositive power with respect to the shares of common stock beneficially owned.

Name and Address of Beneficial Owner	No. of Shares Beneficially Owned		Percent of Class(1)
Santa Monica Partners, L.P. SMP Asset Management LLC Lawrence J. Goldstein 1865 Palmer Avenue Larchmont, NY 10538	832,424	(2)	9.9%

Neuberger Berman, Inc. Neuberger Berman, LLC 605 Third Avenue New York, NY 10158-3698	691,400	(3)	8.3%

Liberty Wagner Asset Management, L.P. 227 West Monroe Street, Suite 3000 Chicago, IL 60606	641,000	(4)	7.7%

Name and Address of Beneficial Owner	No. of Shares Beneficially Owned		Percent of Class(1)
Ownership by Directors and Executive Officers(5)

John R. Beals	60,354	(6)	*

Barrett C. Boehme	21,667	(7)	*

James A. Connors, Jr.	53,297	(8)	*

Beth J. Kaplan	23,332	(9)	*

Fred T. Page	97,700	(10)	1.2%

Benjamin Peltz	395,802	(11)	4.7%

Richard F. Schaub, Jr.	112,546	(12)	1.3%

Evelyn Sidman	336,800		4.0%

Kenneth R. Sidman	411,632	(13)	4.9%

Ronald J. Sidman	1,327,429	(14)	15.5%

Walker J. Wallace	80,201	(15)	*

Lewis M. Weston	55,000	(16)	*

All directors and executive officers as a group (14 persons)	3,049,353	(17)	33.3%

*	Represents less than one percent.
(1)	The number of shares of common stock issued and outstanding on August 3, 2004 was 8,355,770 shares. The calculation of percentage ownership for each listed beneficial owner is based upon the number of shares of common stock issued and outstanding on August 3, 2004, plus shares of common stock subject to options held by such person on August 3, 2004 and exercisable within 60 days after that date.
(2)	As reported on a Schedule 13D filed with the Securities and Exchange Commission by Santa Monica Partners, L.P., SMP Asset Management LLC and Lawrence J. Goldstein in June 2004, Lawrence J. Goldstein is the President and sole owner of SMP Asset Management LLC, which is the general partner of Santa Monica Partners, L.P. The Schedule 13D indicates that Mr. Goldstein has the power to dispose of, but not vote, 121,424 of these shares.
(3)	As reported on a Schedule 13G filed with the SEC in February 2004, Neuberger Berman, LLC and Neuberger Berman, Inc. are deemed to be beneficial owners of 698,800 shares of our common stock since they share voting and dispositive power over such shares with many of their unrelated clients (although the clients are the actual owners of the stock). Subsequently, Neuberger Berman, LLC filed with the SEC a Schedule 13F for the calendar quarter ended March 31, 2004 reporting beneficial ownership of 691,400, indicating a disposition of 7,400 shares.
(4)	As reported on a Schedule 13G filed with the SEC in February 2004, these shares have been acquired on behalf of discretionary clients of Liberty Wagner Asset Management, L.P., including Liberty Acorn Trust.
(5)	The address of all individual directors and executive officers is c/o The First Years Inc., One Kiddie Drive, Avon, Massachusetts 02322.
(6)	Includes 38,324 shares issuable to Mr. Beals pursuant to stock options exercisable within 60 days of August 3, 2004. Also includes ten shares beneficially owned by each of Mr. Beals’ wife and two children, as to which shares Mr. Beals disclaims beneficial ownership.
(7)	Includes 6,667 shares issuable to Mr. Boehme pursuant to stock options exercisable within 60 days of August 3, 2004 and 10,000 shares of restricted stock awarded under our 2002 amended and restated equity incentive plan, which vests in two equal annual installments beginning on March 10, 2005.
(8)	Includes 53,296 shares issuable to Mr. Connors pursuant to stock options exercisable within 60 days of August 3, 2004.
(9)	Includes 23,332 shares issuable to Ms. Kaplan pursuant to stock options exercisable within 60 days of August 3, 2004.

(10)	Includes 72,000 shares issuable to Mr. Page pursuant to stock options exercisable within 60 days of August 3, 2004. Also includes 1,500 shares beneficially owned by Mr. Page’s wife and two children, as to which shares Mr. Page disclaims beneficial ownership.
(11)	Includes 48,000 shares issuable to Mr. Peltz pursuant to stock options exercisable within 60 days of August 3, 2004. Also includes 130,000 shares owned beneficially by Mr. Peltz’s wife, Judith Peltz, who has sole voting and investment power over such shares. Mr. Peltz disclaims beneficial ownership of such shares.
(12)	Includes 108,545 shares issuable to Mr. Schaub pursuant to stock options exercisable within 60 days of August 3, 2004.
(13)	Includes 48,000 shares issuable to Mr. Sidman pursuant to stock options exercisable within 60 days of August 3, 2004.
(14)	Includes 219,989 shares issuable to Mr. Sidman pursuant to stock options exercisable within 60 days of August 3, 2004. Also includes 49,486 shares owned beneficially by Mr. Sidman’s wife, Marjorie Sidman, who has sole voting and investment power over such shares. Mr. Sidman disclaims beneficial ownership of such shares.
(15)	Includes 73,201 shares issuable to Mr. Wallace pursuant to stock options exercisable within 60 days of August 3, 2004.
(16)	Includes 48,000 shares issuable to Mr. Weston pursuant to stock options exercisable within 60 days of August 3, 2004.
(17)	The total for all directors and executive officers as a group includes 810,947 shares issuable to the directors and executive officers pursuant to stock options exercisable within 60 days of August 3, 2004.

STOCKHOLDER PROPOSALS

If our stockholders do not adopt and approve the merger agreement at the special meeting or the merger is not completed for any other reason, our board of directors will later establish the date for the 2004 annual meeting of stockholders. Any proposal that a stockholder of The First Years Inc. wishes to have included in our proxy statement for the next annual meeting must be received at our principal executive offices not less than 150 days prior to the anniversary date of the meeting held in the prior year. In addition, our by-laws provide that any stockholder of record wishing to have a nomination for director considered at an annual meeting must provide written notice of such proposal and appropriate supporting documentation, as set forth in our by-laws, to our secretary at our principal executive offices not less than 60 days nor more than 90 days prior to the meeting. In the event, however, that less than 70 days notice or prior public disclosure of the date of the meeting is given to our stockholders, any notice by the stockholder will be timely if it is received no later than the close of business on the seventh day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made.

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, a proposal must be received at our principal executive offices not less than 120 calendar days before the anniversary date of our proxy statement released to our stockholders in connection with our previous year’s annual meeting. However, if the date of the annual meeting has been changed by more than 30 days from the date of the previous year’s meeting, then the deadline is a reasonable time before we begin to print and mail our proxy materials.

Any proposals must be in conformity with all applicable legal provisions and our by-laws. Proxies solicited by our board will confer discretionary voting authority on the proxy holders with respect to these proposals, subject to the rules of the Securities and Exchange Commission governing the exercise of this authority.

Any stockholder proposal should be mailed to: The First Years Inc., One Kiddie Drive, Avon, Massachusetts 02322, Attention: Evelyn Sidman, Secretary.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information filing requirements of the Securities Exchange Act of 1934 and, in accordance with the Exchange Act, are obligated to file with the Securities and Exchange Commission periodic reports, proxy statements and other information relating to our business, financial condition and other matters. These reports, proxy statements and other information may be inspected at the SEC’s office at the public reference facilities of the SEC, which are located at Room 1024, Judiciary Plaza, at 450 Fifth Street, NW, Washington, D.C. 20549. Copies of these materials can be obtained, upon payment of the SEC’s customary charges, by writing to the SEC’s principal office at 450 Fifth Street, NW, Washington, D.C. 20549. The SEC also maintains a website at http://www.sec.gov that contains reports, proxy statements and other information.

You should rely only on the information contained in this document to vote your shares of our common stock at the special meeting. We have not authorized anyone to provide you with information that is different from what is contained in this document. This document is dated August 4, 2004.

You should not assume that the information contained in this document is accurate as of any date other than that date, and the mailing of this document to stockholders does not create any implication to the contrary. If any of the information in this proxy statement becomes materially inaccurate prior to the special meeting, we will update and/or correct that information to the extent required by applicable law. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make such proxy solicitation in such jurisdiction.

IMPORTANT

YOUR VOTE IS IMPORTANT. REGARDLESS OF THE NUMBER OF SHARES OF COMMON STOCK OF THE FIRST YEARS INC. THAT YOU OWN, PLEASE VOTE AS RECOMMENDED BY THE FIRST YEARS BOARD OF DIRECTORS BY SIGNING, DATING AND PROMPTLY MAILING THE ENCLOSED PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED OR BY VOTING YOUR SHARES OVER THE INTERNET OR BY TELEPHONE.

Instructions for “Street Name” Stockholders:

If you own your shares in the name of a brokerage firm or bank, only your broker or bank can vote your shares on your behalf and only after receiving your specific instructions. Please call your broker or bank and instruct your contact to execute a proxy card on your behalf. You should also promptly sign, date and mail your card when you receive it from your broker. Please do so for each separate account you maintain.

PLEASE RETURN YOUR PROXY CARD AT ONCE.

IF YOU HAVE ANY QUESTIONS OR NEED ASSISTANCE IN VOTING YOUR SHARES, OR NEED ADDITIONAL COPIES OF THIS PROXY STATEMENT OR THE ACCOMPANYING PROXY CARD, PLEASE CALL:

D.F. King & Co., Inc.

48 Wall Street

New York, New York 10005

Call Toll-Free 1-800-859-8508

APPENDIX A

AGREEMENT AND PLAN OF MERGER

AMONG

RC2 CORPORATION

RBVD ACQUISITION CORP.

AND

THE FIRST YEARS INC.

Dated as of June 4, 2004

A-i

A-ii

EXHIBIT AND SCHEDULES

Exhibit

Exhibit A	Form of Voting Agreement

Parent Disclosure Schedule

Section	Title
4.2	Necessary Action
4.3	Consents

Company Disclosure Schedule
Section	Title
2.2(a)	Company Stock Option Plans
5.1(a)	Organization and Good Standing
5.1(c)	Compliance with Law
5.3(c)	Stock Options
5.3(d)	Restricted Stock Awards
5.3(e)	Voting Rights/Restrictions on Transfer
5.4	Subsidiaries
5.5	Other Interests
5.6	Consents
5.7(b)	Undisclosed Liabilities
5.8	Litigation
5.9	Absence of Changes
5.10	Taxes
5.11(a)	Properties
5.11(b)	Property Restrictions
5.11(c)	Encumbrances
5.12	Intellectual Property
5.13	Environmental Matters
5.14(a)	Employee Benefit Plans
5.14(d)	Section 280G
5.19	Material Contracts
5.22	Definition of the Company’s Knowledge
6.1	Conduct of Business Pending the Merger
7.3	Additional Agreements
7.6(b)	Indemnification Agreements
7.9	Employee Benefit Arrangements
8.2(c)	Consents of Third Parties
10.2	Company Actions

Other Schedule
Section	Title
8.1(c)	Other Filings

A-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”), dated as of June 4, 2004, is made by and among RC2 Corporation, a Delaware corporation (“Parent”), RBVD Acquisition Corp., a Massachusetts corporation and a wholly owned subsidiary of Parent (“MergerCo”), and The First Years Inc., a Massachusetts corporation (the “Company”).

RECITALS

WHEREAS, the parties wish to effect a business combination through a merger of MergerCo with and into the Company (the “Merger”) on the terms and conditions set forth in this Agreement and in accordance with the Business Corporation Law of the Commonwealth of Massachusetts (the “MBCL”), and after July 1, 2004, the Massachusetts Business Corporation Act (the “MBCA”);

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously adopted and approved this Agreement, the Merger and the other transactions contemplated by this Agreement and determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable and in the best interest of the Company’s stockholders;

WHEREAS, the respective Boards of Directors of Parent and MergerCo have determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are in the best interest of their respective stockholders, and Parent has approved this Agreement as the sole stockholder of MergerCo;

WHEREAS, as a condition to the willingness of Parent and MergerCo to enter into this Agreement, certain stockholders of the Company (the “Voting Agreement Stockholders”) are simultaneously herewith entering into voting agreements with Parent in the form attached hereto as Exhibit A (collectively, the “Voting Agreements”), pursuant to which each Voting Agreement Stockholder has agreed, among other things, to vote his shares of common stock, par value $0.10 per share, of the Company (“Company Common Stock,” which term, as the context requires, shall be deemed to include the rights (the “Rights”) issued under the terms of the Company Rights Agreement), in favor of this Agreement, upon the terms and subject to the conditions set forth in the Voting Agreement; and

WHEREAS, Parent, MergerCo and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger, and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements set forth herein, and intending to be legally bound, Parent, MergerCo and the Company hereby agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, the Company and MergerCo shall consummate the Merger pursuant to which (a) MergerCo shall be merged with and into the Company and the separate corporate existence of MergerCo shall thereupon cease, (b) the Company shall be the successor or surviving corporation in the Merger (the “Surviving Corporation”) and shall continue to be governed by the laws of the Commonwealth of Massachusetts, and (c) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The Merger shall have the effects specified in the MBCL, and after July 1, 2004, the MBCA. The purpose of the Surviving Corporation shall be to manufacture, buy, sell and generally deal in, at wholesale, infants’ and children’s toys, novelties and accessories, including any and all articles used or capable of being used in connection with said business or any part thereof, and in general, to carry on any business or other activity which may be lawfully carried on by a corporation organized under Chapter 156B, and Chapter 156D after July 1, 2004, of the Massachusetts General Laws (the “MGL”).

1.2 Articles of Organization and By-Laws. The Company shall take such steps as are permitted under the MGL to (a) amend the Restated Articles of Organization of the Company (the “Articles of Organization”) so that the Articles of Organization of MergerCo, as in effect immediately prior to the Effective Time, shall be the Articles of Organization of the Surviving Corporation until thereafter amended as provided by law and such Articles of Organization, and (b) amend the By-laws of the Company (the “By-laws”) so that the By-laws of MergerCo, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended as provided by law, by the Articles of Organization of the Surviving Corporation and by such By-laws. Notwithstanding the foregoing, the name of the Surviving Corporation shall be “The First Years Inc.” and the Articles of Organization and By-laws of the Surviving Corporation shall so provide.

1.3 Effective Time. On the Closing Date, MergerCo and the Company shall duly execute and file articles of merger (the “Articles of Merger”) with the Secretary of State of the Commonwealth of Massachusetts in accordance with the MGL. The Merger shall become effective at such time as the Articles of Merger, accompanied by payment of the filing fee (as provided in the MGL), have been examined by and received the endorsed approval of the Secretary of State of the Commonwealth of Massachusetts (the “Effective Time”).

1.4 Closing. The closing of the Merger (the “Closing”) shall occur as promptly as practicable (but in no event later than the third Business Day) after all of the conditions set forth in Article VIII (other than conditions which by their terms are required to be satisfied or waived at the Closing) shall have been satisfied or, if permissible, waived by the party entitled to the benefit of the same, and, subject to the foregoing, shall take place at such time and on a date to be specified by the parties (the “Closing Date”). The Closing shall take place at the offices of Goodwin Procter LLP, 53 State Street, Boston, Massachusetts 02109, or at such other place as agreed to by the parties hereto.

1.5 Directors and Officers. The directors of MergerCo immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and the officers of MergerCo immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Articles of Organization and By-laws of the Surviving Corporation.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK

OF THE CONSTITUENT CORPORATIONS

2.1 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of MergerCo:

(a) Each share of common stock, par value $0.01 per share, of MergerCo issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation following the Merger.

(b) Each share of Company Common Stock that is owned by the Company, by any wholly owned Subsidiary of the Company or by Parent, MergerCo or any other wholly owned Subsidiary of Parent shall automatically be canceled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

(c) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.1(b)) shall be converted into the right to receive $18.60 per share, net to the seller in cash, payable to the holder thereof, without any interest thereon (the “Merger Consideration”), upon surrender and exchange of the Certificate representing such share of Company Common Stock in accordance with the provisions of Section 3.1.

(d) All shares of Company Common Stock, when converted as provided in Section 2.1(c), shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each Certificate previously evidencing such shares shall thereafter represent only the right to receive the Merger Consideration. The holders of Certificates previously evidencing shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to the Company Common Stock except as otherwise provided herein or by law and, upon the surrender of Certificates in accordance with the provisions of Section 3.1, shall only represent the right to receive for their shares of Company Common Stock, the Merger Consideration.

2.2 Company Stock Options and Related Matters.

(a) Each option (collectively, the “Options”) granted under the 2002 Amended and Restated Stock Option Plan for Directors (the “Director Plan”) or the 2002 Amended and Restated Equity Incentive Plan (the “Equity Plan,” and together with the Director Plan, the “Company Stock Option Plans”), which is outstanding (whether or not then exercisable) as of immediately prior to the Effective Time, shall become fully vested as of the Effective Time or earlier in accordance with the relevant Company Stock Option Plan. At the Effective Time, upon the surrender and cancellation of the option agreement representing such Option, the Company shall pay to the holder thereof cash in an amount equal to the product of (i) the number of shares of Company Common Stock provided for in such Option and (ii) the excess, if any, of the Merger Consideration over the exercise price per share provided for in such Option, which cash payment shall be treated as compensation and shall be net of any applicable federal or state withholding tax. The Company shall cause all Options issued pursuant to the Director Plan to terminate and cease to be outstanding or of any force or effect immediately following the Effective Time subject only to the right of each holder of an Option to receive the cash payment to which such holder is entitled pursuant to this Section 2.2(a). The Company shall use its reasonable best efforts to take all actions, including such actions as set forth in Section 2.2(a) of the Company Disclosure Schedule, necessary to ensure that all Options issued pursuant to the Equity Plan, to the extent not exercised prior to the Effective Time, shall terminate and be cancelled immediately following the Effective Time and thereafter be of no further force or effect.

(b) Parent and MergerCo acknowledge that all restricted stock awards granted under the Company Stock Option Plans shall immediately vest and the restrictions associated therewith shall automatically be deemed waived as provided by the Company Stock Option Plans but in no event later than the date on which the Company’s stockholders approve this Agreement.

ARTICLE III

PAYMENT FOR SHARES

3.1 Payment for Shares of Company Common Stock.

(a) At the Effective Time, Parent shall deposit, or shall cause to be deposited, with a bank or trust company as shall be mutually acceptable to Parent and the Company (the “Exchange Agent”), for the benefit of the holders of shares of Company Common Stock for exchange through the Exchange Agent, the aggregate Merger Consideration as provided pursuant to Section 2.1(c) (the “Exchange Fund”).

(b) Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”) whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.1 (i) a form of letter of transmittal reasonably acceptable to the Company which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and (ii) instructions for use in surrendering the Certificates in exchange for the Merger Consideration.

(c) Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, properly completed and duly executed, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration which such holder has the right to receive in respect of the shares of Company Common Stock formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on any Merger Consideration payable to holders of Certificates.

(d) Until surrendered in accordance with this Section 3.1, each such Certificate (other than Certificates representing shares of Company Common Stock held by Parent, MergerCo or any other wholly owned Subsidiary of Parent, in the treasury of the Company or by any wholly owned Subsidiary of the Company) shall represent solely the right to receive the Merger Consideration relating thereto. If the Merger Consideration (or any portion thereof) is to be delivered to any person other than the person in whose name the Certificate formerly representing shares of Company Common Stock surrendered therefor is registered, it shall be a condition to such right to receive such Merger Consideration that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person surrendering such shares of Company Common Stock shall pay to the Exchange Agent any transfer or other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

(e) Promptly following the date which is 180 days after the Effective Time, the Exchange Agent shall deliver to the Surviving Corporation all cash, Certificates and other documents in its possession relating to the Merger, and the Exchange Agent’s duties shall terminate. Thereafter, each holder of a Certificate formerly representing shares of Company Common Stock may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in consideration therefor the Merger Consideration relating thereto.

(f) At the Effective Time, the stock transfer books of the Company shall be closed and thereafter, there shall be no further registration of transfers of shares of Company Common Stock on the stock transfer books of the Surviving Corporation of any shares of Company Common Stock which were outstanding immediately prior to the Effective Time. On or after the Effective Time, any Certificates formerly representing shares of Company Common Stock presented to the Surviving Corporation or the Exchange Agent shall be surrendered and canceled in return for the payment of the Merger Consideration relating thereto, as provided in this Article III.

(g) None of Parent, the Surviving Corporation or the Exchange Agent or any of their respective Subsidiaries or affiliates shall be liable to any person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(h) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent, the posting by such person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue the Merger Consideration in exchange for such lost, stolen or destroyed Certificate.

(i) The Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from the Merger Consideration or other amounts payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as the Exchange Agent, Parent or the Surviving Corporation is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of United States federal, state or local tax laws. To the extent that amounts are so withheld by the Exchange Agent, Parent or the Surviving Corporation, such amounts withheld shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Exchange Agent, Parent or the Surviving Corporation.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF

PARENT AND MERGERCO

Except as set forth in the disclosure schedules delivered at or prior to the execution hereof to the Company (the “Parent Disclosure Schedule”), Parent and MergerCo jointly and severally hereby represent and warrant to the Company as follows:

4.1 Organization. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and MergerCo is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts, and each has all requisite power and authority and all necessary governmental approvals to own, lease and operate their properties and to carry on their businesses as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority, and governmental approvals would not, individually or in the aggregate, have a Parent Material Adverse Effect. Parent is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Parent Material Adverse Effect.

4.2 Authorization; Validity of Agreement; Necessary Action. Each of Parent and MergerCo has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and perform its obligations hereunder. The execution, delivery and performance by Parent and MergerCo of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on behalf of the Board of Directors of Parent and the Board of Directors of MergerCo and by the sole stockholder of MergerCo, and, except as set forth in Section 4.2 of the Parent Disclosure Schedule, no other action on the part of Parent and MergerCo is necessary to authorize the execution and delivery by Parent and MergerCo of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and MergerCo and, assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding obligation of each of Parent and MergerCo, as the case may be, enforceable against each of them in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity.

4.3 Consents and Approvals; No Violations. Except (1) for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the Securities Act, the HSR Act, and state securities or state “Blue Sky” laws, (2) for filing of the Articles of Merger and (3) as otherwise set forth in Section 4.3 of the Parent Disclosure Schedule, none of the execution, delivery or performance of this Agreement by Parent or MergerCo, the consummation by Parent or MergerCo of the transactions contemplated hereby or compliance by Parent or MergerCo with any of the provisions hereof will (a) conflict with or result in any breach of any provision of the organizational documents of Parent or the articles of organization or bylaws of MergerCo, (b) require any filing with, notice by, or permit, authorization, consent or approval of, any state, federal, county, municipal, foreign or other government or governmental authority or by any court of competent jurisdiction (a “Governmental Entity”), (c) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or MergerCo is a party or by which either of them or any of their respective properties or assets may be bound, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or MergerCo or any of their properties or assets, excluding from the foregoing clauses (b), (c) and (d) such filings, notices, permits, authorizations, consents, approvals, violations, breaches or defaults which would not, individually or in the aggregate, (i) prevent or materially delay consummation of the Merger, (ii) otherwise prevent or materially delay performance by Parent or MergerCo of any of their obligations under this Agreement or (iii) have a Parent Material Adverse Effect.

4.4 Required Financing. Parent and MergerCo have financing commitments in place which, if funded in accordance with their terms, either alone or with cash presently on hand, will provide sufficient funds to consummate the Merger, including, without limitation, to (a) pay the Merger Consideration pursuant to Section 2.1(c), (b) to the extent necessary, refinance the outstanding indebtedness of the Company, (c) pay any fees and expenses in connection with the Merger or the financing thereof and (d) provide for the working capital needs of the Surviving Corporation following the Merger. Neither Parent nor MergerCo has any reason to believe that any condition to such financing commitments cannot or will not be waived or satisfied prior to the Effective Time. Parent has provided to the Company true, complete and correct copies of all financing commitment letters executed by its lenders (collectively, the “Lenders”), including any exhibits, schedules or amendments thereto (the “Financing Letters”).

4.5 Takeover Laws. Neither Parent nor MergerCo was, immediately prior to the execution of this Agreement, an “interested stockholder” within the meaning of Chapter 110F of the MGL.

4.6 Formation and Ownership of MergerCo; No Prior Activities.

(a) MergerCo was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. All of the issued and outstanding capital stock of MergerCo is validly issued, fully paid and non-assessable and is owned, beneficially and of record, by Parent free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, stockholder agreements, limitations on Parent’s voting rights, charges and other encumbrances of any nature whatsoever.

(b) As of the date hereof and as of the Effective Time, except for (i) obligations or liabilities incurred in connection with its incorporation or organization and (ii) this Agreement and any other agreements or arrangements contemplated by this Agreement or in furtherance of the transactions contemplated hereby, MergerCo has not incurred, directly or indirectly, through any Subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

4.7 Financial Condition of Parent. Parent has provided to the Company true, complete and correct copies of the audited financial statements of Parent for the fiscal year ended December 31, 2003 and the unaudited financial statements of Parent for the interim period ended March 31, 2004 (collectively, the “Parent Financial Statements”). The balance sheets included in the Parent Financial Statements fairly present in all material respects the financial position of Parent as of the respective dates thereof, and each of the statements of income, retained earnings and cash flow included therein fairly present in all material respects the results of operations retained earnings or cash flow, as the case may be, of Parent for the respective fiscal periods set forth therein, in each case in accordance with GAAP consistently applied during the periods involved (except as may be indicated in the notes thereto and subject, in the unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect).

4.8 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Company in connection with the Merger based upon arrangements made by or on behalf of Parent, MergerCo or any of Parent’s other Subsidiaries.

4.9 Litigation. There is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Parent, threatened against Parent or MergerCo and neither Parent nor MergerCo is subject to any outstanding order, writ, judgment, injunction or decree of any Governmental Entity which, in either case, would, individually or in the aggregate, (a) prevent or materially delay the consummation of the Merger or (b) otherwise prevent or materially delay performance by Parent or MergerCo of any of their material obligations under this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered at or prior to the execution hereof to Parent and MergerCo (the “Company Disclosure Schedule”), the Company represents and warrants to Parent and MergerCo as follows:

5.1 Existence; Good Standing; Authority; Compliance with Law.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. Except as set forth in Section 5.1(a) of the Company Disclosure Schedule, the Company is duly qualified or licensed to do business as a foreign corporation and is in good standing under the laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company has all requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted.

(b) Each of the Company Subsidiaries listed in Section 5.4 of the Company Disclosure Schedule (the “Company Subsidiaries”) is a corporation, partnership or limited liability company duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the requisite corporate power or other power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company has no other Subsidiaries other than the Company Subsidiaries.

(c) Except as set forth in Section 5.1(c) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries is in violation of any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which the Company or any Company Subsidiary or any of their respective properties or assets is subject (including, but not limited to, the Sarbanes-Oxley Act of 2002 (“SOX”), other Securities Laws, and the Listing Standards of the Nasdaq Stock Market, Inc.), where such violation, alone or together with all other violations, would have a Company Material Adverse Effect. The Company and the Company Subsidiaries have obtained all licenses, permits and other authorizations and have taken all actions required by applicable law or governmental regulations in connection with their businesses as now conducted, except where the failure to obtain any such license, permit or authorization or to take any such action, alone or together with all other such failures, would not have a Company Material Adverse Effect.

(d) The Company has previously provided or made available to Parent true and complete copies of the Articles of Organization and By-laws and the other charter documents, bylaws, organizational documents and partnership, limited liability company and joint venture agreements (and in each such case, all amendments thereto) of the Company and each of the Company Subsidiaries as in effect on the date of this Agreement.

5.2 Authorization, Validity and Effect of Agreements.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and perform its obligations hereunder. Subject only to the approval of this Agreement by the holders of the Company Common Stock, the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on behalf of the Company. In connection with the foregoing, the Company Board has unanimously adopted and approved this Agreement and approved the transactions contemplated by this Agreement, unanimously recommended that the Company’s stockholders adopt and approve this Agreement, and taken such actions and votes as are necessary on its part to render the provisions of Chapter 110F of the MGL and all other applicable takeover statutes inapplicable to this Agreement, the Voting Agreements and the Merger. In accordance with the applicable provisions of the MGL, the stockholders of the Company are not entitled to appraisal or dissenters rights in connection with transactions contemplated hereby. This Agreement, assuming due and valid authorization, execution and delivery hereof by Parent and MergerCo, constitutes a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity.

(b) The Company Board has amended the Common Stock Rights Agreement, dated as of November 19, 2001, between the Company and EquiServe Trust Company, N.A., as Rights Agent thereunder (the “Company Rights Agreement”), prior to the execution of this Agreement so as to provide that (i) (A) neither Parent nor MergerCo will become an “Acquiring Person” and (B) no “Stock Acquisition Date” or “Distribution Date” (as such terms are defined in the Company Rights Agreement) will occur, in each case, as a result of the approval, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (ii) the Company Rights Agreement will terminate immediately prior to the Effective Time. The Company Board has taken all other action necessary so that the execution of this Agreement and the consummation of the transactions contemplated hereby does not and will not (x) cause any of the Rights to become exercisable or redeemable or (y) enable or require the Company to separate any Rights from the shares of Company Common Stock to which they are attached.

5.3 Capitalization.

(a) The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock and no shares of preferred stock of the Company. As of June 2, 2004, (i) 8,346,981 shares of Company Common Stock were issued and outstanding, (ii) 2,980,000 shares of Company Common Stock have been authorized and reserved for issuance pursuant to the Company Stock Option Plans, subject to adjustment on the terms set forth in the Company Stock Option Plans, (iii) 1,325,286 Options were outstanding under the Company Stock Option Plans, and (iv) 2,614,364 shares of Company Common Stock were held in the treasury of the Company. As of the date of this Agreement, the Company had no shares of Company Common Stock reserved for issuance other than as described above. All such issued and outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.

(b) The Company has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(c) Except for the Options (all of which have been issued under the Company Stock Option Plans) and the Company Rights Agreement, there are not any existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate the Company to issue, transfer or sell any shares of capital stock of the Company. Section 5.3(c) of the Company Disclosure Schedule sets forth a full list of the Options, including the name of the person to whom such Options have been granted, the number of shares subject to each Option, the per share exercise price for each Option, and the vesting schedule for each Option. True and complete copies of all instruments (or the forms of such instruments) referred to in this Section 5.3(c) have been furnished or made available to Parent.

(d) Section 5.3(d) of the Company Disclosure Schedule sets forth a complete list of the restricted stock awards granted under the Company Stock Option Plans. True and complete copies of all instruments (or the forms of such instruments) referred to in this Section 5.3(d) have been furnished or made available to Parent.

(e) Except as set forth in Section 5.3(e) of the Company Disclosure Schedule, there are no agreements or understandings to which the Company or any Company Subsidiary is a party with respect to the voting of any shares of capital stock of the Company or which restrict the transfer of any such shares, nor does the

Company have knowledge of any third party agreements or understandings with respect to the voting of any such shares or which restrict the transfer of any such shares.

(f) There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock, partnership interests or any other securities of the Company or any Company Subsidiary.

(g) Neither the Company nor any Company Subsidiary is under any obligation, contingent or otherwise, by reason of any agreement to register the offer and sale or resale of any of their securities under the Securities Act.

5.4 Subsidiaries. Section 5.4 of the Company Disclosure Schedule sets forth the name and jurisdiction of incorporation or organization of each Company Subsidiary. All issued and outstanding shares or other equity interests of each Company Subsidiary are duly authorized, validly issued, fully paid and nonassessable. There are not any existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate any Company Subsidiary to issue, transfer or sell any shares of its capital stock. All issued and outstanding shares or other equity interests of each Company Subsidiary are owned directly or indirectly by the Company free and clear of all liens, pledges, security interests, claims or other encumbrances.

5.5 Other Interests. Except as set forth in Section 5.5 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any person (other than investments in short-term investment securities).

5.6 Consents and Approvals; No Violations. Assuming the adoption and approval of this Agreement by the stockholders of the Company and except (1) for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the Securities Act, the HSR Act, and state securities or state “Blue Sky” laws, (2) for filing of the Articles of Merger and (3) as otherwise set forth in Section 5.6 of the Company Disclosure Schedule, none of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the transactions contemplated hereby or compliance by the Company with any of the provisions hereof will (a) conflict with or result in any breach of any provision of the organizational documents of the Company, (b) require any filing with, notice by, or permit, authorization, consent or approval of, any Governmental Entity, (c) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company is a party or by which it or any of its properties or assets may be bound, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its properties or assets, excluding from the foregoing clauses (b), (c) and (d) such filings, notices, permits, authorizations, consents, approvals, violations, breaches or defaults which would not, individually or in the aggregate, (i) prevent or materially delay consummation of the Merger, (ii) otherwise prevent or materially delay performance by the Company of its material obligations under this Agreement or (iii) have a Company Material Adverse Effect.

5.7 SEC Reports.

(a) The Company has filed all required forms, reports and registration statements with the SEC since December 31, 2000 (collectively, the “Company SEC Reports”), all of which were prepared in all material respects in accordance with the applicable requirements of the Exchange Act, the Securities Act and the rules and regulations promulgated thereunder (the “Securities Laws”). As of their respective dates, the Company SEC Reports (i) complied as to form in all material respects with the applicable requirements of the Securities Laws and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets of the Company included in or incorporated by reference into the Company SEC Reports (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of the

Company and the Company Subsidiaries as of its date and each of the consolidated statements of income, retained earnings and cash flows of the Company included in or incorporated by reference into the Company SEC Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, retained earnings or cash flows, as the case may be, of the Company and the Company Subsidiaries for the periods set forth therein, in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein and except, in the case of the unaudited statements, as permitted by Form 10-Q pursuant to Sections 13 or 15(d) of the Exchange Act and normal year-end audit adjustments which would not be material in amount or effect. No Company Subsidiary is required to file any form or report with the SEC or any state securities authority. The certificates of the Chief Executive Officer and Chief Financial Officer of the Company required by Rules 13a-14 and 15d-14 of the Exchange Act or 18 U.S.C. §1350 (Section 906 of SOX) with respect to the Company SEC Reports, as applicable, are true and correct as of the date of this Agreement as they relate to a particular Company SEC Report, as though made as of the date of this Agreement. The Company has established and maintains disclosure controls and procedures, has conducted the procedures in accordance with their terms and has otherwise operated in compliance with the requirements under Rules 13a-15 and 15d-15 of the Exchange Act.

(b) Except as and to the extent set forth on the consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2003, including all notes thereto (the “Company Balance Sheet”), and except as set forth in Section 5.7(b) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent, or otherwise) that would be required to be reflected on a balance sheet, or in the notes thereto, prepared in accordance with GAAP, except (i) the obligation to pay any transfer fee necessary to transfer and assign the Company licenses listed on Section 7.3 of the Company Disclosure Schedule, (ii) the obligations to pay fees and expenses to the Company’s attorneys, accountants and the Company’s financial advisor relating to the transactions contemplated by this Agreement and other expenses incurred in connection with the Company’s exploration of strategic alternatives, (iii) for liabilities or obligations incurred in the ordinary course of business since December 31, 2003, that, individually or in the aggregate, would not have a Company Material Adverse Effect, or (iv) as otherwise reflected in the Company SEC Reports filed prior to the date of this Agreement.

5.8 Litigation. Except as set forth in the Company SEC Reports filed prior to the date of this Agreement or in Section 5.8 of the Company Disclosure Schedule, (a) there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any of the Company Subsidiaries and (b) neither the Company nor any Company Subsidiary is subject to any outstanding order, writ, judgment, injunction or decree of any Governmental Entity which, in the case of (a) or (b), would, individually or in the aggregate, (i) prevent or materially delay the consummation of the Merger, (ii) otherwise prevent or materially delay performance by the Company of any of its material obligations under this Agreement or (iii) have a Company Material Adverse Effect.

5.9 Absence of Certain Changes. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or set forth in Section 5.9 of the Company Disclosure Schedule, since December 31, 2003 through the date hereof, the Company and the Company Subsidiaries have conducted their businesses only in the ordinary course of business and there has not been: (a) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company or any redemption, purchase or other acquisition of any securities of the Company by the Company or any Company Subsidiary; (b) any material commitment, contractual obligation (including, without limitation, any management or franchise agreement, any lease (capital or otherwise) or any letter of intent), borrowing, liability, guaranty, capital expenditure or transaction (each, a “Commitment”) entered into by the Company or any of the Company Subsidiaries outside the ordinary course of business except for Commitments for expenses of attorneys, accountants and investment bankers incurred in connection with the Merger; (c) any material change in the Company’s accounting principles, practices or methods; (d) any change in the financial condition, results of operations, or business of the Company or any of the Company Subsidiaries that, individually or in the aggregate, has had or would have a Company

Material Adverse Effect; (e) any increase to, or establishment of, any severance plan or agreement with any officer of the Company or any Company Subsidiary; or (f) except for normal increases in the ordinary course of business consistent with past practice not exceeding $500,000 in the aggregate, any increase in any manner of the compensation or fringe benefits of any non-executive officer or employee or any payment of any benefit not required by any Employee Program or arrangement.

5.10 Taxes. Except as set forth in Section 5.10 of the Company Disclosure Schedule, each of the Company and the Company Subsidiaries (a) has timely filed (or had filed on their behalf) all Tax Returns required to be filed by any of them (after giving effect to any filing extension granted by a Governmental Entity) and (b) has paid (or had paid on their behalf) all Taxes as required to be paid by it, except, in each case, where the failure to file such Tax Returns or pay such Taxes would not, individually or in the aggregate, have a Company Material Adverse Effect. Except as set forth in Section 5.10 of the Company Disclosure Schedule, the most recent audited financial statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 reflect, to the knowledge of the Company, an adequate reserve for all Taxes payable by the Company and the Company Subsidiaries for all taxable periods and portions thereof through the date of such financial statements in accordance with GAAP, whether or not shown as being due on any Tax Returns. To the knowledge of the Company, and except as set forth in Section 5.10 of the Company Disclosure Schedule, no deficiencies for any Taxes have been proposed, asserted or assessed against the Company or any of the Company Subsidiaries as of the date of this Agreement, and no requests for waivers of the time to assess any such Taxes are pending.

5.11 Properties.

(a) Section 5.11(a) of the Company Disclosure Schedule lists all real property (1) owned by the Company or any of the Company Subsidiaries or (2) leased or subleased to or by the Company or any of the Company Subsidiaries as tenant or sub-tenant, as the case may be. The Company has delivered, or made available, to Parent complete and accurate copies of the leases and subleases (each as amended to date) of the properties listed in Section 5.11(a) of the Company Disclosure Schedule. With respect to each lease and sublease of the properties listed in Section 5.11(a) of the Company Disclosure Schedule except as would not, individually or in the aggregate, have a Company Material Adverse Effect:

(i) the lease or sublease is a legal, valid, binding, and enforceable obligation of the Company or Company Subsidiary, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity;

(ii) neither the Company nor any Company Subsidiary, or to the knowledge of the Company any other party, is in breach or violation of, or default under, any such lease or sublease, and, to the knowledge of the Company, no event has occurred, is pending or is threatened, which, after the giving of notice or the lapse of time or both, would constitute a breach or default by the Company or a Company Subsidiary, or to the knowledge of the Company, any other party under such lease or sublease; and

(iii) neither the Company nor any Company Subsidiary has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold.

(b) Except as set forth in Section 5.11(b) of the Company Disclosure Schedule, the Company and each Company Subsidiary owns fee simple title to or has a valid leasehold interest in each of the real properties at which the Company or any Company Subsidiary conducts operations (the “Company Properties”), free and clear of all Encumbrances, and the Company Properties are not subject to any easements, rights of way, covenants, conditions, restrictions or other written agreements, laws affecting building use or occupancy, or reservations of an interest in title (collectively, “Property Restrictions”), except for (i) the matters set forth in Section 5.11(b) of the Company Disclosure Schedule, (ii) Property Restrictions imposed or promulgated by law or any Governmental Entity or authority with respect to real property, including zoning regulations, that do not materially and adversely affect the current use of the property, (iii) real estate taxes, Encumbrances, and Property Restrictions disclosed on existing title policies or reports or surveys that have been provided to Parent prior to the date of the Agreement, (iv) mechanics’, carriers’, suppliers’, workmen’s or repairmen’s liens and other Property Restrictions, if any, which, individually or in the aggregate, are not material in amount, do not materially detract from the value of, or materially interfere with, the present use of any of the Company Properties subject thereto or affected thereby, and do not otherwise materially impair business operations conducted by the Company and the Company Subsidiaries and which have arisen or been incurred only in the ordinary course of business or are set forth in the Company’s financial statements included in the Company SEC Reports filed prior to the date of this Agreement, and (v) with respect to leaseholds any Encumbrances on the landlord’s fee interest. Except as set forth in Section 5.11(b) of the Company Disclosure Schedule or as would not, individually or in the aggregate, have a Company Material Adverse Effect, no written notice of any violation of any law affecting any portion of any of the Company Properties has been received by the Company or any Company Subsidiary from any Governmental Entity.

(c) To the knowledge of the Company and except as set forth in Section 5.11(c) of the Company Disclosure Schedule, the Company and the Company Subsidiaries own good title, free and clear of all Encumbrances, to all personal property and other non-real estate assets used in connection with the business of the Company as presently conducted, except for (i) Encumbrances reflected in the Company Balance Sheet, (ii) Encumbrances or imperfections of title which are not, individually or in the aggregate, material in character, amount or extent and which do not materially detract from the value or materially interfere with the present use of the assets subject thereto or affected thereby, and (iii) Encumbrances for current Taxes not yet due and payable. All of the machinery, equipment and other tangible personal property and assets owned or used by the Company and the Company Subsidiaries are, to the Company’s knowledge, in good condition and repair, except for ordinary wear and tear, to the extent necessary to permit the Company and the Company Subsidiaries to conduct their businesses as they are presently being conducted.

5.12 Intellectual Property. To the knowledge of the Company, the Company or the Company Subsidiaries own or are licensed to use, or otherwise have the right to use, all items of intangible property which are material to the business of the Company and the Company Subsidiaries as currently conducted, taken as a whole, including, without limitation, trade names, unregistered trademarks and service marks, brand names, software, patents and copyrights. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or Section 5.12 of the Company Disclosure Schedule, there are no claims pending or, to the Company’s knowledge, threatened, that the Company or any Company Subsidiary is in violation of any such intellectual property right of any third party which, individually or in the aggregate, would have a Company Material Adverse Effect, and, to the Company’s knowledge, no third party is in violation of any intellectual property rights of the Company or any Company Subsidiary which, individually or in the aggregate, would have a Company Material Adverse Effect. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the use by the Company or any Company Subsidiary of its intellectual property does not infringe and has not infringed (a) the intellectual property rights of any other person (other than patent rights as described in clause (b)), and (b) to the knowledge of the Company, the patent rights of any other person, nor has it, through such use, misappropriated or improperly used or disclosed any intellectual property of any other person.

5.13 Environmental Matters. Except as disclosed in Section 5.13 of the Company Disclosure Schedule, the Company, the Company Subsidiaries and the Company Properties are in compliance with all Environmental Laws, except for any noncompliance that, either individually or in the aggregate, would not have a Company Material Adverse Effect. There is no administrative or judicial enforcement proceeding pending, or to the knowledge of the Company threatened, against the Company, any Company Subsidiary or any of the Company Properties under any Environmental Law. Except as disclosed in Section 5.13 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary or, to the knowledge of the Company, any legal predecessor of the Company or any Company Subsidiary, has received any written notice that it is potentially responsible under any Environmental Law for costs of response or for damages to natural resources, as those terms are defined under the Environmental Laws, at any location and neither the Company nor any Company Subsidiary has transported or disposed of, or allowed or arranged for any third party to transport or dispose of, any waste containing Hazardous Materials at any location included on the National Priorities List, as defined under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or any location proposed for inclusion on that list or at any location on any analogous state list. Except as disclosed in Section 5.13 of the Company Disclosure Schedule, the Company has no knowledge of the presence of or any release on any of the Company Properties of Hazardous Materials, except in compliance with all Environmental Laws, and, except as disclosed in Section 5.13 of the Company Disclosure Schedule and to the Company’s knowledge, there is no Hazardous Materials treatment, storage or disposal facility, underground storage tank, landfill, surface impoundment, underground injection well, asbestos, mold or PCB’s, as those terms are defined under the Environmental Laws, located at any of the Company Properties or any real property owned or leased by any predecessor entity or facilities utilized by the Company or the Company Subsidiaries.

5.14 Employee Benefit Plans.

(a) Section 5.14(a) of the Company Disclosure Schedule sets forth a list of every employee benefit plan, within the meaning of ERISA Section 3(3) and any other bonus, incentive compensation, profit-sharing, equity, stock bonus, stock option, stock appreciation rights, restricted stock, other stock-based incentive, executive compensation agreement, employment agreement, deferred compensation, pension, stock purchase, employee stock ownership, savings, pension, retirement, supplemental retirement, employment related change-in-control, severance, salary continuation, layoff, welfare (including, without limitation, health, medical, prescription, dental, disability, salary continuation, life, accidental death, travel accident, and other insurance), vacation, holiday, sick leave, fringe benefit, or other benefit plan, program, or policy, and whether qualified or nonqualified and any trust, escrow, or other agreement related thereto, covering any present or former employees, directors, or their respective dependents (“Employee Programs”), currently maintained by, sponsored by or contributed to by the Company or any ERISA Affiliate. Each Employee Program maintained by the Company or any ERISA Affiliate and which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS regarding its qualification thereunder.

(b) With respect to each Employee Program, the Company has provided, or made available, to Parent (if applicable to such Employee Program): (i) all documents embodying or governing such Employee Program, and any funding medium for the Employee Program (including, without limitation, trust agreements); (ii) the most recent IRS determination letter with respect to such Employee Program under Code Section 401(a); (iii) the most recently filed IRS Forms 5500; (iv) the summary plan description for such Employee Program (or other descriptions of such Employee Program provided to employees) and all modifications thereto; and (v) any insurance policy related to such Employee Program.

(c) Each Employee Program has been administered in accordance with the applicable plan documents and the requirements of applicable law, including, without limitation, ERISA and the Code, except as would not, individually or in the aggregate, have a Company Material Adverse Effect. No Employee Program is subject to Title IV of ERISA or is a multiemployer plan within the meaning of Section 3(37) of ERISA. The Company or an ERISA Affiliate, as applicable, has made all contributions required to be made by the terms of any Employee Program or applicable law, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(d) Except as set forth in Section 5.14(d) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not entitle any present or former director, officer, or employee of the Company or any ERISA Affiliate to any excess parachute payments (within the meaning of Section 280G of the Code).

(e) For purposes of this Section 5.14:

(i) An entity is an “ERISA Affiliate” of the Company for purposes of this Section 5.14 if it would have ever been considered a single employer with the Company under ERISA Section 4001(b) or part of the same “controlled group” as the Company for purposes of ERISA Section 302(d)(8)(C); and

(ii) “Multiemployer Plan” means an employee pension or welfare benefit plan to which more than one unaffiliated employer contributes and which is maintained pursuant to one or more collective bargaining agreements.

5.15 Labor Matters. Neither the Company nor any Company Subsidiary is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor union organization. There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of the Company, threatened against the Company or any of the Company Subsidiaries relating to their business, except for any such proceeding which would not, individually or in the aggregate, have a Company Material Adverse Effect. To the Company’s knowledge, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or any of the Company Subsidiaries.

5.16 No Brokers. Neither the Company nor any of the Company Subsidiaries has entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of such entity or Parent or MergerCo to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or consummation of the Merger, except that the Company has retained Goldman, Sachs & Co., as its financial advisor, in connection with the Merger.

5.17 Opinion of Financial Advisor. The Company has received the opinion of Goldman, Sachs & Co. to the effect that, as of the date hereof, the Merger Consideration is fair to the holders of Company Common Stock from a financial point of view.

5.18 Vote Required. The affirmative vote of the holders of two-thirds of the shares of outstanding Company Common Stock is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt and approve this Agreement and consummate the transactions contemplated by this Agreement.

5.19 Material Contracts. Except as set forth in Section 5.19 of the Company Disclosure Schedule, the Company SEC Reports list all Material Contracts of the Company, and except as set forth in Section 5.19 of the Company Disclosure Schedule or in the Company SEC Reports, to the knowledge of the Company, each Material Contract is valid, binding and enforceable and in full force and effect, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity, and there are no defaults thereunder, except those defaults that would not, individually or in the aggregate, have a Company Material Adverse Effect.

5.20 Insurance. The Company maintains insurance coverage with reputable insurers, or maintains self-insurance practices, in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of the Company (taking into account the cost and availability of such insurance). There is no claim by the Company or any Company Subsidiary pending under any such policies which (a) has been denied or disputed by the insurer or (b) would have, individually or in the aggregate, a Company Material Adverse Effect. All such insurance policies are in full force and effect, all premiums due and payable thereon have been paid, and no written notice of cancellation or termination has been received by the Company with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation.

5.21 No Other Representations or Warranties. Except for the representations and warranties made by the Company in this Article V, the Company makes no representations or warranties, and the Company hereby disclaims any other representations or warranties, with respect to the Company, the Company Subsidiaries, or its or their businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects or the negotiation, execution, delivery or performance of this Agreement by the Company, notwithstanding the delivery or disclosure to Parent or its affiliates or representatives of any documentation or other information with respect to any one or more of the foregoing.

5.22 Definition of the Company’s Knowledge. As used in this Agreement, the phrase “to the knowledge of the Company” or any similar phrase means the actual (and not the constructive or imputed) knowledge of those individuals identified in Section 5.22 of the Company Disclosure Schedule.

ARTICLE VI

CONDUCT OF BUSINESS PENDING THE MERGER

6.1 Conduct of Business by the Company. During the period from the date of this Agreement to the Effective Time, except as otherwise contemplated by this Agreement, the Company shall use its commercially reasonable efforts to, and shall cause each of the Company Subsidiaries to use its commercially reasonable efforts to, carry on their respective businesses in the usual, regular and ordinary course, consistent with past practice, and use their commercially reasonable efforts to preserve intact their present business organizations, keep available the services of their present advisors, managers, officers and employees and preserve their relationships with customers, suppliers, licensors and others having business dealings with them and continue and perform under existing contracts as in effect on the date hereof (for the term provided in such contracts). Without limiting the generality of the foregoing, neither the Company nor any of the Company Subsidiaries will (except as expressly permitted by this Agreement or as contemplated by the transactions contemplated hereby, as set forth in Section 6.1 of the Company Disclosure Schedule, or to the extent that Parent shall otherwise consent in writing):

(a) split, combine or reclassify any shares of capital stock of the Company or declare, set aside or pay any dividend or other distribution (whether in cash, stock, or property or any combination thereof) in respect of any shares of capital stock of the Company, except for dividends or distributions, declared, set aside or paid by any Company Subsidiary to the Company or any Company Subsidiary that is, directly or indirectly, wholly owned by the Company;

(b) authorize for issuance, issue or sell or agree or commit to issue or sell (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities or equity equivalents (including, without limitation, stock appreciation rights) (other than the issuance of shares of Company Common Stock upon the exercise of Options outstanding on the date of this Agreement in accordance with their present terms), or redeem, purchase, or otherwise acquire any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or any options, warrants, conversion, or other rights to acquire any shares of its capital stock or any such securities or obligations (other than the delivery of previously owned shares in connection with the exercise of Options outstanding on the date of this Agreement or the forfeiture of shares of restricted stock in accordance with the terms of the applicable agreement);

(c) acquire, sell, lease, encumber, transfer or dispose of any assets outside the ordinary course of business consistent with past practice (whether by asset acquisition, stock acquisition or otherwise);

(d) incur any amount of indebtedness for borrowed money, guarantee any indebtedness, issue or sell debt securities, make any loans, advances or capital contributions, mortgage, pledge or otherwise encumber any material assets, or create or suffer any material lien thereupon, except, in each case, in the ordinary course of business consistent with past practice pursuant to credit facilities in existence on the date hereof;

(e) except pursuant to any mandatory payments under any credit facilities in existence on the date hereof, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than any payment, discharge or satisfaction in the ordinary course of business consistent with past practice;

(f) change any of the accounting principles or practices used by it (except as required by GAAP, in which case written notice shall be provided to Parent and MergerCo prior to any such change);

(g) except as required by law, (i) enter into, adopt, amend or terminate any Employee Program, (ii) enter into, adopt, amend or terminate any agreement, arrangement, plan or policy between the Company or any of the Company Subsidiaries and one or more of their directors or executive officers, or (iii) except for normal increases in the ordinary course of business consistent with past practice not to exceed $500,000 in the aggregate, increase in any manner the compensation or fringe benefits of any non-executive officer or employee or pay any benefit not required by any Employee Program or arrangement as in effect as of the date hereof;

(h) adopt any amendments to the Articles of Organization, the By-laws or the Company Rights Agreement, except as expressly provided by the terms of this Agreement;

(i) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization (other than the Merger or plans of complete or partial liquidation or dissolution of inactive Company Subsidiaries);

(j) settle or compromise any litigation or other disputes (whether or not commenced prior to the date of this Agreement) other than settlements or compromises for litigation or other disputes where the amount paid (after giving effect to insurance proceeds actually received) in settlement or compromise does not exceed $500,000, individually or $1,000,000 in the aggregate, for all such litigation or other disputes;

(k) amend any term of any outstanding security of the Company or any Company Subsidiary;

(l) modify or amend any Material Contract to which the Company or any Company Subsidiary is a party or waive, release or assign any material rights or claims under any such Material Contract;

(m) authorize, commit to or make any equipment purchases or capital expenditures other than in the ordinary course of business and consistent with past practice not to exceed $3,500,000 in the aggregate; or

(n) enter into an agreement to take any of the foregoing actions.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1 Stockholders Meeting.

(a) The Company, acting through the Company Board, shall, in accordance with applicable law:

(i) duly call, give notice of, convene and hold a special meeting of its stockholders (the “Special Meeting”) for the purpose of considering and taking action upon this Agreement, and the Company shall use its reasonable best efforts to hold the Special Meeting as soon as practicable after the date on which the Proxy Statement is cleared by the SEC;

(ii) as promptly as practicable, prepare and file with the SEC a preliminary proxy statement relating to this Agreement and the Merger;

(iii) use its reasonable best efforts to (A) obtain and furnish the information required to be included by the SEC in a definitive proxy statement (the “Proxy Statement”) and, after consultation with Parent, to respond promptly to any comments made by the SEC with respect to the preliminary proxy statement and cause the Proxy Statement to be mailed to its stockholders as promptly as practicable following clearance from the SEC, and (B) obtain the necessary approval of this Agreement by its stockholders; and

(iv) subject to the fiduciary duties of the Company Board as provided in Section 7.5, include in the Proxy Statement the unanimous recommendation of the Company Board that stockholders of the Company vote in favor of the adoption and approval of this Agreement.

(b) Parent and MergerCo shall provide to the Company any information for inclusion in the Proxy Statement which may be required under applicable law and which is reasonably requested by the Company. Each of the Company, on the one hand, and Parent and MergerCo, on the other hand, agree promptly to correct any information provided by either of them for use in the Proxy Statement if, and to the extent that, such information shall have become false or misleading in any material respect, and the Company further agrees to take all necessary steps to cause the Proxy Statement as so corrected to be filed with the SEC and to be disseminated to the stockholders of the Company, in each case, as and to the extent required by applicable federal securities laws.

(c) The Company hereby represents and warrants that the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the Proxy Statement or (ii) the Other Filings, will, at the respective times filed with the SEC or other Governmental Entity and, in addition, in the case of the Proxy Statement, as of the date it or any amendment or supplement thereto is mailed to stockholders and at the time of the Special Meeting, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement, insofar as it relates to the Company or other information supplied by the Company for inclusion therein, will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to information concerning Parent or MergerCo included in the Proxy Statement or information supplied by Parent or MergerCo for inclusion in the Proxy Statement.

(d) Parent and MergerCo jointly and severally hereby represent and warrant that the information supplied or to be supplied by Parent or MergerCo for inclusion or incorporation by reference in (i) the Proxy Statement or (ii) the Other Filings, will, at the respective times filed with the SEC or other Governmental Entity and, in addition, in the case of the Proxy Statement, as of the date it or any amendment or supplement thereto is mailed to stockholders and at the time of the Special Meeting, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement, insofar as it relates to Parent or MergerCo or other information supplied by Parent or MergerCo for inclusion therein, will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, Parent and MergerCo make no representation, warranty or covenant with respect to information concerning the Company included in the Proxy Statement or information supplied by the Company for inclusion in the Proxy Statement.

7.2 Other Filings. As soon as practicable following the date of this Agreement, the Company, Parent and MergerCo each shall properly prepare and file any other filings required under the Exchange Act or any other federal, state or foreign law relating to the Merger (including filings, if any, required under the HSR Act) (collectively, the “Other Filings”). Each of the Company, Parent and MergerCo shall promptly notify the other of the receipt of any comments on, or any request for amendments or supplements to, any of the Other Filings by the SEC or any other Governmental Entity or official, and each of the Company, Parent and MergerCo shall supply the other with copies of all correspondence between it and each of its Subsidiaries and representatives, on the one hand, and the SEC or the members of its staff or any other appropriate governmental official, on the other hand, with respect to any of the Other Filings. The Company, Parent and MergerCo each shall promptly obtain and furnish the other (a) the information which may be reasonably required in order to make such Other Filings and (b) any additional information which may be requested by a Governmental Entity and which the parties reasonably deem appropriate. In furtherance and not in limitation of the foregoing, each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Merger as promptly as practicable and in any event within ten (10) business days of the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and use its reasonable best efforts to take, or cause to be taken, all other actions consistent with this Section 7.2 necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable. In addition, Parent and MergerCo hereby covenant and agree to use their respective reasonable best efforts to secure termination of any waiting periods any other applicable law and to obtain the approval of the Federal Trade Commission (the “FTC”), the Antitrust Division of the United States Department of Justice (the “DOJ”) or any other Governmental Entity, as applicable, for the Merger and the other transactions contemplated hereby, including, without limitation, promptly entering into a consent decree or other arrangement with the FTC, DOJ or other Governmental Entity as may be necessary to secure termination of such waiting periods or obtain such approval. Parent and MergerCo shall take all such actions, including (y) proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such assets or businesses of Parent (or any of its Subsidiaries) and (z) otherwise taking or committing to take actions that limit Parent or its Subsidiaries’ freedom of action with respect to, or its ability to retain, one or more of its or its Subsidiaries’ businesses, product lines or assets, in each case, as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order in any suit or proceeding, which would otherwise have the effect of preventing or materially delaying the consummation of the Merger. The Company shall take such of the foregoing actions as Parent may request; provided that any such action is conditioned upon the consummation of the Merger.

7.3 Additional Agreements.

(a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Merger and to cooperate with each other in connection with the foregoing, including the taking of such actions as are necessary to obtain any necessary consents, approvals, orders, exemptions and authorizations by or from any public or private third party, including, without limitation, any that are required to be obtained under any federal, state or local law or regulation or any contract, agreement or instrument to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets are bound, to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the Merger, to effect all necessary registrations and Other Filings, including, but not limited to, filings under the HSR Act, if any, and submissions of information requested by a Governmental Entity, and to use its best efforts to cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the Merger. In connection with the foregoing, the Company agrees to use its reasonable best efforts to enter into the contracts listed in Section 7.3(i) of the Company Disclosure Schedule on terms reasonably satisfactory to Parent. The parties hereto acknowledge and agree that the Company shall pay any transfer fee necessary to transfer and assign the Company’s licenses listed on Section 7.3(ii) of the Company Disclosure Schedule.

(b) Promptly following the date of this Agreement, Parent shall engage a national accounting firm or other reputable consultant to assist Parent with the review, documentation and testing of the internal control over financial reporting of the Company and the Company Subsidiaries for the purpose of preparing the compliance by the Company after the Effective Time with the reporting and attestation requirements of Item 308 of SEC Regulation S-K. In connection with the foregoing, the Company shall cooperate and work in good faith with Parent and its consultant and use its reasonable best efforts to complete all documentation and testing of internal control over financial reporting of the Company and the Company Subsidiaries reasonably requested by Parent prior to the Effective Time.

7.4 Fees and Expenses. Except as set forth in Section 9.2 hereof, whether or not the Merger is consummated, all fees, costs and expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including, without limitation, all fees, costs and expenses of agents, representatives, counsel and accountants shall be paid by the party incurring such fees, costs or expenses.

7.5 No Solicitations.

(a) Immediately after the execution of this Agreement, the Company will terminate and cease any discussions or negotiations with any parties relating to an Acquisition Proposal. Neither the Company, nor any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it, shall, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing non-public information), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes an Acquisition Proposal, or (ii) participate in any discussions or negotiations regarding an Acquisition Proposal; provided, however, that, at any time prior to the approval of this Agreement by the stockholders of the Company, if the Company receives a bona fide written Acquisition Proposal that was unsolicited and that did not otherwise result from a breach of this Section 7.5(a), the Company may furnish non-public information with respect to the Company and the Company

Subsidiaries to the person who made such Acquisition Proposal (a “Third Party”) and may participate in discussions regarding such Acquisition Proposal if (A) the Company Board determines in good faith, after consultation with outside counsel, that failure to do so would be inconsistent with its fiduciary duties to the Company’s stockholders under applicable law, and (B) the Company Board determines that such Acquisition Proposal is reasonably likely to lead to a Superior Proposal. The Company shall promptly notify (but in any event within one (1) business day) Parent of the Company’s first receipt of a written Acquisition Proposal by such Third Party and of the material terms and conditions thereof. Notwithstanding anything to the contrary in this Agreement, the Company shall not be required to disclose to Parent or MergerCo the identity of the Third Party making any Acquisition Proposal and, except as provided in Sections 7.5(b) and 9.1(c)(i), shall have no duty to notify or update Parent or MergerCo on the status of discussions or negotiations (including the status of such Acquisition Proposal or any amendments or proposed amendments thereto) between the Company and such Third Party.

(b) Subject to Section 9.1(d)(ii) and prior to the approval of this Agreement by the stockholders of the Company, the Company Board may not (i) withdraw or modify in a manner material and adverse to Parent or MergerCo its approval or recommendation of this Agreement, (ii) approve or recommend an Acquisition Proposal to its stockholders or (iii) cause the Company to enter into any definitive agreement with respect to an Acquisition Proposal, unless, in each such case, in the event a Superior Proposal is made, the Company Board determines in good faith, after consultation with outside counsel, that failure to take such action would be inconsistent with its fiduciary duties to the Company’s stockholders under applicable law. In the event that the Company Board makes such determination, the Company may enter into an agreement with respect to a Superior Proposal, but only forty-eight (48) hours after Parent’s receipt of written notice (A) advising Parent that the Company Board has received a Superior Proposal and that the Company has elected to terminate this Agreement pursuant to Section 9.1(c)(i) of this Agreement and (B) setting forth such other information required to be included therein as provided in Section 9.1(c)(i).

(c) Nothing contained in this Section 7.5 shall prohibit the Company from at any time taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or making any disclosure required by Rule 14a-9 promulgated under the Exchange Act.

7.6 Officers’ and Directors’ Indemnification.

(a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, officer, employee, fiduciary or agent of the Company or any of the Company Subsidiaries (the “Indemnified Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director, officer, employee, fiduciary or agent of the Company or any of the Company Subsidiaries, or is or was serving at the request of the Company or any of the Company Subsidiaries as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, or (ii) the negotiation, execution or performance of this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their reasonable best efforts to defend against and respond thereto. It is understood and agreed that the Company shall indemnify and hold harmless, and after the Effective Time the Surviving Corporation and Parent shall indemnify and hold harmless, as and to the full extent permitted by applicable law, each Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys’ fees and expenses), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, demand, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), (A) the Company, and the Surviving Corporation and Parent after the Effective Time, shall promptly pay expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the full extent permitted by law, (B) the Indemnified Parties may retain counsel satisfactory to them, and the Company, Parent and the Surviving

Corporation, shall pay all fees and expenses of such counsel for the Indemnified Parties within thirty (30) days after statements therefor are received, and (C) the Company, Parent and the Surviving Corporation will use their respective reasonable best efforts to assist in the vigorous defense of any such matter; provided, however, that none of the Company, the Surviving Corporation or Parent shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld); and provided further that the Company, the Surviving Corporation and Parent shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim indemnification under this Section 7.6, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Company and, after the Effective Time, the Surviving Corporation and Parent thereof; provided that the failure to so notify shall not affect the obligations of the Company, the Surviving Corporation and Parent except to the extent such failure to notify materially prejudices such party.

(b) Parent and MergerCo agree that all rights to indemnification or exculpation existing in favor of, and all limitations on the personal liability of, each present and former director, officer, employee, fiduciary and agent of the Company and the Company Subsidiaries provided for in the respective charters or by-laws or otherwise in effect as of the date hereof shall continue in full force and effect for a period of six (6) years from the Effective Time; provided, however, that all rights to indemnification in respect of any claims (each a “Claim”) asserted or made within such period shall continue until the disposition of such Claim. From and after the Effective Time, Parent and the Surviving Corporation also agree to indemnify and hold harmless the present and former officers and directors of the Company and the Company Subsidiaries in respect of acts or omissions occurring prior to the Effective Time to the extent provided in any written indemnification agreements between the Company and/or one or more Company Subsidiaries and such officers and directors as listed in Section 7.6(b) of the Company Disclosure Schedule.

(c) Prior to the Effective Time, the Company shall purchase an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage for the Company’s directors and officers in a form acceptable to the Company which shall provide such directors and officers with coverage for six (6) years following the Effective Time of not less than the existing coverage under, and have other terms not materially less favorable to, the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by the Company, so long as the aggregate cost is less than $750,000 (the “Premium Limit”). In the event that the Premium Limit is insufficient for such coverage, the Company may enter into an agreement to spend up to that amount to purchase such lesser coverage as may be obtained with such amount. Parent shall, and shall cause the Surviving Corporation to, maintain such policy in full force and effect, and continue to honor the obligations thereunder.

(d) The obligations under this Section 7.6 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 7.6 applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 7.6 applies shall be third party beneficiaries of this Section 7.6 and shall be entitled to enforce the covenants contained herein).

(e) In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 7.6.

7.7 Access to Information; Confidentiality. From the date hereof until the Effective Time, the Company shall, and shall cause each of the Company Subsidiaries and each of the Company’s and Company Subsidiaries’ officers, employees and agents to, afford to Parent and to the officers, employees and agents of Parent access upon reasonable notice and at reasonable times without undue interruption to (a) their properties, books, records and contracts; provided, however, that Parent shall obtain the Company’s consent, which consent shall not be unreasonably withheld, prior to any visit to any Company property, and (b) the officers and key employees of the Company and the Company Subsidiaries; provided, however, that Parent shall obtain the Company’s consent, which consent shall not be unreasonably withheld, prior to accessing any non-executive officer or key employee. The Company shall furnish Parent such financial, operating and other data and information as Parent may reasonably request to the extent such data or information is reasonably available, including, but not limited to, information regarding the Company’s internal control over financial reporting and disclosure controls and procedures. Prior to the Effective Time, Parent and MergerCo shall hold in confidence all such information on the terms and subject to the conditions contained in that certain confidentiality agreement between Parent and the Company dated January 27, 2004 (the “Confidentiality Agreement”).

7.8 Public Announcements. The Company and Parent shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Merger and shall not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may be required by law or the applicable rules of any stock exchange or quotation system if the party issuing such press release or making such public statement has used its reasonable best efforts to consult with the other party and to obtain such party’s consent but has been unable to do so in a timely manner. In this regard, the parties shall make a joint public announcement of the Merger contemplated hereby no later than (a) the close of trading on the Nasdaq National Market on the date this Agreement is signed, if such signing occurs during a Business Day or (b) the opening of trading on the Nasdaq National Market on the Business Day following the date on which this Agreement is signed, if such signing does not occur during a Business Day.

7.9 Employee Benefit Arrangements.

(a) On and after the Closing, Parent shall, and shall cause the Surviving Corporation to, honor in accordance with their terms all severance obligations of the Company or any Company Subsidiary listed in Section 7.9 of the Company Disclosure Schedule, except as may otherwise be agreed to by the parties thereto, and the Company or Parent shall pay on the Closing Date to the applicable officers and employees listed in said Section of the Company Disclosure Schedule, any amounts with respect to such severance obligations that are payable by their terms upon consummation of the Merger, at the Effective Time or on the Closing Date. Parent also agrees to fully vest all benefits of participants in The First Years Inc. and its Affiliates Pension Plan whose employment is terminated by Parent or the Surviving Corporation without “cause” or by such participant for “good reason” within twenty-four (24) months following the Closing Date, without regard to any vesting schedules set forth in such plan (as such terms are defined in Section 7.9 of the Company Disclosure Schedule).

(b) Until December 31, 2004 or such later time as Parent shall determine (the “Transition Period”), Parent shall cause, and cause the Surviving Corporation to, continue the participation of employees of the Surviving Corporation and the Company Subsidiaries who remain employed after the Effective Time (the “Company Employees”) in the Employee Programs (other than deferred compensation plans or stock option plans) on the same terms as those currently in effect. As of the end of the Transition Period, the Company Employees shall be permitted to participate in the employee benefit plans of Parent and its Subsidiaries on the same terms as similarly situated employees of Parent and its Subsidiaries, and Parent may terminate any of the Company employee benefit plans or merge any of the Company employee benefit plans with Parent’s employee benefit plans as Parent deems appropriate. Parent shall cause the applicable benefit plans to treat the service of Company Employees with the Company or the Company Subsidiaries attributable to any period before the Effective Time as service rendered to Parent or the Surviving Corporation for purposes of eligibility to participate, vesting and for other appropriate benefits, including, but not limited to, applicability of minimum waiting periods for participation. Without limiting the foregoing, Parent shall not, and shall cause the Surviving Corporation to not, treat any Company Employee as a “new” employee for purposes of any exclusions under any health or similar plan of Parent or the Surviving Corporation for a pre-existing medical condition, and any deductibles and co-pays paid under any of the Company’s or any of the

Company Subsidiaries’ health plans shall be credited towards deductibles and co-pays under the health plans of Parent or the Surviving Corporation. Parent shall, and shall cause the Surviving Corporation, to make appropriate arrangements with its insurance carrier(s) to ensure such results.

(c) After the Closing, Parent shall cause the Surviving Corporation to honor all obligations which accrued prior to the Effective Time under the Company’s deferred compensation plans, supplemental retirement plans, management incentive plans and long-range incentive plans. Except as is otherwise required by the existing terms of the written employment and severance agreements to which the Company is presently a party and listed in Section 7.9 of the Company Disclosure Schedule, future accruals may be (but are not required to be) provided for under any such plan(s) or under any similar plan(s) of the Surviving Corporation or Parent.

7.10 Required Financing. Each of Parent and MergerCo hereby agrees to use its reasonable best efforts to arrange the financing in respect of the Merger and to satisfy the conditions set forth in the Financing Letters. Parent will provide the Company any amendments to the Financing Letters as promptly as possible (but in any event within twenty-four (24) hours). Parent and MergerCo shall keep the Company informed of the status of their financing arrangements for the Merger, including providing written notification to the Company as promptly as possible (but in any event within forty-eight (48) hours) with respect to (a) any indication that any of the Lenders may be unable to provide the financing as contemplated by the Financing Letters, (b) the ability of Parent or MergerCo to satisfy any of the conditions set forth in the Financing Letters, and (c) any adverse developments relating to the financing contemplated by the Financing Letters. Parent shall provide written notice to the Company within twenty-four (24) hours if any Lender has indicated to Parent or MergerCo that such Lender will be unable to provide the financing contemplated by the applicable Financing Letter or if any other event occurs which is reasonably likely to prevent or materially delay Parent or MergerCo from obtaining the proposed financing with respect to the Merger (a “Parent Financing Notice”). In the event Parent and MergerCo are unable to arrange any portion of such financing in the manner or from the sources contemplated by the Financing Letters, Parent and MergerCo shall use its reasonable best efforts to arrange any such portion from alternative sources on substantially the same terms and with substantially the same conditions as the portion of the financing that Parent and MergerCo were unable to arrange.

ARTICLE VIII

CONDITIONS TO THE MERGER

8.1 Conditions to the Obligations of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the fulfillment or waiver by consent of the other party, where permissible, at or prior to the Effective Time, of each of the following conditions:

(a) Stockholder Approval. This Agreement shall have been adopted and approved by the affirmative vote of the stockholders of the Company as required by the MGL, the Articles of Organization and the By-Laws.

(b) Hart-Scott-Rodino Act. The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

(c) Other Regulatory Approvals. All material approvals, authorizations and consents of any Governmental Entity required to consummate the Merger set forth on Schedule 8.1(c) of this Agreement shall have been obtained and remain in full force and effect, and all waiting periods relating to such approvals, authorizations and consents shall have expired or been terminated.

(d) No Injunctions, Orders or Restraints; Illegality. No preliminary or permanent injunction or other order, decree or ruling issued by a court or other Governmental Entity of competent jurisdiction nor any statute, rule, regulation or executive order promulgated or enacted by any Governmental Entity of competent jurisdiction shall be in effect which would have the effect of (i) making the consummation of the Merger illegal, or (ii) otherwise prohibiting the consummation of the Merger.

8.2 Additional Conditions to Obligations of Parent and MergerCo. The obligations of Parent and MergerCo to effect the Merger are further subject to the satisfaction of the following conditions, any one or more of which may be waived by Parent at or prior to the Effective Time:

(a) Representations and Warranties. Those representations and warranties of the Company set forth in this Agreement which are qualified by materiality or a Company Material Adverse Effect or words of similar effect shall be true and correct as of the Effective Time as though made at the Effective Time (except to the extent such representations and warranties expressly relate to a specific date or as of the date hereof, in which case such representations and warranties shall be true and correct as of such date), and those representations and warranties of the Company set forth in this Agreement which are not so qualified shall be true and correct as of the Effective Time as though made at the Effective Time (except to the extent such representations and warranties expressly relate to a specific date or as of the date hereof, in which case such representations and warranties shall be true and correct as of such date), except for such inaccuracies as, individually or in the aggregate, would not have a Company Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer of the Company, dated the Closing Date, to the foregoing effect.

(b) Performance and Obligations of the Company. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer of the Company to the foregoing effect.

(c) Consents, Etc. Any consent, authorization, order or approval of (or filing or registration with) any third party identified in Section 8.2(c) of the Company Disclosure Schedule shall have been obtained, and (i) no Distribution Date (as defined therein) shall have occurred under the Company Rights Agreement and (ii) in the event a Stock Acquisition Date (as defined therein) shall have occurred under the Company Rights Agreement, the Company Rights Agreement shall have been amended to terminate the right of any holder of the Rights to acquire shares of Parent’s common stock after the Effective Time.

(d) No Company Material Adverse Effect. Since the date of the Agreement, there shall not have been, individually or in the aggregate, any Company Material Adverse Effect, and no effect, event or change shall have occurred that, individually or in the aggregate, may reasonably be expected to have any Company Material Adverse Effect.

(e) Clerk’s Certificate. The Company shall have delivered a certificate of the Clerk of the Company, dated as of the Closing Date, certifying as to (i) the incumbency of the officers of the Company executing documents executed and delivered in connection herewith, (ii) the copies of the Articles of Organization and By-Laws, each as in effect from the date of this Agreement until the Closing Date, and (iii) a copy of the votes of the Company Board authorizing and approving the applicable matters contemplated hereunder.

(f) No Financing Material Adverse Change. Since the date of the Agreement, there shall not have been any Financing Material Adverse Change.

8.3 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction of the following conditions, any one or more of which may be waived by the Company at or prior to the Effective Time:

(a) Representations and Warranties. Those representations and warranties of Parent and MergerCo set forth in this Agreement which are qualified by materiality or a Parent Material Adverse Effect or words of similar effect shall be true and correct as of the Effective Time as though made at the Effective Time (except to the extent such representations and warranties expressly relate to a specific date or as of the date hereof, in which case such representations and warranties shall be true and correct as of such date), and those representations and warranties of Parent and MergerCo set forth in this Agreement which are not so qualified shall be true and correct as of the Effective Time as though made at the Effective Time (except to the extent such representations and warranties expressly relate to a specific date or as of the date hereof, in which case such representations and warranties shall be true and correct as of such date), except for such inaccuracies as, individually or in the aggregate, would not have a Parent Material Adverse Effect. The Company shall have received a certificate signed on behalf of Parent and MergerCo by the Chief Executive Officer or Chief Financial Officer of the Parent, dated the Closing Date, to the foregoing effect.

(b) Performance of Obligations of Parent and MergerCo. Each of Parent and MergerCo shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and the Company shall have received a certificate signed on behalf of Parent and MergerCo by the Chief Executive Officer or Chief Financial Officer of Parent, dated as of the Closing Date, to the foregoing effect.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after stockholder approval thereof:

(a) by the mutual written consent of Parent, MergerCo and the Company;

(b) by either of the Company, on the one hand, or Parent or MergerCo, on the other hand, by written notice to the other:

(i) if the approval of the stockholders of the Company required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required approval at the Special Meeting;

(ii) if any Governmental Entity of competent jurisdiction shall have issued an injunction or taken any other action (which injunction or other action the parties hereto shall use their best efforts to lift), which permanently restrains, enjoins or otherwise prohibits the consummation of the Merger, and such injunction shall have become final and non-appealable; or

(iii) if the consummation of the Merger shall not have occurred on or before March 3, 2005; provided, however, that the right to terminate this Agreement under this Section 9.1(b)(iii) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before such date.

(c) by the Company:

(i) in connection with entering into a definitive agreement to effect a Superior Proposal in accordance with Section 7.5; provided, however, that prior to terminating this Agreement pursuant to this Section 9.1(c)(i), the Company shall have provided Parent with forty-eight (48) hours prior written notice of the Company’s decision to so terminate. Such notice shall indicate in reasonable detail the material terms and conditions of such Superior Proposal, including, without limitation, the amount and form of the proposed consideration and whether such Superior Proposal is subject to any material conditions; or

(ii) if Parent or MergerCo shall have breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in this Agreement, which breach, either individually or in the aggregate, would result in the failure of the conditions set forth in Sections 8.3(a) or 8.3(b) and which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to Parent or MergerCo; or

(iii) following receipt by the Company of a Parent Financing Notice.

(d) by Parent or MergerCo:

(i) if the Company shall have breached in any respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach, either individually or in the aggregate, would result in the failure of the conditions set forth in Sections 8.2(a) or 8.2(b) and which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to the Company; or

(ii) if the Company Board shall (A) fail to include a recommendation in the Proxy Statement of this Agreement, (B) withdraw, modify or change, or propose or announce any intention to withdraw, modify or change, in a manner material and adverse to Parent or MergerCo, the approval or recommendation by the Company Board of this Agreement, (C) approve or recommend, or propose or announce any intention to approve or recommend, any Acquisition Proposal (including making no recommendation or stating an inability to make a recommendation), other than a recommendation to reject such Acquisition Proposal; or (D) takes any action prohibited by Section 7.5.

9.2 Effect of Termination.

(a) Subject to Section 9.2(b), in the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of Parent, MergerCo or the Company and their respective directors, officers, employees, partners, managers, members or stockholders and all rights and obligations of any party hereto shall cease, except for the agreements contained in Sections 7.4, 7.7, 7.8, this Section 9.2 and Article X; provided, however, that nothing contained in this Section 9.2(a) shall relieve any party from liabilities or damages arising out of any fraud or willful breach by such party of any of its representations, warranties, covenants or other agreements contained in this Agreement. If termination of this Agreement shall have been caused by the willful breach of this Agreement by any party hereto, then, in addition to other remedies at law or equity for such breach of this Agreement, the party so found to have willfully breached this Agreement shall indemnify and reimburse the other party for all of its reasonable out-of-pocket expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement.

(b) If this Agreement is terminated (i) by the Company pursuant to Section 9.1(c)(i), (ii) by Parent or MergerCo pursuant to Section 9.1(d)(ii)(C), (iii) by Parent or MergerCo pursuant to Section 9.1(d)(ii)(A), (B) or (D) and the Company enters into a definitive agreement with respect to an Acquisition Proposal or an Acquisition Proposal is consummated within six (6) months after the termination of this Agreement, or (iv) pursuant to Section 9.1(b)(i) after the public announcement of an Acquisition Proposal and the Company enters into a definitive agreement with respect to an Acquisition Proposal or an Acquisition Proposal is consummated within six (6) months after the termination of this Agreement, then the Company shall pay to Parent an amount in cash equal to $6,450,000 (the “Liquidated Amount”). Payment of the Liquidated Amount required by this Section 9.2(b) shall be payable by the Company to Parent by wire transfer of immediately available funds (A) concurrently with a termination of this Agreement by the Company under Section 9.1(c)(i), (B) within three (3) Business Days after the date of termination of this Agreement by Parent or MergerCo under Section 9.1(d)(ii)(C) or (C) within three (3) Business Days after the Company enters into a definitive agreement with respect to an Acquisition Proposal in the case of clauses (iii) or (iv) above.

(c) Notwithstanding anything to the contrary in this Agreement, Parent and MergerCo hereto expressly acknowledge and agree that, with respect to any termination of this Agreement pursuant to Section 9.1(c)(i) or Section 9.1(d)(ii) in circumstances where the Liquidated Amount is payable in accordance with Section 9.2(b), the payment of the Liquidated Amount shall constitute liquidated damages with respect to any claim for damages or any other claim which Parent or MergerCo would otherwise be entitled to assert against the Company or any of the Company Subsidiaries or any of their respective assets, or against any of their respective directors, officers, employees, partners, managers, members or stockholders, with respect to this Agreement and the transactions contemplated hereby and shall constitute the sole and exclusive remedy available to Parent and MergerCo. The parties hereto expressly acknowledge and agree that, in light of the difficulty of accurately determining actual damages with respect to the foregoing upon any termination of this Agreement pursuant to Section 9.1(c)(i) or Section 9.1(d)(ii) in circumstances where the Liquidated Amount is payable in accordance with Section 9.2(b), the rights to payment under Section 9.2(b): (i) constitute a reasonable estimate of the damages that will be suffered by reason of any such proposed or actual termination of this Agreement pursuant to Section 9.1(c)(i) or Section 9.1(d)(ii) and (ii) shall be in full and complete satisfaction of any and all damages arising as a result of the foregoing. Except for nonpayment of the amounts set forth in Section 9.2(b), Parent and MergerCo hereby agree that, upon any termination of this Agreement pursuant to Section 9.1(c)(i) or Section 9.1(d)(ii) in circumstances where the Liquidated Amount is payable in accordance with Section 9.2(b), in no event shall Parent or MergerCo (A) seek to obtain any recovery or judgment against the Company or any of the Company Subsidiaries or any of their respective assets, or against any of their respective directors, officers, employees, partners, managers, members or stockholders, and (B) be entitled to seek or obtain any other damages of any kind, including, without limitation, consequential, indirect or punitive damages.

9.3 Amendment. This Agreement may be amended by the parties hereto by an instrument in writing signed on behalf of each of the parties hereto at any time before or after any approval hereof by the stockholders of the Company and MergerCo; provided, however, that after any such stockholder approval, no amendment shall be made which by law requires further approval by stockholders without obtaining such approval.

9.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of the party against which such waiver or extension is to be enforced. The failure of a party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE X

GENERAL PROVISIONS

10.1 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or sent if delivered personally or sent by facsimile or sent by prepaid overnight carrier to the parties at the following addresses (or at such other addresses as shall be specified by the parties by like notice):

(a)	if to Parent or MergerCo:

RC2 Corporation

1111 West 22nd Street, Suite 320

Oak Brook, Illinois 60523

Attn:    Curtis W. Stoelting

            Facsimile: (630) 573-7578

with a copy to:

Reinhart Boerner Van Deuren S.C.

1000 North Water Street, Suite 2100,

Milwaukee, Wisconsin 53202

Attn:    James M. Bedore

                    Facsimile: (414) 298-8097

(b)	if to the Company:

The First Years Inc.

One Kiddie Drive

Avon, Massachusetts 02322-1171

Attn:    Ronald J. Sidman

            Facsimile: (508) 588-4583

with a copy to:

Goodwin Procter LLP

Exchange Place

Boston, Massachusetts 02109

Attn:    Stuart M. Cable, P.C.

            Joseph L. Johnson III

            Facsimile: (617) 523-1231

10.2 Certain Definitions. For purposes of this Agreement, the term:

“Acquisition Proposal” shall mean any (a) merger, consolidation or similar transaction involving the Company, (b) sale, lease or other disposition, directly or indirectly, by merger, consolidation, share exchange or otherwise, of any assets of the Company or the Company Subsidiaries representing 15% or more of the consolidated assets of the Company and the Company Subsidiaries in a single transaction or series of transactions, (c) issue, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 15% or more of the votes associated with the outstanding securities of the Company, (d) tender offer or exchange offer in which any person or “group” (as such term is defined under the Exchange Act) shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of 15% or more of the outstanding shares of Company Common Stock, (e) recapitalization, restructuring, liquidation, dissolution, or other similar type of transaction with respect to the Company, (f) any person shall have acquired beneficial ownership or the right to acquire beneficial ownership of, or any “group” (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 15% or more of the then outstanding shares of capital stock of the Company, (g) transaction which is similar in form, substance or purpose to any of the foregoing transactions, or (h) any proposal or plan by any person to do any of the foregoing; provided, however, that the term “Acquisition Proposal” shall not include the Merger or the other transactions contemplated by this Agreement.

“affiliate” means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned person.

“Business Day” shall mean any day other than a day on which the SEC shall be closed.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Material Adverse Effect” means, with respect to the Company, an effect, event or change which has a material adverse effect on the business, assets, results of operations or condition (financial or otherwise) of the Company and the Company Subsidiaries taken as a whole, other than effects, events or changes arising out of or resulting from (a) changes in general legal, regulatory, political, economic or business conditions or changes in generally accepted accounting principles that, in each case, generally affect industries in which the Company and the Company Subsidiaries conduct business; provided that such changes do not affect the Company and the Company Subsidiaries in a materially disproportionate manner, (b) the negotiation, execution, announcement or performance of this Agreement or the consummation of the transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners or employees, and the taking of any actions set forth in Section 10.2 of the Company Disclosure Schedule, or (c) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement.

“Encumbrance” means any claim, lien (statutory or otherwise), hypothecation, pledge, security interest, mortgage, deed of trust or other encumbrance.

“Environmental Laws” means any federal, state or local statute, law, ordinance, regulation, rule, code, or binding order and any enforceable and binding judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, judgment, stipulation, injunction, permit, authorization, or agency requirement, in each case having the force and effect of law, relating to the pollution, protection, investigation or restoration of the indoor or outdoor environment, health and safety as affected by the environment or natural resources, including, without limitation, those relating to the use, handling, presence, transportation, treatment, storage, disposal, release, threatened release or discharge of Hazardous Materials or contamination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Financing Material Adverse Change” shall mean any material disruption in the banking and capital markets which has caused either Lender to withdraw its commitment to provide financing as contemplated by the Financing Letters, and resulted in Parent being unable to obtain alternative financing to the extent contemplated by Section 7.10 hereof to pay the Merger Consideration.

“GAAP” means generally accepted accounting principles as applied in the United States.

“Hazardous Materials” means any “hazardous waste” as defined in any Environmental Laws, any “hazardous substances” or “pollutant” or “contaminant” as defined in any Environmental Laws and, to the extent not included in the foregoing, any medical waste, asbestos, asbestos-containing materials, mold, fungi, petroleum, oil or fractions thereof.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“IRS” means the United States Internal Revenue Service.

“Material Contracts” shall mean: (a) all contracts, agreements or understandings with customers of the Company and Company Subsidiaries in the last fiscal year where each customers’ contracts, agreements or understandings in the aggregate account for more than 10% of the Company’s annual revenues; (b) all acquisition, merger, asset purchase or sale agreements entered into by the Company or Company Subsidiary in the last two fiscal years with a transaction value in excess of 10% of the Company’s consolidated annual revenues; (c) all contracts, agreements or understandings to which the Company or any Company Subsidiary is a party or is bound relating to any indebtedness for borrowed money, guarantees of any indebtedness, debt securities, loans, advances or capital contributions, or mortgages, in each case in an amount greater than $100,000, or (d) any other agreements within the meaning set forth in Item 601(b)(10) of Regulation S-K of Title 17, Part 229 of the Code of Federal Regulations.

“Nasdaq National Market” means the National Market System of the National Association of Securities Dealers Automated Quotation System.

“Parent Material Adverse Effect” means, with respect to Parent, an effect, event or change which has a material adverse effect on the ability of Parent to obtain the financing necessary to satisfy any of Parent’s or MergerCo’s obligations arising under or arising out of this Agreement.

“person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” means any corporation more than 50% of whose outstanding voting securities, or any partnership, joint venture or other entity more than 50% of whose total equity interest, is directly or indirectly owned by Parent or the Company, as the case may be.

“Superior Proposal” means an Acquisition Proposal that is more favorable to the stockholders of the Company than the Merger from a financial point of view than the transactions contemplated by this Agreement (taking into account all of the terms and conditions of such Acquisition Proposal, including any conditions to consummation and the likelihood of such Acquisition Proposal being consummated).

“Tax Returns” means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority, domestic or foreign, in connection with Taxes.

“Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, worker’s compensation, unemployment compensation or net worth taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added or gains taxes; license, registration and documentation fees; and duties, tariffs and similar charges.

10.3 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

“Agreement”	Preamble

“Articles of Merger”	Section 1.3

“Articles of Organization”	Section 1.2

“By-laws”	Section 1.2

“Certificates”	Section 3.1(b)

“Claim”	Section 7.6(b)

“Closing”	Section 1.4

“Closing Date”	Section 1.4

“Commitment”	Section 5.9

“Company”	Preamble

“Company Balance Sheet”	Section 5.7(b)

“Company Board”	Recitals

“Company Common Stock”	Recitals

“Company Disclosure Schedule”	Article V

“Company Employees”	Section 7.9(b)

“Company Properties”	Section 5.11(b)

“Company Rights Agreement”	Section 5.2(b)

“Company SEC Reports”	Section 5.7

“Company Stock Option Plans”	Section 2.2(a)

“Company Subsidiaries”	Section 5.1(b)

“Confidentiality Agreement”	Section 7.7

“Director Plan”	Section 2.2(a)

“DOJ”	Section 7.2

“Effective Time”	Section 1.3

“Employee Programs”	Section 5.14(a)

“Encumbrances”	Section 5.11(c)

“Equity Plan”	Section 2.2(a)

“Exchange Agent”	Section 3.1(a)

“Exchange Fund”	Section 3.1(a)

“FTC”	Section 7.2

“Financing Letters”	Section 4.4

“Governmental Entity”	Section 4.3

“Indemnified Parties”	Section 7.6(a)

“Lenders”	Section 4.4

“Liquidated Amount”	Section 9.2(b)

“MBCA”	Recitals

“MBCL”	Recitals

“MGL”	Section 1.1

“Massachusetts Courts”	Section 10.9

“Merger”	Recitals

“Merger Consideration”	Section 2.1(c)

“MergerCo”	Preamble

“Options”	Section 2.2(a)

“Other Filings”	Section 7.2

“Parent”	Preamble

“Parent Disclosure Schedule”	Article IV

“Parent Financial Statements”	Section 4.7

“Parent Financing Notice”	Section 7.10

“Premium Limit”	Section 7.6(c)

“Property Restrictions”	Section 5.11(b)

“Proxy Statement”	Section 7.1(a)

“Rights”	Recitals

“SOX”	Section 5.1(c)

“Securities Laws”	Section 5.7

“Special Meeting”	Section 7.1(a)

“Surviving Corporation”	Section 1.1

“Third Party”	Section 7.5(a)

“Transition Period”	Section 7.9(b)

“Voting Agreements”	Recitals

“Voting Agreement Stockholders”	Recitals

10.4 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

10.5 Non-Survival of Representations, Warranties, Covenants and Agreements. Except for Sections 7.6 and 7.9 and any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time, none of the representations, warranties, covenants and agreements contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, and thereafter there shall be no liability on the part of either Parent, MergerCo or the Company or any of their respective officers, directors or stockholders in respect thereof. Except as expressly set forth in this Agreement, there are no representations or warranties of any party hereto, express or implied.

10.6 Miscellaneous. This Agreement (a) constitutes, together with the Confidentiality Agreement, the Voting Agreements, the Company Disclosure Schedule and the Parent Disclosure Schedule, the entire agreement and supersedes all of the prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, (b) shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and is not intended to confer upon any other person (except as set forth below) any rights or remedies hereunder and (c) may be executed in two or more counterparts which together shall constitute a single agreement. Sections 7.6 and 7.9 are intended to be for the benefit of those persons described therein and the covenants contained therein may be enforced by such persons. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Massachusetts Courts, this being in addition to any other remedy to which they are entitled at law or in equity.

10.7 Assignment. Except as expressly permitted by the terms hereof, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties.

10.8 Severability. If any provision of this Agreement, or the application thereof to any person or circumstance is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.

10.9 Choice of Law/Consent to Jurisdiction. All disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to its rules of conflict of laws. Each of the Company, Parent and MergerCo hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of the courts of the Commonwealth of Massachusetts and of the United States District Court for the District of Massachusetts (the “Massachusetts Courts”) for any litigation arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Massachusetts Courts and agrees not to plead or claim in any Massachusetts Court that such litigation brought therein has been brought in any inconvenient forum. Each of the parties hereto agrees, (a) to the extent such party is not otherwise subject to service of process in the Commonwealth of Massachusetts, to appoint and maintain an agent in the Commonwealth of Massachusetts as such party’s agent for acceptance of legal process, and (b) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service. Service made pursuant to (a) or (b) above shall have the same legal force and effect as if served upon such party personally within the Commonwealth of Massachusetts. For purposes of implementing the parties’ agreement to appoint and maintain an agent for service of process in the Commonwealth of Massachusetts, each of Parent and MergerCo does hereby appoint CT Corporation, 2 Oliver Street, Boston, Massachusetts 02109, as such agent.

10.10 Gender Neutral. Wherever used herein, a pronoun in the masculine gender shall be considered as including the feminine gender unless the context clearly indicates otherwise.

10.11 No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding among the parties hereto unless and until (a) the Company Board has approved, for purposes of Chapter 110F of the MGL and any applicable provision of the Articles of Organization, the terms of this Agreement, and (b) this Agreement is executed by the parties hereto.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, Parent, MergerCo and the Company have caused this Agreement to be executed under seal as of the date first written above by their respective officers thereunto duly authorized.

RC2 CORPORATION

By:	/S/ CURTIS W. STOELTING
Name: Curtis W. Stoelting
Title: Chief Executive Officer

RBVD ACQUISITION CORP.

By:	/S/ CURTIS W. STOELTING
Name: Curtis W. Stoelting
Title: President

By:	/S/ CURTIS W. STOELTING
Name: Curtis W. Stoelting
Title: Treasurer

THE FIRST YEARS INC.

By:	/S/ RONALD J. SIDMAN
Name: Ronald J. Sidman
Title: President

By:	/S/ JOHN R. BEALS
Name: John R. Beals
Title: Treasurer

APPENDIX B

Goldman, Sachs & Co.

85 Broad Street

New York, NY 10004

PERSONAL AND CONFIDENTIAL

June 4, 2004

The Board of Directors

The First Years Inc.

One Kiddie Drive

Avon, MA 02322-1171

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $0.10 per share (the “Shares”), of The First Years Inc. (the “Company”) of the $18.60 per Share in cash to be received by such holders pursuant to the Agreement and Plan of Merger, dated as of June 4, 2004 (the “Agreement”), among RC2 Corporation (“RC2”), RBVD Acquisition Corp., a wholly owned subsidiary of RC2, and the Company.

Goldman, Sachs & Co. and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the transaction contemplated by the Agreement (the “Transaction”). We expect to receive fees for our services in connection with the Transaction, the principal portion of which are contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. In addition, we may provide investment banking services to the Company and RC2 in the future. In connection with the above-described investment banking services, we may receive compensation. Lewis M. Weston, a Retired Partner of Goldman, Sachs & Co., is a director of the Company.

Goldman, Sachs & Co. is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman, Sachs & Co. and its affiliates may provide such services to the Company, RC2 and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of the Company and RC2 for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five years ended December 31, 2003; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; and certain internal financial analyses and forecasts for the Company prepared by its management. We also have held discussions with members of the senior management of the Company regarding the past and current business operations, financial condition and future prospects of the Company. In addition, we have reviewed the reported price and trading activity for the Shares, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the juvenile products industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as we considered appropriate.

B-1

The Board of Directors

The First Years Inc.

June 4, 2004

Page Two

We have relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company or any of its respective subsidiaries and we have not been furnished with any such evaluation or appraisal. Our opinion does not address the underlying business decision of the Company to engage in the Transaction. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $18.60 per Share in cash to be received by the holders of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/ Goldman, Sachs & Co.

B-2

APPENDIX C

FORM OF VOTING AGREEMENT

THIS VOTING AGREEMENT (“Agreement”), dated as of June 4, 2004, is made by and between RC2 Corporation, a Delaware corporation (“Parent”), and the undersigned holder (the “Stockholder”) of shares (the “Shares”) of common stock, par value $0.10 per share, of Foxboro, a Massachusetts corporation (the “Company”).

WHEREAS, Parent, Acquisition Corporation, a Massachusetts corporation and a wholly owned subsidiary of Parent (“MergerCo”) and the Company have entered into an Agreement and Plan of Merger, dated of even date herewith (as such agreement may be subsequently amended or modified, the “Agreement and Plan of Merger”), providing for the merger of MergerCo with and into the Company (the “Merger”);

WHEREAS, the Stockholder beneficially owns and has sole or shared voting power with respect to the number of Shares, and holds stock options or other rights to acquire the number of Shares indicated opposite the Stockholder’s name on Schedule 1 attached hereto;

WHEREAS, it is a condition to the consummation of the Merger that the Stockholder execute and deliver this Agreement on a date even herewith; and

WHEREAS, all capitalized terms used in this Agreement without definition herein shall have the meanings ascribed to them in the Agreement and Plan of Merger.

NOW, THEREFORE, in consideration of, and as a condition to, Parent entering into the Agreement and Plan of Merger and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by Parent in connection therewith, the Stockholder and Parent agree as follows:

1. Agreement to Vote Shares. The Stockholder agrees that, prior to the Expiration Date (as defined below), at any meeting of the stockholders of the Company or any adjournment thereof, or in connection with any written consent of the stockholders of the Company, with respect to the Merger, the Agreement and Plan of Merger or any Acquisition Proposal, the Stockholder shall:

(a) appear at such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum;

(b) from and after the date hereof until the Expiration Date, vote (or cause to be voted), or deliver a written consent (or cause a consent to be delivered) covering all of the Shares that such Stockholder shall be entitled to so vote, whether such Shares are beneficially owned by such Stockholder on the date of this Agreement or are subsequently acquired, (i) in favor of adoption and approval of the Agreement and Plan of Merger and all other transactions contemplated by the Agreement and Plan of Merger as to which stockholders of the Company are called upon to vote or consent; (ii) against any action or agreement that would reasonably be expected to result in a breach in any material respect of any covenant, representation or warranty of the Stockholder contained in this Agreement; and (iii) against any Acquisition Proposal, or any agreement or transaction that is intended to, or could reasonably be expected to, materially impede, interfere with, delay, postpone, discourage or materially and adversely affect the consummation of the Merger.

2. Expiration Date. As used in this Agreement, the term “Expiration Date” shall mean the earlier to occur of (a) the Effective Time, (b) such date and time as the Agreement and Plan of Merger shall be terminated pursuant to Article IX thereof, or (c) upon mutual written agreement of the parties to terminate this Agreement. Upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, such termination or expiration shall not relieve any party from liability for any willful breach of this Agreement prior to termination hereof.

3. Agreement to Retain Shares. From and after the date hereof until the Expiration Date, the Stockholder shall not, except as contemplated by this Agreement or the Agreement and Plan of Merger, directly or indirectly, sell, assign, transfer, or otherwise dispose of (including, without limitation, by the creation of a Lien (as defined in Section 4(c) below)), or enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, assignment or other disposition of, any Shares owned by the Stockholder, whether such Shares are held by the Stockholder on the date of this Agreement or are subsequently acquired prior to any meeting of stockholders held prior to the Expiration Date, whether by the exercise of any stock options to acquire Shares or otherwise. Notwithstanding the foregoing, the Stockholder may make (a) transfers by will or by operation of law or other transfers for estate planning purposes, in which case this Agreement shall bind the transferee, and (b) as Parent may otherwise agree in writing in its sole discretion.

4. Representations and Warranties of Stockholder. The Stockholder hereby represents and warrants to Parent as follows:

(a) the Stockholder has the complete and unrestricted power and the unqualified right to enter into and perform the terms of this Agreement;

(b) this Agreement (assuming this Agreement constitutes a valid and binding agreement of Parent) constitutes a valid and binding agreement with respect to the Stockholder, enforceable against the Stockholder in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally;

(c) except as set forth on Schedule 1, the Stockholder beneficially owns the number of Shares indicated opposite such Stockholder’s name on Schedule 1, free and clear of any liens, claims, charges or other encumbrances or restrictions of any kind whatsoever (“Liens”), and has sole or shared, and otherwise unrestricted, voting power with respect to such Shares; and

(d) the execution and delivery of this Agreement by Stockholder does not, and the performance by Stockholder of his obligations hereunder and the consummation by Stockholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Stockholder is a party or by which Stockholder is bound, or any statute, rule or regulation to which Stockholder is subject or, in the event that Stockholder is a corporation, partnership, trust or other entity, any bylaw or other organizational document of Stockholder.

5. Irrevocable Proxy. Subject to the last sentence of this Section 5, by execution of this Agreement, Stockholder does hereby appoint Parent with full power of substitution and resubstitution, as Stockholder’s true and lawful attorney and irrevocable proxy, to the fullest extent of the undersigned’s rights with respect to the Shares, to vote, if the Stockholder is unable to perform his or her obligations under this Agreement, each of such Shares solely with respect to the matters set forth in Section 1 hereof. Stockholder intends this proxy to be irrevocable and coupled with an interest hereunder until the Expiration Date and hereby revokes any proxy previously granted by Stockholder with respect to the Shares. Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate upon the Expiration Date of this Agreement.

6. No Solicitation. From and after the date hereof until the Expiration Date, Stockholder, in his capacity as a stockholder of the Company, shall not, nor, to the extent applicable to Stockholder, shall he permit any of his affiliates to, nor shall he authorize any officer, director or representative of, Stockholder or any of his affiliates to, (a) solicit, initiate or knowingly encourage (including by way of furnishing non-public information), or take other action to facilitate, any inquiries or the making of any proposal that constitutes an Acquisition Proposal, (b) participate in any discussions or negotiations regarding an Acquisition Proposal, (c) enter into any agreement with respect to an Acquisition Proposal (other than the Agreement and Plan of Merger), (d) solicit proxies or take any action to facilitate a “solicitation” (as such term is defined in Regulation 14A under the Exchange Act) with respect to an Acquisition Proposal (other than the Agreement and Plan of Merger), (e) initiate a stockholders’

vote or action by consent of the Company’s stockholders with respect to an Acquisition Proposal, or (f) except by reason of this Agreement become a member of a “group” (as such term is defined in Section 13(d) of the Exchange Act) with respect to any voting securities of the Company that takes any action in support of an Acquisition Proposal.

7. Specific Enforcement. The Stockholder has signed this Agreement intending to be legally bound thereby. The Stockholder expressly agrees that this Agreement shall be specifically enforceable in any court of competent jurisdiction in accordance with its terms against the Stockholder. All of the covenants and agreements contained in this Agreement shall be binding upon, and inure to the benefit of, the respective parties and their permitted successors, assigns, heirs, executors, administrators and other legal representatives, as the case may be.

8. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together shall constitute one and the same instrument.

9. No Waivers. No waivers of any breach of this Agreement extended by Parent to the Stockholder shall be construed as a waiver of any rights or remedies of Parent with respect to any other stockholder of the Company who has executed an agreement substantially in the form of this Agreement with respect to Shares held or subsequently held by such stockholder or with respect to any subsequent breach of the Stockholder or any other such stockholder of the Company. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

10. Miscellaneous. This Agreement to be governed by the laws of the Commonwealth of Massachusetts, without giving effect to the principles of conflicts of laws thereof. If any provision hereof is deemed unenforceable, the enforceability of the other provisions hereof shall not be affected.

11. Capacity as Stockholder. The Stockholder signs this Agreement solely in the Stockholder’s capacity as a stockholder of the Company, and not in the Stockholder’s capacity as a director, officer or employee of the Company or any of its subsidiaries or in the Stockholder’s capacity as a trustee or fiduciary of any ERISA plan or trust. Notwithstanding anything herein to the contrary, nothing herein shall in any way restrict a director and/or officer of the Company in the exercise of his or her fiduciary duties consistent with the terms of the Agreement and Plan of Merger as a director and/or officer of the Company or in his or her capacity as a trustee or fiduciary of any ERISA plan or trust or prevent or be construed to create any obligation on the part of any director and/or officer of the Company or any trustee or fiduciary of any ERISA plan or trust from taking any action in his or her capacity as a director of the Company.

12. No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the Board of Directors of the Company has approved, for purposes of any applicable anti-takeover laws and regulations, and any applicable provision of the Company’s Restated Articles of Organization, the possible acquisition of the Shares by Parent and MergerCo pursuant to the Agreement and Plan of Merger, (b) the Agreement and Plan of Merger is executed by all parties thereto, and (c) this Agreement is executed by all parties hereto.

13. Entire Agreement. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto.

[Signature Page Follows Next]

EXECUTED as of the date first above written.

STOCKHOLDER

Name:

RC2 CORPORATION
By:
Name:
Title:

SCHEDULE 11

Stockholder	Shares	Options

Notwithstanding anything in this Agreement to the contrary, the Stockholder does not represent that the Stockholder has any voting or other power with respect to any of the Shares set forth above which are Shares allocable to such Stockholder’s account under any employee stock ownership, deferred investment or other similar plan of the Company (other than for Shares allocable to the Stockholder’s account under an employee stock ownership plan for which the Stockholder does have voting power).

[1]	Shares include shares allocable to a stockholder’s account under the Company’s employee stock ownership, deferred investment or other similar plans of the Company.

The First Years Inc.

VOTE YOUR SHARES VIA THE INTERNET OR VIA TELEPHONE

Dear Stockholder:

Your vote is important and The First Years Inc. encourages you to submit your proxy electronically via the Internet or via telephone, both of which are available 24 hours a day, seven days a week.

•	To submit your proxy electronically via the Internet, go to the Website: http://www.votefast.com and follow the prompts. You must use the control number printed in the box on the reverse side of this card.

•	To submit your proxy via telephone, use a touch-tone telephone and call 1-800-542-1160. You must use the control number printed in the box on the reverse side of this card.

Also, if you have any questions or need assistance in voting, please call D.F. King & Co., Inc., toll-free at 1-800-859-8508. Stockholders calling from outside the U.S. and Canada may call collect at 1-212-269-5550. Office hours are weekdays from 8:00 a.m. to 9:00 p.m., and Saturday from 11:00 a.m. to 6:00 p.m., Eastern Daylight Time.

Your vote is important. Thank you for voting.

Please fold and detach card at perforation before mailing.

The First Years Inc.

One Kiddie Drive

Avon, Massachusetts 02322

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.

The undersigned hereby constitutes and appoints Ronald J. Sidman, Fred T. Page and John R. Beals, and each of them, as proxies (the “Proxies”) of the undersigned, with full power of substitution in each, and authorizes each of them to represent and to vote all shares of common stock, par value $0.10 per share, of The First Years Inc., a Massachusetts corporation, held of record by the undersigned as of the close of business on August 3, 2004, at the Special Meeting of Stockholders (the “Special Meeting”) to be held at the offices of Goodwin Procter LLP, 53 State Street, Boston, Massachusetts, on Tuesday, September 14, 2004, at 10:00 a.m., local time and at any adjournments or postponements thereof.

Your shares of The First Years common stock will not be voted unless a proxy form is signed and returned, a proxy is submitted via telephone or via the Internet or the shares are voted in person at the Special Meeting.

The undersigned hereby acknowledge(s) receipt of a copy of the accompanying Notice of Special Meeting of Stockholders and the Proxy Statement with respect thereto and hereby revoke(s) any proxy or proxies heretofore given.

PLEASE VOTE, DATE AND SIGN THIS PROXY ON REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

The First Years Inc.

c/o Corporate Election Services

P.O. Box 3230

Pittsburgh, PA 15230

VOTE BY TELEPHONE

Have your proxy card available and call Toll-Free 1-800-542-1160 using a touch-tone telephone. You will be prompted to enter your control number, which is listed below and acts as your electronic signature. Follow the simple telephone prompts presented to record your vote.

VOTE BY INTERNET

Have your proxy card available when you access the Website www.votefast.com. You will be prompted to enter your control number, which is listed below and acts as your electronic signature. Follow the simple screen prompts presented to record your vote.

VOTE BY MAIL

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: The First Years Inc., c/o Corporate Election Services, P.O. Box 3230, Pittsburgh, PA 15230-3230.

Vote by Telephone	Vote by Internet	Vote by Mail
Call Toll-Free using a touch-tone telephone:	Access the Website and cast your vote:	Sign and return your proxy in the postage-paid envelope provided
1-800-542-1160	www.votefast.com

Vote 24 hours a day, 7 days a week!

Your telephone or Internet vote must be received by 11:59 p.m. Eastern Daylight Time on Monday, September 13, 2004 to be counted in the final tabulation.

YOUR CONTROL NUMBER IS:

Please fold and detach card at perforation before mailing.

THE FIRST YEARS INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE SPECIAL

MEETING OF STOCKHOLDERS TO BE HELD ON TUESDAY, SEPTEMBER 14, 2004.

When properly executed, this proxy will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is given, this proxy will be voted FOR the proposals set forth on the reverse side hereof. In their discretion, the Proxies are each authorized to vote upon any other matters that may properly be brought before the Special Meeting and at any adjournments or postponements thereof. A stockholder wishing to vote in accordance with the Board of Directors’ recommendations need only sign and date this proxy and return it in the enclosed envelope.

		FOR	AGAINST	ABSTAIN
1.	To adopt and approve the Agreement and Plan of Merger, dated as of June 4, 2004, by and among The First Years Inc., RC2 Corporation and RBVD Acquisition Corp., a wholly-owned subsidiary of RC2, which provides for the merger of RBVD with and into The First Years, with The First Years being the surviving corporation, and each outstanding share of The First Years common stock to be converted into the right to receive $18.60 in cash.	☐	☐	☐

2.	To approve one or more adjournments of the Special Meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting, or at any adjournment or postponement thereof, to approve proposal 1 above.	☐	☐	☐

3.	To consider and act upon any other business as may properly come before the Special Meeting and any adjournments or postponements of that meeting.

SIGNATURE(S):                                                                       DATE:

NOTE: Please sign exactly as your name or names appear above. Where there is more than one holder, each should sign. When signing as an attorney, executor, officer, trustee or guardian, please give your full title as such. If executed by a corporation or partnership, the proxy should be executed in the full corporate or partnership name and signed by a duly authorized person, stating his or her title or authority.